                                      Filed pursuant to Rules 424(b)(4) and 430A
                                      Registration No. 333-9525


                               3,000,000 SHARES

                        [WHITE PINE LOGO APPEARS HERE]

                                 COMMON STOCK

                               ----------------

  All of the shares of Common Stock offered hereby are being sold by White Pine Software, Inc. ("White Pine" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the determination of the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "WPNE."

                               ----------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                                PAGE 6 HEREOF.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                             Price to   Underwriting Proceeds to
                                              Public    Discount(1)  Company(2)
--------------------------------------------------------------------------------
Per Share.................................     $9.00       $0.63        $8.37
Total(3)..................................  $27,000,000  $1,890,000  $25,110,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses, estimated to be $950,000, payable by the Company.
(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 450,000 shares at the Price to Public less the Underwriting Discount to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $31,050,000, $2,173,500 and $28,876,500, respectively. See "Underwriting."

                               ----------------

  The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the Common Stock will be made at the offices of Cowen & Company, New York, New York, on or about October 17, 1996.


COWEN & COMPANY

                           OPPENHEIMER & CO., INC.

                                                         VOLPE, WELTY & COMPANY

October 11, 1996

Accessing Information and Connecting People Around the World

[Graphic: White Pine Software, Inc. pine tree logo]
White Pine
Keeping You Connected

Leveraging the power of the global Internet and corporate intranets, White Pine's award-winning Enhanced CU-SeeMe brings people and information together.

[Graphic: Enhanced CU-SeeMe logo]

[Graphic: Computer monitor displaying Enhanced CU-SeeMe windows, including:
          (i) three pictures of videoconferencing participants; (ii) the WhitePineBoard, displaying the typewritten words "CU-SeeMe WhitePineBoard"; (iii) the Participants window; and (iv) a control panel.]

[Graphic: New Media Magazine's 1996 Hyper Award Byte Magazine's "Best of PC
          Expo '96 Winner" The Boston Computer Society's 1995 "Best of Show MacWorld Exposition" PC Computing four-star logo]


                               ----------------

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accountants and to make available quarterly reports containing unaudited financial information for the first three quarters of each year.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  White Pine develops, markets and supports multiplatform desktop connectivity software that facilitates worldwide video and audio communication and data collaboration across the Internet, intranets and other networks that use the Internet Protocol ("IP"). The Company's desktop videoconferencing software products, Enhanced CU-SeeMe and the White Pine Reflector, create a client-server solution that allows users to participate in real-time, multipoint videoconferences over the Internet and intranets. White Pine also offers its eXodus line of desktop X Windows software, which enables seamless interoperability between local and remote environments, and its 5PM line of terminal emulation software, which provides desktop access to data and applications residing on enterprise legacy systems.

  Until the 1990s, videoconferencing generally required expensive hardware-based systems that communicated through proprietary protocols. Even today, most videoconferencing systems are proprietary hardware-based products priced between $1,000 and $40,000. The relatively high price and limited interoperability of these systems have impeded the widespread adoption of videoconferencing as a means of communication. In 1992, researchers at Cornell University developed CU-SeeMe, real-time desktop videoconferencing software that enables users to communicate over the Internet with hardware as basic as
28.8 kbps modems and standard videocapture boards and video cameras. CU-SeeMe is distributed as freeware over the Internet. As a result of recent improvements in interoperability, bandwidth and other videoconferencing technology, as well as the emergence of the Internet as a mass communication medium, industry analysts have estimated that shipments of desktop videoconferencing systems will grow from approximately 100,000 units in 1995 to an estimated 20 million units in 2000.

  In June 1995, the Company secured from Cornell Research Foundation, Inc. the exclusive worldwide rights to license CU-SeeMe and its related software-only multipoint conferencing server. In March 1996, the Company introduced Enhanced CU-SeeMe, which provides real-time, one-way or two-way audio and video communication and data collaboration over the Internet at a suggested retail price of $99. Enhanced CU-SeeMe offers significant improvements in features and functionality over freeware CU-SeeMe, including color video and data collaboration through a white board, while maintaining operability over bandwidths as low as 28.8 kbps. Enhanced CU-SeeMe is available on multiple platforms and can be installed on most multimedia PCs without proprietary hardware. In May 1996, the Company began shipping the White Pine Reflector, the software-only server component of the Company's videoconferencing solution. The White Pine Reflector enables real-time, multipoint desktop videoconferencing, offers the ability to "cybercast" events to large audiences, and solves the complex problem of enabling videoconferencing over the Internet between users operating at different connection speeds. The White Pine Reflector is offered at suggested retail prices beginning at $395. Enhanced CU-SeeMe and the White Pine Reflector may be downloaded for evaluation, without any purchase obligation, from the Company's World Wide Web ("Web") site. Enhanced CU-SeeMe has been downloaded for evaluation approximately 450,000 times since March 1996, and the White Pine Reflector has been downloaded for evaluation more than 60,000 times since May 1996.

  White Pine's objective is to be a supplier of leading-edge network connectivity software solutions. The Company seeks to develop innovative, lower-priced, software alternatives to hardware connectivity products and to enhance its software solutions through additional functionality and features. To achieve this objective, the Company intends to extend its position as a leader in Internet-based videoconferencing by continuing to invest in research and development, leveraging the name recognition and installed base of freeware CU-SeeMe, and supporting emerging industry standards. The Company also intends to establish and extend strategic and OEM relationships with multinational firms that offer unique marketing or distribution opportunities or technological capabilities for Enhanced CU-SeeMe and the White Pine Reflector. In order to take advantage of industry trends, the Company intends to develop low-cost Web-enabled versions of its X Windows and terminal emulation products.

  The Company markets and sells its products through a combination of distributors, OEMs and strategic partners, through its direct sales organization and over the Internet. The Company's principal distributors include, among others, Ingram Micro, Inc. and Tech Data Corporation in the United States, Macnica, Inc. and dit Co., Ltd. in Japan, Hyundai Information Technology Company Ltd. in Korea, E92 Plus Ltd. in the United Kingdom and TCI in France. The Company's customers include businesses, government organizations, educational institutions and individual consumers.

                                  THE OFFERING

Common Stock offered hereby........ 3,000,000 shares
Common Stock to be outstanding af-
 ter the offering.................. 9,030,384 shares(1)
Use of proceeds.................... For repayment of indebtedness, working capital and other general corporate
                                    purposes, including potential acquisitions
Proposed Nasdaq National Market
 symbol............................ WPNE

--------
(1) Excludes, as of October 10, 1996, (i) 1,001,585 shares of Common Stock issuable upon the exercise of options at a weighted average exercise price of $1.79 per share, (ii) 471,750 shares of Common Stock reserved for future option grants under the Company's stock option plan and (iii) 100,000 shares of Common Stock reserved for issuance under the Company's employee stock purchase plan. See "Management--Benefit Plans" and Note 8 of Notes to the Company's Consolidated Financial Statements.

                                ----------------

  Unless otherwise indicated, all information in this Prospectus (i) except in the financial statements and notes thereto, reflects the conversion of all outstanding shares of the Company's common stock, $5.83 par value ("$5.83 Stock"), into 394,511 shares of the Company's common stock, $.01 par value ("Common Stock"), and the issuance of 20,000 shares of Common Stock upon exercise of a warrant held by Cornell Research Foundation, Inc. (the "Cornell Warrant"), all upon the closing of this offering, (ii) gives effect to the issuance of 209,050 shares of Common Stock issuable on or before December 15, 1996 upon the expiration of certain indemnification provisions entered into in connection with the Company's acquisition of About Software Corporation S.A.,
(iii) gives effect to the filing of an Amended and Restated Certificate of Incorporation (the "Restated Charter") and the adoption of Amended and Restated By-Laws (the "Restated By-Laws") upon the closing of this offering and (iv) assumes no exercise of the Underwriters' over-allotment option. See "Certain Transactions," "Description of Capital Stock" and "Underwriting."

                                ----------------

  EXODUS, EXODUS EXPRESS, EXODUS NFS, TGRAF, WHITE PINE, 5PM TERM OFFICE, 5PM PRO and 5PM TERM are trademarks of the Company. CU-SEEME is a registered trademark of Cornell Research Foundation, Inc. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  White Pine acquired all of the stock of About Software Corporation S.A. ("ASC") effective as of November 1, 1995. The following table sets forth summary statement of operations data for (i) White Pine Software, Inc. (not including ASC, "WPS") and ASC for the fiscal year ended December 31, 1995 on a pro forma consolidated basis, adjusted to give effect to WPS's acquisition of ASC as if such acquisition had occurred on January 1, 1995, (ii) WPS for the six months ended June 30, 1995 and (iii) the Company (which includes the consolidated operations of WPS and ASC) for the six months ended June 30, 1996. The table also presents summary balance sheet data for the Company as of June 30, 1996 on an actual basis and as adjusted. These financial data have been derived from unaudited financial statements and notes thereto included elsewhere in this Prospectus.

                                       PRO FORMA
                                     CONSOLIDATED
                                       WPS & ASC        WPS         COMPANY
                                     ------------- ------------- -------------
                                      FISCAL YEAR   SIX MONTHS    SIX MONTHS
                                         ENDED         ENDED         ENDED
                                     DEC. 31, 1995 JUNE 30, 1995 JUNE 30, 1996
                                     ------------- ------------- -------------
STATEMENT OF OPERATIONS DATA:
Total revenue.......................    $ 9,227       $3,425        $ 4,860
Income (loss) from operations.......     (1,396)         166         (1,855)
Net income (loss)...................     (1,171)         226         (1,888)
Net income (loss) per common and
 common equivalent share............                   $ .04         $ (.32)
Weighted average number of common
 and common equivalent shares
 outstanding........................                   6,118          5,901

                                                               JUNE 30, 1996
                                                           ---------------------
                                                           ACTUAL AS ADJUSTED(1)
                                                           ------ --------------
BALANCE SHEET DATA:
Cash and cash equivalents................................. $2,031    $25,983
Working capital...........................................  1,125     25,205
Total assets..............................................  7,010     30,962
Long-term debt, less current portion......................    312        171
Total stockholders' equity................................  3,168     27,388

--------
(1) Reflects the sale of the shares of Common Stock offered hereby at the initial public offering price of $9.00 per share, after deducting the underwriting discount and estimated offering expenses, the application of the net proceeds thereof and the exercise of the Cornell Warrant. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Company and its business before purchasing any shares of Common Stock offered hereby.

RECENT OPERATING LOSSES

  The Company incurred losses from operations of $3,646,000 in the fiscal year ended December 31, 1995 (including a non-recurring write-off of purchased research and development costs of $3,200,000) and $1,855,000 in the six months ended June 30, 1996. At June 30, 1996, the Company had an accumulated deficit of approximately $11,863,000. In the fiscal year ended December 31, 1995 and the six months ended June 30, 1996, the Company made significant expenditures for product development and sales and marketing in support of the product launch of Enhanced CU-SeeMe, which became commercially available in March 1996. The Company expects that it will be required to continue to invest heavily in product development and sales and marketing programs in order to be competitive and capture market share, particularly in the videoconferencing market. In addition, the Company has hired a significant number of employees since January 1995 and expects to continue hiring additional sales, customer service, management, software development and technical support employees during the remainder of 1996 as the Company continues to develop and expand its operations. This significant increase in its workforce may negatively impact the Company's results of operations in the future, particularly if sales of new products fall below expectations.

  Sales to Ingram Micro, Inc. represented 21% and 16% of the Company's total revenue in the fiscal years ended December 31, 1994 and 1995, respectively. The loss of, or a significant curtailment of purchases by, Ingram Micro, Inc., including a loss or curtailment due to factors outside of the Company's control, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers" and
Note 1 of Notes to the Company's Consolidated Financial Statements.

  As a result of the foregoing factors, the Company may incur further losses in the future. There can be no assurance that the Company will achieve profitable operations in any future period. In addition, as a result of the Company's acquisition of ASC on a purchase accounting basis in the fourth quarter of fiscal 1995 and the Company's decision to shift its focus to the development, marketing and support of videoconferencing software, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "--Transition of Product Focus; Dependence on New Products," "The Company," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEVELOPING MARKET; UNPROVEN ACCEPTANCE OF THE COMPANY'S NEW PRODUCTS

  The market for audio and video services and related software products for the Internet and intranets, such as Enhanced CU-SeeMe and the White Pine Reflector, has only recently begun to develop, is evolving rapidly and is expected to be characterized by an increasing number of market entrants. The Company's future success will depend in large part on the continued expansion of the videoconferencing market in general and the adoption of the Internet as a principal medium for commercial and consumer videoconferencing in particular. As is typical in a new and rapidly evolving industry, demand for and market acceptance of recently introduced products, such as Enhanced CU-SeeMe and the White Pine Reflector, are subject to a high level of uncertainty. Certain factors, including the present inability of subscribers of certain widely used on-line Internet access providers to use Enhanced CU-SeeMe over these providers' networks, the present inability to videoconference with users of other vendors' videoconferencing systems, difficulties in locating people on the Internet and uncertainty regarding vendors' willingness to adopt industry standards, may limit demand for and market acceptance of Enhanced CU-SeeMe and the White Pine Reflector. The continuation of such uncertainty or of such limitations may have a material adverse effect on sales of Enhanced CU-SeeMe and the White Pine Reflector and on the Company's business, financial condition and results of operations. Also, enterprises that have already invested substantial resources in other means of communicating information may be reluctant or slow to adopt videoconferencing generally and Internet videoconferencing in particular. As a result of networking latencies, data packet loss and significant variations in Internet infrastructure and users' set-ups and configurations, the quality of audio communications over the Internet is inferior to the quality of conventional telephone conversations and the quality of video communications over the Internet may vary from connection to connection and in certain instances may be inferior to the quality of hardware-based videoconferencing systems. As a result, there can be no assurance that videoconferencing communications over the Internet and intranets will become widespread or that Enhanced CU-SeeMe or the White Pine Reflector will become widely installed.

  Moreover, the market for Internet services and software has developed only recently. Commercial use of the Internet has been constrained by customer demands for increased accessibility, reliability, speed, security and support, and there can be no assurance that the infrastructure or complementary products necessary for the Internet to become a viable medium of business communications and activity in general, and as a medium of videoconferencing communications in particular, will develop. In particular, there can be no assurance that access to the Internet will continue to be available on a widespread basis, that the Internet will not experience dramatic and unforeseen technological difficulties, that the Internet will not be plagued by computer viruses or other destructive technologies, that the introduction of complementary products and technologies such as high speed modems and security procedures for commercial transactions will not be delayed, that the development and adoption of new standards and communications protocols will not be delayed, that the current pricing structure for access to the Internet will continue, or that growth in the number of users or the level of usage of the Internet will not exceed the capacity of the Internet infrastructure to serve all potential users. Moreover, critical issues concerning the commercial use of, distribution of information on, and governmental regulation of the Internet (including access, security, quality of services, price, ease of use, property ownership, and liability and other legal issues) remain unresolved and may affect both the growth of the Internet and the Company's business. As the Internet and the related infrastructure continue to evolve, there can be no assurance that the Internet will not develop in unforeseen directions that will have a material adverse effect on the Company's business, financial condition and results of operations. For example, because the performance of the Company's products depends on, among other things, the availability of adequate bandwidth on network connections, any significant reduction in the rate of improvement of the available speed of network data transmission could have a material adverse effect on the Company's business, financial condition and results of operations.

  If for any reason the market for Internet videoconferencing services fails to grow, grows more slowly than anticipated or becomes saturated with competitors' products, the Company's business, financial condition and results of operations will be materially and adversely affected.

COMPETITION

  The market for videoconferencing products and services is extremely competitive, and the Company expects that competition will intensify in the future. The Company believes that the principal competitive factors in the videoconferencing industry are price, video and audio quality, interoperability, functionality, reliability, service and support, hardware platforms supported, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the adoption and evolution of industry standards, the pricing policies of its competitors and suppliers, the timing of the introduction of new software products and services by the Company and others, the Company's ability to hire and retain employees, and industry and general economic trends. The Company anticipates that in the near future the videoconferencing market will experience intense competition in the form of product bundling or significant price reductions. The Company currently competes, or expects to compete, directly or indirectly with the following categories of companies: (i) traditional hardware-based videoconferencing companies, such as PictureTel Corporation, VTEL Corporation and Compression Labs, Incorporated; (ii) emerging videoconferencing technology companies, such as Cinecom Corporation, Connectix Corporation, Creative Labs, Inc. and VDONet Corp.; (iii) vendors of operating systems and browsers such as Microsoft Corporation, which recently introduced NetMeeting, a product that enables point-to-point audio and data communication over the Internet, and Netscape Communications Corporation, which recently acquired Insoft, Inc. and its audio and videoconferencing technology; (iv) videoconferencing support companies, such as VideoServer, Inc., Lucent Technologies, Inc. and Accord Ltd.; and (v) other companies developing videoconferencing systems. PictureTel

Corporation and Intel Corporation each recently announced plans to license products competitive with Enhanced CU-SeeMe to manufacturers of personal computers and modems for inclusion in prepackaged multimedia and other systems. In July 1996, Intel Corporation also announced a cross-licensing agreement with Microsoft Corporation to share implementations of certain industry standards and application frameworks, which the Company expects will enhance the competitiveness of the products offered by both companies. In addition, because the barriers to entry in the software market are relatively low and the potential market is large, the Company anticipates continued growth in the industry and the entrance of new competitors in the future. Enhanced CU-SeeMe and the White Pine Reflector also compete with videoconferencing software that is available on the Internet and can be downloaded by users for either no charge or extended evaluation. Cornell Research Foundation, Inc. (the "Cornell Foundation") makes CU-SeeMe ("Freeware CU-SeeMe") and a related server freely available over the Internet. See "Business--Proprietary Rights."

  In the market for X Windows products, the Company faces significant direct competition from a number of PC X server software vendors, including Hummingbird Communications Ltd., NetManage, Inc., Network Computing Devices, Inc. and Walker Richer and Quinn Inc., as well as indirect competition from manufacturers of dedicated X terminals. The Company's principal competitor in this market is Hummingbird Communications Ltd., the largest supplier of X server software products for the PC platform. To the extent that these and other companies introduce new or enhanced PC X server software products, the Company will face increased competition.

  In the terminal emulation market, the Company currently competes with the following categories of companies: (i) vendors of International Business Machines Corporation host connectivity products, including Attachmate Corp. and Wall Data Incorporated; (ii) vendors of TCP/IP terminal emulation products, including FTP Software, Inc. and NetManage, Inc.; and (iii) vendors of Digital Equipment Corporation and Hewlett-Packard Company host connectivity products, including Walker Richer and Quinn Inc.

  Many of the Company's current and potential competitors, including Hummingbird Communications Ltd., Intel Corporation, Microsoft Corporation, Netscape Communications Corporation and PictureTel Corporation, have significantly longer operating histories and/or significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in material price reductions or loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations.

  To remain competitive, the Company will need to continue to invest in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company may have relationships, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market shares. Such an eventuality could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

  The Company has experienced fluctuations in its quarterly results of operations and anticipates that such fluctuations will continue and could increase. The Company's quarterly results of operations may vary significantly depending on a number of factors, some of which are outside of the Company's control. These factors include the timing of the introduction or acceptance of new products offered by the Company or its competitors, changes in demand for Internet services, changes in the mix of products provided by the Company, changes in pricing strategies by the Company and its competitors, changes in the markets served by the Company, changes in regulations affecting the industry, changes in the Company's operating expenses, capital expenditures and other costs relating to the expansion of operations, changes in its personnel and general economic conditions. In addition, fluctuations in exchange rates may render the Company's products less competitive relative to local product offerings or result in foreign exchange losses. To date, the Company has not engaged in exchange rate hedging activities to minimize the risks of such fluctuations. Although the Company may seek to implement hedging techniques in the future with respect to its foreign currency transactions, there can be no assurance that such hedging techniques will be successful. Historically, the Company's revenue in the third quarter of each calendar year has been adversely affected by seasonal reductions in business activity in Europe and certain other parts of the world during the summer months. There can be no assurance that the Company will be able to achieve or maintain profitability in the future or that its levels of profitability will not vary significantly among quarterly periods. Fluctuations in results of operations may result in volatility in the price of the Common Stock.

  A significant portion of the Company's expenses are fixed and difficult to reduce in the event that revenue does not meet the Company's expectations, thus magnifying the adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products, services or technologies could cause customers to defer or cancel purchases of the Company's products. Any such deferral or cancellation could have a material adverse effect on the Company's business, financial condition and results of operations. Accordingly, revenue shortfalls can cause significant variations in results of operations from quarter to quarter and could have a material adverse effect on the Company's business, financial condition and results of operations.

  As a result of the foregoing factors, it is possible that in some future quarter the Company's results of operations will be below prior results or the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABILITY TO MANAGE CHANGE

  The Company has recently experienced significant growth in the number of its employees, the demands on its operating and financial systems, and the geographic area of its operations. In particular, the Company acquired ASC, a French corporation, and its California-based subsidiary in the fourth quarter of 1995. This growth has resulted in new and increased responsibilities for the Company's administrative, operational, development and financial personnel. Additional expansion by the Company may further strain the Company's management, financial and other resources. Certain executive officers of the Company have joined the Company only recently, including Brian
L. Lichorowic, its Vice President of Marketing, who joined the Company in August 1996; Richard M. Darer, its Chief Financial Officer and Vice President of Administration, who joined the Company in May 1996; Killko A. Caballero, its Senior Vice President of Research and Development and Chief Technology Officer, who joined the Company in November 1995; and Jack A. Dutzy, its Vice President of Sales, Americas, who joined the Company in October 1995. There can be no assurance that the Company will be successful in hiring the personnel necessary to manage its changing business. The Company's success depends to a significant extent on the ability of its new executive officers to operate effectively, both independently and as a group, and this ability may be impeded by past and future geographic expansion of the Company internationally and domestically. In addition, the Company relocated its corporate headquarters to larger facilities in Nashua, New Hampshire in late August 1996 to accommodate its expanded operations, and this relocation may result in delays and interruptions as the Company seeks to build its marketing infrastructure and relationships, to develop significant new versions of its products and to consummate the offering made hereby. The Company also recently moved the remainder of its servers offsite to a third party's facilities in order to decrease the likelihood of system failures. There can be no assurance that the Company's systems, procedures, controls and space will be adequate to support expansion of the Company's operations. The Company's future results of operations will depend on the ability of its officers and key employees to manage changing business conditions and to continue to improve its operational and financial control and reporting systems. Any failure of the Company's management to manage change effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees," "--Facilities" and "Management."

TRANSITION OF PRODUCT FOCUS; DEPENDENCE ON NEW PRODUCTS

  Since its inception, the Company has derived a substantial majority of its revenue from licenses of terminal emulation and X Windows software products. These products are expected to continue to generate a significant but declining portion of the Company's revenue for the foreseeable future. As a result, any factor adversely affecting sales of these products, such as shifting of management focus and Company resources, increased price competition, the introduction of technologically superior products by competitors or the release of competing products by companies with significantly greater resources and name recognition, could have a material adverse effect on the Company's business, financial condition and results of operations.

  In June 1995, the Company and the Cornell Foundation entered into an Exclusive Software License Agreement (the "License Agreement") that granted to the Company the exclusive worldwide right to develop, modify, market, distribute and sublicense commercial versions of Freeware CU-SeeMe and its related server. Since that time, the Company has significantly redirected its efforts, and particularly its product development and marketing efforts, to focus on its videoconferencing products. As of September 30, 1996, 31 of the Company's 43 research and development employees were devoted to developing Internet videoconferencing technologies. The Company began shipping Enhanced CU-SeeMe and the White Pine Reflector in March 1996 and May 1996, respectively, and therefore has not had the opportunity to determine the extent to which these products will succeed in the marketplace. A number of companies have introduced, or have announced plans to introduce, videoconferencing software that will compete with Enhanced CU-SeeMe and the White Pine Reflector, including software for use over the Internet. The Company's future success will depend in significant part on its ability to develop and introduce new products and to continue to improve the performance, features and reliability of its products, including Enhanced CU-SeeMe and the White Pine Reflector, in response to both competing product offerings and evolving marketplace demands. There can be no assurance that the Company will be successful in developing new products or that any new products will be accepted in the marketplace. The Company's future success will also depend on its ability to comply with developing industry standards for videoconferencing over the Internet. The introduction of competing products that incorporate new technology or the emergence of new industry standards may render the Company's existing products obsolete and unmarketable. Any failure or inability of Enhanced CU-SeeMe, the White Pine Reflector or other new products to perform substantially as anticipated or to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products" and "--Competition."

DEPENDENCE UPON LICENSE AGREEMENT; LIMITED PROPRIETARY PROTECTION

  The Company's success is heavily dependent upon its proprietary technology. The Company's videoconferencing products, Enhanced CU-SeeMe and the White Pine Reflector, are commercial versions of Freeware CU-SeeMe and its related server. The Company's ability to develop, modify, market, distribute and sublicense Enhanced CU-SeeMe and the White Pine Reflector, as well as the right to use the trademark "CU-SeeMe," derives entirely from the License Agreement with the Cornell Foundation. In order to maintain the exclusivity provisions of the License Agreement, the Company must meet certain staffing, product introduction and sublicensing obligations. There can be no assurance that the Company will meet these obligations. Any failure to meet such obligations will permit the Cornell Foundation to grant licenses to other companies, including competitors of the Company, to develop, sell and sublicense commercial versions of Freeware CU-SeeMe and its related server. In addition, the Company's right to issue sublicenses is contingent upon the Company's continued marketing of commercial versions of Freeware CU-SeeMe and its related server. Even if the Company fulfills such obligations, the License Agreement has a fixed term ending December 1, 1998. Although the License Agreement contains certain provisions for automatic annual renewal, the License Agreement may be terminated by the Cornell Foundation for "cause." Under the License Agreement, "cause" includes failure by the Company to pay any amount due under the License Agreement, if not cured within 30 days of written notice of such failure to pay, or any "material breach" of the License Agreement by the Company, if not cured within 90 days of written notice of such breach. "Material breach" includes failure to exercise due diligence to develop, manufacture and market commercial versions of Freeware CU-SeeMe and its related server, failure to grant sublicenses as required by the License Agreement, failure to maintain quality control over the Company's commercial versions of Freeware CU-SeeMe and its related server, and failure to develop and exploit the market to the extent necessary to meet the Company's minimum royalty obligations under the License Agreement. Any termination of the License Agreement would have a material adverse effect on the Company's business, financial condition and results of operations. The License Agreement requires that the Company pay royalties based on the Company's net revenue from its commercial versions of Freeware CU-SeeMe and its related server (subject to certain minimum per-copy royalties) and share sublicensing income with the Cornell Foundation. The License Agreement also requires that the Company make certain annual minimum royalty payments, including minimum payments based on royalties from sublicensing. As of the date of this Prospectus, the Company has not paid the minimum amount payable with respect to sublicensing royalties for the period from June 1, 1995 through November 30, 1996; the failure to pay this minimum amount by November 30, 1996 would constitute "cause" for termination of the License Agreement, as described above. Moreover, Freeware CU-SeeMe and its related server are freely available on the Internet. Such availability may adversely affect sales of licenses for Enhanced CU-SeeMe and the White Pine Reflector. The Company also depends upon the Cornell Foundation, as the owner of the trademark "CU-SeeMe," to protect and enforce rights in the trademark. Any failure of the Cornell Foundation to protect or enforce such rights could substantially impair the value of such trademark and the Company's rights to use such trademark.

  The Company currently has no patents and relies primarily on copyright, trademark and trade secrets law, as well as employee and third-party non-disclosure agreements, to protect its intellectual property. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. Certain of the Company's products, including Enhanced CU-SeeMe and the White Pine Reflector, are licensed to customers under "shrink wrap" licenses included as part of the product packaging. Although in certain sales the Company's shrink wrap licenses are accompanied by specifically negotiated agreements signed by the licensee, in most cases its shrink wrap licenses are not negotiated with or signed by individual licensees. Certain provisions of the Company's shrink wrap licenses, including provisions limiting the Company's liability and protecting against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of certain jurisdictions. Also, the Company has delivered certain technical data and information relating to Enhanced CU-SeeMe and the White Pine Reflector to the United States government and, as a result, the United States government may have unlimited rights to use such technical data and information or to authorize others to use such technical data and information. There can be no assurance that the United States government will not authorize others to use such technical data and information for purposes competitive with those of the Company. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do laws in the United States. There can be no assurance that the protections afforded by the laws of such countries will be adequate to protect the Company's proprietary rights, the unenforceability of any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Litigation may be necessary to enforce the Company's intellectual property rights or to protect the Company's trade secrets. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Although the Company believes that its products and technology do not infringe the proprietary rights of others, there can be no assurance that third parties will not assert infringement and other claims against the Company or that such claims will not be successful. From time to time, the Company has received and may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the software industry have an increasing number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent or other intellectual property infringement. Third parties may assert exclusive patent, trademark, copyright and other intellectual property rights to technologies that are important to the Company. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertion or prosecution will not have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of the validity or the successful assertion of any such claims, the Company could incur significant costs and diversion of resources in defending such claims, which could have a material adverse effect on the Company's business, financial condition and results of operations.

Furthermore, any party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In circumstances where claims relating to proprietary technology or information are asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Proprietary Rights."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  Revenue from international sales represented 11%, 20% and 30% of the Company's total revenue in the fiscal years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively. The increased level of international revenue in the six months ended June 30, 1996 reflected the acquisition of ASC on a purchase accounting basis effective as of November 1, 1995. ASC generates a majority of its revenue from outside the United States. As part of its business strategy, the Company intends to seek opportunities to expand its product and service offerings into additional international markets. The Company believes that expansion into new international markets is critical to the Company's ability to continue to grow and to market its products and services. In marketing its products and services internationally, the Company will likely face new competitors. There can be no assurance that the Company will be successful in developing localized versions of its products for new international markets or in marketing or distributing products and services in these markets or that its international revenue will be adequate to offset the expense of establishing and maintaining international operations. The Company's international business may be adversely affected by changing economic conditions in foreign countries. The majority of the Company's sales are currently denominated in U.S. dollars, but there can be no assurance that a significantly higher level of future sales will not be denominated in foreign currencies. To the extent the Company makes sales denominated in currencies other than U.S. dollars, gains and losses on the conversion of those sales to U.S. dollars may contribute to fluctuations in the Company's business, financial condition and results of operations. In addition, fluctuations in exchange rates could affect demand for the Company's products and services. Conducting an international business inherently involves a number of other difficulties and risks, such as export restrictions, export controls relating to technology, compliance with existing and changing regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, software piracy, political instability, seasonal reductions in business activity in Europe and certain other parts of the world during the summer months, and potentially adverse tax consequences. There can be no assurance that one or more of these factors will not have a material adverse effect on any international operations established by the Company and, consequently, on the Company's business, financial condition and results of operations. See "Business--Strategy."

DEPENDENCE ON KEY PERSONNEL

  The Company's success to date has depended to a significant extent on Howard
R. Berke, its Chairman, President and Chief Executive Officer, David O. Bundy, its Vice President of Engineering, Killko A. Caballero, its Senior Vice President of Research and Development and Chief Technology Officer, and a number of other key management, engineering, research and development, sales and operational personnel. The loss of the services of Mr. Berke, Mr. Bundy or Mr. Caballero or any of the Company's other key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its future success will depend in large part on its ability to attract and retain highly qualified management, engineering, research and development, sales and operational personnel. In particular, the Company will need to hire and train additional software developers in order to support and increase its recent software licensing activities. Competition for all of these personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining key personnel. The failure of the Company to hire, train and retain qualified personnel could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company does not maintain key person life insurance policies on its key personnel, except for a policy with respect to Mr. Berke in the amount of $1.0 million. See "Business--Employees" and "Management."

RISKS ASSOCIATED WITH CREATING AND ACCESSING NEW DISTRIBUTION CHANNELS

  The Company's primary strategy for marketing Enhanced CU-SeeMe and the White Pine Reflector is to form channel relationships in key markets with major distributors. The Company also intends to license Enhanced CU-SeeMe and the White Pine Reflector to original equipment manufacturers ("OEMs"), value-added resellers ("VARs") and additional distributors for bundling with their products and services. The Company expects that its future success will depend in large part upon these OEMs, VARs and distributors. The performance of these OEMs, VARs and distributors will be outside the control of the Company, and the Company is unable to predict the extent to which these organizations will be successful in marketing and selling Enhanced CU-SeeMe or the White Pine Reflector or products incorporating Enhanced CU-SeeMe or the White Pine Reflector. The Company's failure to establish relationships with OEMs, VARs and distributors could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is currently seeking to establish distribution relationships with retail channels, including store chains, superstores and catalog sales, for Enhanced CU-SeeMe. The Company has no prior experience in selling software through retail channels, and no assurance can be given that it will succeed in establishing a retail network for Enhanced CU-SeeMe or that, if established, such a network will not result in unexpected expenses for inventory, returned software, distribution or otherwise. The Company's distributors typically carry the products of competitors of the Company, many of whom have substantially greater financial resources than the Company. The distributors have limited capital to invest in inventory, and their decisions to purchase the Company's products and, in the case of retail stores, to give them critical shelf space, are partly a function of pricing, terms and special promotions offered by the Company and its competitors, over which the Company has no control and which it cannot predict. See "Business--Marketing and Distribution."

  The Company also distributes certain of its products electronically through the Internet. By distributing its products through the Internet, the Company may decrease demand for its products and increase the likelihood of unauthorized copying and use of its software. The Company has allowed and intends to continue to allow customers to download certain of its products for a free evaluation period.

RISK OF PRODUCT DEFECTS

  Software developed and incorporated by the Company may contain significant undetected errors when first released or as new versions are released. Although the Company tests its software before commercial release, there can be no assurance that errors in the software will not be found after customers begin to use the software. Enhanced CU-SeeMe 2.1 for Windows, the release of which was announced on September 30, 1996, corrects a number of such errors in Enhanced CU-SeeMe 2.0. The Company intends to ship Enhanced CU-SeeMe 3.0, which the Company expects will support relevant Internet and International Telecommunications Union standards and incorporate a number of new features, in the first quarter of 1997. Any error in Enhanced CU-SeeMe 3.0, the White Pine Reflector or the Company's other products may result in decreased revenue or increased expenses because of adverse publicity, reduced orders, product returns, uncollectible accounts receivable, delays in collecting accounts receivable, and additional and unexpected costs of further product development to correct the errors. Any of these results could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is a defendant in 13 lawsuits pending in New York federal and state courts in which the plaintiffs claim to suffer from carpal tunnel syndrome, or "repetitive stress injuries," as a result of having used computer keyboards that are alleged to have been defectively designed by a predecessor of the Company. None of these suits has reached trial and additional information detrimental to the Company could be developed in the course of discovery. Although the Company has established a reserve for these suits that the Company believes is adequate, there can be no assurance that the Company's liabilities under these suits will not substantially exceed that reserve. See "Business--Legal Proceedings."

DEPENDENCE ON THIRD-PARTY SOFTWARE

  In addition to Freeware CU-SeeMe and its related server, the Company depends upon certain other software that it licenses from third parties, including voice compression technology from Voxware, Inc., global Internet conferencing "white pages" software from Four11 Corporation, video compression/decompression software ("codec") from Crystal Net Corporation and whiteboard software from Group Technologies, Inc. d/b/a Group Logic, Inc. and DataBeam Corporation. Certain of these licenses are for limited terms, have certain minimum royalty obligations or may be terminated if the Company breaches the terms of the license. There can be no assurance that these suppliers will continue to license this software to the Company on commercially reasonable terms. Most of the Company's third-party licenses are non-exclusive and there can be no assurance that the Company's competitors will not obtain licenses to and utilize such software in competition with the Company. There can be no assurance that licensors of software utilized in the Company's products will continue to provide, enhance or support such software in the form utilized by the Company, nor can there be any assurance that the Company will be able to modify its own software to adapt to any changes in the licensed software. In addition, there can be no assurance that financial or other difficulties that may be experienced by such third-party suppliers will not have a material adverse effect on the availability, quality or support of software incorporated in the Company's products, or that, if such software becomes unavailable, the Company would be able to find suitable alternatives on a timely basis and on commercially reasonable terms. The loss of or inability to maintain any of these licenses could result in the discontinuation of, or delays or reductions in, product shipments unless and until equivalent technology is identified, licensed and integrated with the Company's software, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Proprietary Rights."

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

  The Company may use a portion of the net proceeds of this offering to acquire or invest in companies, technologies or products that complement the Company's business or its product offerings. Any future acquisitions may result in a potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of software development costs or the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Future acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of any acquired company, the diversion of management's attention from other business concerns, the disruption of the Company's business, the entry into markets in which the Company has little or no direct prior experience and the potential loss of key employees of any acquired company. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with any such acquisition. The Company is not currently involved in negotiations with respect to, and has no agreement or understanding regarding, any such acquisition or investment.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  At present, there are few laws or regulations that specifically address access to or commerce on the Internet. The increasing popularity and use of the Internet, however, enhance the risk that the governments of the United States and other countries in which the Company sells or expects to sell its products will seek to regulate videoconferencing and the Internet with respect to, among other things, user privacy, pricing, and the characteristics and quality of products and services. Any such regulation could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because the Internet has only recently come into widespread use, it is not yet clear how existing laws governing issues such as libel, privacy and the ownership of intellectual property will apply to communications over the Internet. The Company is unable to predict the impact, if any, that existing or future legislation, legal decisions or regulations may have on its business, financial condition or results of operations. The Telecommunications Act of 1996, which was enacted in February 1996, purports to impose criminal liability on (i) any person that sends or displays in a manner available to minors indecent or patently offensive material on an interactive computer service such as the Internet and (ii) any entity that knowingly permits facilities under its control to be used for such activities. In

June 1996, a special three-judge panel in federal district court found these provisions unconstitutional and issued a preliminary injunction against their enforcement. The U.S. Department of Justice has appealed this decision to the U.S. Supreme Court. If these provisions are upheld or if similar provisions are enacted in the future, they may inhibit the growth or use of the Internet and chill the development of Internet content, thereby decreasing the demand for the Company's Internet videoconferencing products or otherwise having a material adverse effect on the Company's business, financial condition and results of operations. In March 1996, the America's Carriers Telecommunication Association ("ACTA"), a group of telecommunications common carriers, filed a petition (the "ACTA Petition") with the Federal Communications Commission (the "FCC"), arguing that providers (such as the Company) of computer software products that enable voice transmission over the Internet (Internet "telephone" services) are operating as common carriers without complying with various regulatory requirements and without paying certain charges required by law. The ACTA Petition argues that the FCC has the authority to regulate both the Internet and the providers of Internet "telephone" services and requests that the FCC declare its authority over interstate and international telecommunications services using the Internet, initiate rulemaking proceedings to consider rules governing the use of the Internet for the provision of telecommunications services, and order providers of Internet "telephone" software to immediately cease the sale of such software pending such rulemaking. Certain parties have filed comments with the FCC regarding the ACTA Petition. The Company is unable to predict the outcome of this proceeding. Any action by the FCC to grant the relief sought by ACTA or otherwise to regulate use of the Internet as a medium of communication, including any action to permit local exchange carriers to impose additional charges for connections used for Internet access, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

FUTURE CAPITAL REQUIREMENTS

  Expansion of the Company's business will require significant additional expenditures for research and development, sales and marketing, capital equipment and working capital. The Company expects that the net proceeds of this offering and its current cash balances will be sufficient to fund its operations for at least the next twelve months. The Company's capital requirements will depend on many factors, including the progress of its research and development efforts, the receipt of software license fees and other product revenue, and the demand for the Company's products. The Company's existing bank line of credit will expire on January 1, 1997. There can be no assurance that the Company will not need to raise additional funds through public or private financings or that, if needed, such funds will be available on acceptable terms. The inability of the Company to raise needed funds would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the offering. The initial public offering price of the Common Stock has been determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the offering. For a description of the factors considered in determining the initial public offering price, see "Underwriting." Factors such as quarterly variations in the Company's results of operations, announcements of technological innovations or new products by the Company, its competitors and others, market conditions in the industry and changes in financial estimates by public market analysts may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general has recently experienced substantial price and volume fluctuations, which have affected the market prices of many high technology companies, particularly Internet-related companies, and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may materially and adversely affect the market price of the Common Stock. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation against the Company could result in substantial costs and diversion of management's attention and other resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

SUBSTANTIAL INFLUENCE OF EXISTING STOCKHOLDERS

  After the sale of the shares of Common Stock offered hereby, the Company's executive officers, directors and five percent stockholders will beneficially own an aggregate of approximately 48% of the outstanding shares of Common Stock (approximately 46% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, if acting together, would effectively be able to control most matters requiring the approval of stockholders of the Company, including the election of directors or the approval of significant corporate matters. This concentration of ownership by existing stockholders may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

  Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through sales of its equity securities. Upon completion of this offering, there will be 9,030,384 shares of Common Stock outstanding (assuming no exercise of options outstanding after October 10, 1996), of which the 3,000,000 shares of Common Stock sold in this offering (plus an additional 450,000 shares which will be outstanding if the Underwriters' over-allotment option is exercised in full) will be freely tradeable in the United States without restriction under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 6,030,384 shares of Common Stock outstanding are "restricted securities" as defined in Rule 144 under the Securities Act (the "Restricted Shares"). Of the Restricted Shares, 5,946,321 shares are subject to lock-up agreements, pursuant to which the holders of such shares have severally agreed that, without the prior written consent of Cowen & Company, they will not offer, sell, assign, transfer, encumber, contract to sell, grant an option, right or warrant to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into, derivative of or exercisable or exchangeable for Common Stock for 180 days commencing on the date of this Prospectus, except for shares of Common Stock purchased in this offering or in the public market pursuant to brokers' transactions. Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares from the restrictions imposed by such agreements. Of the Restricted Shares not subject to such lock-up agreements, 40,824 shares will be eligible for immediate sale in the public market on the effective date of the registration statement of which this Prospectus forms a part (the "Effective Date") pursuant to Rule 144(k) under the Securities Act and an additional 417 shares will first become eligible for sale in the public market 90 days after the Effective Date pursuant to Rule 144, subject in certain cases to the volume limitations and other conditions imposed by Rule 144. Upon the expiration of the lock-up agreements 180 days after the date of this Prospectus, an additional 3,543,100 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144. The Securities and Exchange Commission (the "Commission") has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares to become eligible for sale in the public market pursuant to Rule 144. Based on securities outstanding as of October 10, 1996, it is expected that after the closing of this offering the holders of 5,844,974 shares of Common Stock (plus 294,044 shares of Common Stock issuable upon exercise of outstanding options) will have the right to cause the Company to register the sale of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." In addition, the Company intends to file one or more registration statements on Form S-8 with respect to 1,612,721 shares of Common Stock issued or issuable under its stock option plans, its employee stock purchase plan or other outstanding options. Shares covered by any such registration statement will be eligible for sale in the public market upon the effectiveness of such registration statement. See "Management--Benefit Plans" and "Shares Eligible for Future Sale."

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

  The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock and to facilitate future access by the Company to public equity markets. As of the date of this Prospectus, the Company has no specific plans for the use of a substantial portion of the net proceeds of this offering. The Company expects to use such proceeds to repay approximately $274,000 of indebtedness and to use the remaining approximately $23,886,000 of such proceeds for general corporate purposes, including working capital. Consequently, the Board of Directors and management of the Company will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."

ANTI-TAKEOVER EFFECT OF CHARTER PROVISIONS, BY-LAWS AND DELAWARE LAW

  The Restated Charter and the Restated By-Laws contain provisions that could discourage takeover attempts or make more difficult the acquisition of a substantial block of the Common Stock. The Restated Charter provides that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. The Restated By-Laws provide that special meetings of the Company's stockholders may be called by the President and must be called by the President or the Secretary at the written request of a majority of the directors. The Restated By-Laws provide that nominations for directors may not be made by a stockholder at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies the Company of its intentions a specified number of days in advance of the meeting and furnishes to the Company certain information regarding itself and the intended nominee. The Restated By-Laws also require a stockholder to provide to the Secretary of the Company advance notice of business to be brought by such stockholder before any annual or special meeting of stockholders as well as certain information regarding such stockholder and others known to support such proposal and any material interest they may have in the proposed business. These provisions could delay any stockholder actions that are favored by the holders of a majority of the outstanding stock of the Company until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding stock of the Company, could only take action at a duly called stockholders' meeting and not by written consent. In addition, the Board of Directors is authorized to issue shares of Common Stock and Preferred Stock which, if issued, could dilute and adversely affect various rights of the holders of Common Stock and, in addition, could be used to discourage an unsolicited attempt to acquire control of the Company.

  Following this offering, the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. The foregoing and other provisions of the Restated Charter and the Restated By-Laws and the application of Section 203 of the Delaware General Corporation Law could deter certain takeovers or tender offers or could delay or prevent certain changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Description of Capital Stock."

ABSENCE OF DIVIDENDS

  The Company has never declared or paid any cash dividends on its capital stock and does not currently expect to pay any cash dividends in the foreseeable future. In addition, the terms of the Company's existing bank line of credit and term loan prohibit the Company from declaring or paying cash dividends on the Common Stock. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers in the offering will experience immediate and substantial dilution in the pro forma net tangible book value per share of the Common Stock from the initial public offering price, in the amount of $6.12 per share. Additional dilution will occur upon the exercise of outstanding stock options. See "Dilution" and "Management--Benefit Plans."

                                  THE COMPANY

  The Company was incorporated under the laws of Delaware in April 1992 under the name Visual International, Inc. Visual International, Inc. served as a holding company and held substantially all of the stock of Visual T.I., Inc., which developed, manufactured and marketed video terminals, including early X Windows terminals, and related hardware and software.

  In August 1993, Visual T.I., Inc. was merged into Visual International, Inc. and, immediately thereafter, Visual International, Inc. acquired all of the outstanding stock of White Pine Software, Inc., a New Hampshire corporation. At the time of the acquisition, White Pine Software, Inc. developed, manufactured and marketed X Windows and terminal emulation software products for the Macintosh platform. In December 1993, White Pine Software, Inc. was merged into Visual International, Inc. Visual International, Inc., as the surviving corporation, changed its name to White Pine Software, Inc. as a part of its plan to focus on software connectivity.

  In April 1994, the Company extended its product lines by merging Grafpoint, a California corporation, into the Company. Through this transaction, the Company acquired Grafpoint's X Windows and terminal emulation software for PCs. The Grafpoint transaction also provided the Company with an operating office in California. Howard R. Berke, the Company's Chairman, President and Chief Executive Officer, and Carl A. Koppel, the Vice President of Sales, International, served as officers of Grafpoint prior to joining the Company.

  Effective as of November 1, 1995, the Company acquired all of the outstanding stock of ASC, a French corporation, and its wholly owned subsidiary, About Software Corporation, a California corporation. ASC developed the Company's 5PM line of terminal emulators, which are text-based host connectivity software products that complement the graphical windowing capabilities of the Company's other legacy connectivity products. This acquisition also provided the Company with an office in LaGaude, France that currently serves as the Company's European headquarters for sales, research and development, and technical support. Killko A. Caballero, the Company's Senior Vice President of Research and Development and Chief Technology Officer, served as an officer of ASC prior to joining the Company.

  In June 1995, the Company and the Cornell Foundation entered into the License Agreement, which granted the Company the exclusive worldwide right to develop, modify, market, distribute and sublicense a commercial version of Freeware CU-SeeMe and its related software-only multipoint conferencing server. The License Agreement provides for royalty payments, including annual minimum payments, by the Company to the Cornell Foundation based on the Company's net revenue from Enhanced CU-SeeMe and the White Pine Reflector. The Company began shipping Enhanced CU-SeeMe and the White Pine Reflector in March 1996 and May 1996, respectively.

  References in this Prospectus to the "Company" and "White Pine" refer to White Pine Software, Inc. and its subsidiaries. The Company's principal executive offices are located at 542 Amherst Street, Nashua, New Hampshire 03063, its telephone number is (603) 886-9050 and its e-mail address is info@wpine.com.

                                USE OF PROCEEDS

  The net proceeds to the Company of the sale of the shares of Common Stock offered hereby at the initial public offering price of $9.00 per share are estimated to be $24,160,000 ($27,926,500 if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses. The Company also expects to receive $60,000 on or before the closing of this offering from the exercise of the Cornell Warrant, which will expire upon the closing of this offering. See "Business-- Proprietary Rights." The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock and to facilitate future access by the Company to the public equity markets.

  The Company intends to use a portion of the net proceeds of this offering to repay all of the indebtedness outstanding at the time this offering is completed under certain French franc-denominated loans from Credit Agricole Mutual, Alpes-Maritimes Regional Division. At June 30, 1996, FF340,486, FF71,974 and FF972,309 (approximately $67,423, $14,252 and $192,536, based upon foreign currency exchange rates as of August 28, 1996) were outstanding under loans bearing interest at different variable rates (11.55%, 8.75% and 7.25%, respectively, at August 28, 1996). The loans mature on different dates between March 1998 and October 1998.

  The Company intends to use the remainder of the net proceeds of this offering for working capital and other general corporate purposes. The Company may use a portion of these net proceeds to acquire or invest in companies, technologies or products that complement the Company's business or its product offerings. While the Company from time to time may evaluate potential acquisitions or investments, the Company is not currently involved in negotiations with respect to, and has no agreement or understanding regarding, any such acquisition or investment. Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See "Risk Factors--Management's Discretion as to Use of Unallocated Net Proceeds."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently anticipates that it will retain future earnings, if any, to fund the development and growth of its business and therefore does not expect to pay any cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs, and plans for expansion. The terms of the Company's existing bank line of credit and term loan prohibit the Company from declaring or paying cash dividends on Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996 (i) on an actual basis and (ii) as adjusted to reflect the issuance and sale of the shares of Common Stock offered hereby (at the initial public offering price of $9.00 per share, after deducting the underwriting discount and estimated offering expenses), the application of the net proceeds thereof, the conversion of all outstanding shares of $5.83 Stock, the exercise of the Cornell Warrant to acquire 20,000 shares of Common Stock and the filing of the Restated Charter. The following table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

                                                             JUNE 30, 1996
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Long-term debt, less current portion..................... $    312   $    171
                                                          --------   --------
Stockholders' equity:
  Preferred stock, $.01 par value; no shares authorized,
   issued or outstanding, actual; 5,000,000 shares
   authorized, no shares issued or outstanding, as
   adjusted..............................................      --         --
  Common stock, $.01 par value; 7,500,000 shares
   authorized and 5,591,810 shares issued and
   outstanding, actual; 30,000,000 shares authorized and
   9,006,321 shares issued and outstanding, as
   adjusted(1)...........................................       56         90
  Common stock (redeemable), $5.83 par value; 500,000
   shares authorized and 394,511 shares issued and
   outstanding, actual; no shares authorized, issued or
   outstanding, as adjusted..............................    2,300        --
  Additional paid-in capital.............................   12,577     39,063
  Accumulated deficit....................................  (11,863)   (11,863)
  Currency translation adjustments.......................       98         98
                                                          --------   --------
    Total stockholders' equity...........................    3,168     27,388
                                                          --------   --------
      Total capitalization............................... $  3,480   $ 27,559
                                                          ========   ========

--------
(1) Excludes, as of June 30, 1996, 949,884 shares of Common Stock issuable upon the exercise of options at a weighted average exercise price of $1.36. Between June 30, 1996 and October 10, 1996, the Company
    (i) rescinded the authority to grant additional options under the stock option plans in effect before July 18, 1996, (ii) adopted a successor incentive stock option plan to replace such stock option plans, (iii) reserved 550,000 shares of Common Stock for issuance pursuant to the newly adopted plan, (iv) granted options to purchase 78,250 shares of Common Stock, (v) issued 24,063 shares of Common Stock upon the exercise of options and (vi) adopted an employee stock purchase plan and reserved 100,000 shares of Common Stock for issuance pursuant to such plan. See "Management--Benefit Plans."

                                   DILUTION

  The pro forma net tangible book value of the Company as of June 30, 1996 was $1,772,868, or $.30 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, after giving effect to the conversion of the outstanding shares of $5.83 Stock and the exercise of the Cornell Warrant upon the closing of this offering. After giving effect to the sale of the shares of Common Stock offered hereby at the initial public offering price of $9.00 per share, after deducting the underwriting discount and estimated offering expenses, and the application of the net proceeds thereof, the Company's pro forma net tangible book value as of June 30, 1996 would have been $25,932,868 or $2.88 per share. This represents an immediate increase in pro forma net tangible book value of $2.58 per share to existing stockholders and an immediate dilution of $6.12 per share to investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:

Initial public offering price per share...........................       $9.00
  Pro forma net tangible book value per share at June 30, 1996.... $ .30
  Increase per share attributable to new investors................  2.58
                                                                   -----
Pro forma net tangible book value per share after offering........        2.88
                                                                         -----
Pro forma net tangible book value dilution per share to new
 investors........................................................       $6.12
                                                                         =====

  The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company (after giving effect to the conversion of the outstanding shares of $5.83 Stock and the exercise of the Cornell Warrant upon the closing of this offering), the total consideration paid, and the average price per share paid by existing stockholders and to be paid by the new investors, at the initial public offering price of $9.00 per share, before deducting the underwriting discount and estimated offering expenses:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing stockholders....... 6,006,321   66.7% $14,992,589   35.7%     $2.50
New investors............... 3,000,000   33.3   27,000,000   64.3      $9.00
                             ---------  -----  -----------  -----
  Total..................... 9,006,321  100.0% $41,992,589  100.0%
                             =========  =====  ===========  =====

  The foregoing table assumes no exercise of options outstanding after June 30, 1996. To the extent that such options were exercised after such date or are exercised in the future, there has been or will be further dilution to new investors. See "Risk Factors--Immediate and Substantial Dilution" and "Management--Benefit Plans."

                            SELECTED FINANCIAL DATA

  The following financial data of White Pine Software, Inc. (not including About Software Corporation S.A., "WPS") for the fiscal year (nine months) ended December 31, 1994 and the fiscal year ended December 31, 1995, and as of December 31, 1995, and of About Software Corporation S.A. ("ASC") for the nine months ended December 31, 1994 and the ten months ended October 31, 1995 have been derived from their respective audited financial statements included elsewhere in this Prospectus, which have been audited by Ernst & Young, independent auditors. The following table also sets forth the unaudited pro forma consolidated statement of operations data reflecting WPS's acquisition of ASC effective as of November 1, 1995, as if such acquisition had occurred on January 1, 1995. The following financial data for the six months ended June 30, 1995 and 1996, and as of June 30, 1996, have been derived from unaudited financial statements included elsewhere herein. In the opinion of management, the unaudited interim financial data presented reflect all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial data for each such period. Results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending December 31, 1996. These financial data should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                       PRO FORMA
                                              HISTORICAL                              CONSOLIDATED           HISTORICAL
                   ---------------------------------------------------------------- ---------------- ---------------------------
                                WPS                              ASC                   WPS & ASC          WPS         COMPANY
                   ------------------------------ --------------------------------- ---------------- ------------- -------------
                     FISCAL YEAR
                    (NINE MONTHS)    FISCAL YEAR    NINE MONTHS       TEN MONTHS      FISCAL YEAR     SIX MONTHS    SIX MONTHS
                        ENDED           ENDED          ENDED            ENDED            ENDED           ENDED         ENDED
                   DEC. 31, 1994(1) DEC. 31, 1995 DEC. 31, 1994(1) OCT. 31, 1995(2) DEC. 31, 1995(3) JUNE 30, 1995 JUNE 30, 1996
                   ---------------- ------------- ---------------- ---------------- ---------------- ------------- -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
 Software license
  fees...........       $4,365         $ 6,018                                                          $2,914        $ 4,304
 Services and
  other..........          600           1,166                                                             511            556
                        ------         -------                                                          ------        -------
 Total revenue...        4,965           7,184         $1,331           $2,043          $ 9,227          3,425          4,860
Cost of revenue..          655           1,247            150              226            1,473            415            921
                        ------         -------         ------           ------          -------         ------        -------
Gross profit.....        4,310           5,937          1,181            1,817            7,754          3,010          3,939
                        ------         -------         ------           ------          -------         ------        -------
Operating
 expenses:
 Sales and
  marketing......        1,637           2,517            592              688            3,204          1,173          2,810
 Research and
  development....        1,301           1,866            684              780            2,726            920          1,701
 General and
  administrative
  ...............        1,106           2,000            552            1,020            3,220            751          1,283
 Write-off of
  purchased
  research
  and development
  costs..........          --            3,200            --               --               --             --             --
                        ------         -------         ------           ------          -------         ------        -------
 Total operating
  expenses.......        4,044           9,583          1,828            2,488            9,150          2,844          5,794
                        ------         -------         ------           ------          -------         ------        -------
Income (loss)
 from
 operations......          266          (3,646)          (647)            (671)          (1,396)           166         (1,855)
                        ------         -------         ------           ------          -------         ------        -------
Other income
 (expense):
 Interest
  income.........           66              82            (49)             (52)              30             45             43
 Other, net......           80              68             71              157              225             27            (20)
                        ------         -------         ------           ------          -------         ------        -------
                           146             150             22              105              255             72             23
                        ------         -------         ------           ------          -------         ------        -------
Income (loss)
 before provision
 for income
 taxes...........          412          (3,496)          (625)            (566)          (1,141)           238         (1,832)
Provision for
 income taxes....           18              30            --               --                30             12             56
                        ------         -------         ------           ------          -------         ------        -------
Net income
 (loss)..........       $  394         $(3,526)        $ (625)          $ (566)         $(1,171)        $  226        $ 1,888
                        ======         =======         ======           ======          =======         ======        =======
Net income (loss)
 per common and
 common
 equivalent
 share...........       $  .06         $  (.65)                                                         $  .04        $  (.32)
                        ======         =======                                                          ======        =======
Weighted average
 number of common
 and common
 equivalent
 shares
 outstanding.....        6,085           5,451                                                           6,118          5,901
                        ======         =======                                                          ======        =======

                                                               COMPANY
                                                     ---------------------------
                                                     DEC. 31, 1995 JUNE 30, 1996
                                                     ------------- -------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................    $1,774        $2,031
Working capital.....................................       782         1,125
Total assets........................................     6,437         7,010
Long-term debt, less current portion................       385           312
Total stockholders' equity(4).......................     2,780         3,168

-------
(1) Effective as of April 1, 1994, WPS changed its fiscal year end from March 31 to December 31. Financial data for ASC are presented on a comparable basis.
(2) ASC was acquired by WPS effective as of November 1, 1995.
(3) See Unaudited Pro Forma Consolidated Statement of Operations and Notes thereto.
(4) The Company has never declared or paid cash dividends on its capital stock.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  White Pine develops, markets and supports multiplatform desktop connectivity software that facilitates worldwide video, audio and data communication across the Internet, intranets and other IP-based networks.

  In April 1994, the Company extended its product lines by merging Grafpoint, a California corporation, into the Company. Through this transaction, the Company acquired Grafpoint's X Windows and terminal emulation software for PCs. The Grafpoint transaction also provided the Company with an operating office on the west coast of the United States. In addition, Howard R. Berke, the Company's Chairman, President and Chief Executive Officer, and Carl A. Koppel, the Company's Vice President of Sales, International, served as officers of Grafpoint prior to joining the Company.

  The Company acquired ASC as a subsidiary effective as of November 1, 1995. ASC developed the Company's 5PM line of terminal emulators, which are text-based connectivity products that complement the graphical windowing capabilities of the Company's other products. This acquisition also provided the Company with a European headquarters in LaGaude, France for sales, research and development, and technical support. In addition, Killko A. Caballero, the Company's Senior Vice President of Research and Development and Chief Technology Officer, served as an officer of ASC prior to joining the Company.

  In June 1995, as a part of its continuing plan to focus on software connectivity products, the Company entered into the License Agreement with the Cornell Foundation, which granted to the Company the exclusive worldwide right to develop, modify, market, distribute and sublicense commercial versions of Freeware CU-SeeMe and its related software-only multipoint conferencing server. The Company commenced shipments of the initial commercial versions of Enhanced CU-SeeMe and the White Pine Reflector in March 1996 and May 1996, respectively. The Company anticipates that its revenue growth, if any, will depend on increased sales of Enhanced CU-SeeMe and the White Pine Reflector and on sales of new software connectivity products for the Internet and intranets. Accordingly, the Company intends to devote a substantial portion of its research and development and sales and marketing resources to technologies related to the Internet and intranets.

  The Company's revenue is derived from software license fees and fees for services related to its software products, primarily software maintenance fees. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position No. 91-1, "Software Revenue Recognition." Software license revenue is recognized upon execution of a contract or purchase order and shipment of the software, net of allowances for estimated future returns, provided that no significant obligations on the part of the Company remain outstanding and collection of the related receivable is deemed probable by management. An allowance for product returns is recorded by the Company at the time of sale and is measured periodically to adjust to changing circumstances, including increases in retail sales. Software maintenance fees, which are generally payable in advance and are non-refundable, are recognized ratably over the period of the maintenance contract, typically twelve months. Revenue from training and consulting services is recognized as services are provided. Software license fees, consulting fees and training fees that have been prepaid or invoiced but that do not yet qualify for recognition as revenue under the Company's policy, and prepaid maintenance fees not yet recognized as revenue, are reflected as deferred revenue.

  Research and development expenses are charged to income as incurred. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company capitalizes software development costs once the technological feasibility of a product has been established, which the Company considers to occur when a commercially viable working model of a product has been produced and tested. As of December 31, 1995, the Company had capitalized $250,000 of software development costs in accordance with SFAS No. 86, which is principally attributable to the Company's acquisition of ASC. The total amount of capitalized software development costs is included in other assets.

  Effective April 1, 1994, the Company changed its fiscal year end from March 31 to December 31.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, line items from the Company's statement of operations as a percentage of total revenue.

                                  FISCAL YEAR                  SIX MONTHS
                                 (NINE MONTHS)  FISCAL YEAR  ENDED JUNE 30,
                                     ENDED         ENDED     -----------------
                                 DEC. 31, 1994 DEC. 31, 1995  1995      1996
                                 ------------- ------------- -------   -------
Revenue:
 Software license fees.........       87.9 %        83.8 %      85.1 %    88.6 %
 Services and other............       12.1          16.2        14.9      11.4
                                     -----         -----     -------   -------
  Total revenue................      100.0         100.0       100.0     100.0
Cost of revenue................       13.2          17.4        12.1      19.0
                                     -----         -----     -------   -------
Gross profit...................       86.8          82.6        87.9      81.0
                                     -----         -----     -------   -------
Operating expenses:
 Sales and marketing...........       32.9          35.0        34.2      57.8
 Research and development......       26.2          26.0        26.9      35.0
 General and administrative....       22.3          27.8        21.9      26.4
 Write-off of purchased
  research and development
  costs........................        --           44.5         --        --
                                     -----         -----     -------   -------
  Total operating expenses.....       81.4         133.3        83.0     119.2
                                     -----         -----     -------   -------
Income (loss) from operations..        5.4         (50.7)        4.9     (38.2)
Interest income and other,
 net...........................        2.9           2.0         2.1       0.5
Provision for income taxes.....       (0.4)         (0.4)       (0.4)      1.1
                                     -----         -----     -------   -------
Net income (loss)..............        7.9 %       (49.1)%       6.6 %   (38.8)%
                                     =====         =====     =======   =======

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

  The Company acquired ASC effective as of November 1, 1995 and accounted for the acquisition as a purchase transaction. As a result, comparisons of the Company's results of operations for the six months ended June 30, 1995 and 1996 are not necessarily meaningful.

 Revenue

  Total revenue increased by 42% to $4,860,000 in the six months ended June 30, 1996 from $3,425,000 in the six months ended June 30, 1995. This increase resulted primarily from the acquisition of ASC effective as of November 1, 1995 and to a lesser extent from the introduction of Enhanced CU-SeeMe in March 1996. The increase was offset in part by a decrease in revenue from the Company's eXodus products.

  Revenue from sales outside the United States comprised 30% and 18% of total revenue for the six months ended June 30, 1996 and 1995, respectively. This increase was directly related to the acquisition of ASC, which generates a majority of its revenue from sales in Europe.

 Cost of Revenue

  Cost of revenue consists principally of costs of product media, manuals, packaging materials, product localization for international markets, duplication and shipping, as well as royalties and associated amortization of paid license fees relating to third-party software included in the Company's products. In addition, cost of revenue includes a warranty reserve, measured on a periodic basis, for the costs of upgrades and services. Cost of revenue as a percentage of total revenue increased to 19% for the six months ended June 30, 1996 as compared to 12% for the six months ended June 30, 1995. This percentage increase resulted primarily from the higher cost of revenue attributable to the new Enhanced CU-SeeMe product line as compared to the Company's other products. Certain third-party software incorporated in Enhanced CU-SeeMe bears higher royalty rates than the software incorporated in the Company's other product lines and also requires payment of upfront fees that are amortized over the respective periods of the software licenses. The Company intends to continue its strategy of improving the features and functionality of its products, particularly Enhanced CU-SeeMe, through the incorporation of third-party software and, as a result, the cost of revenue as a percentage of total revenue may continue to fluctuate.

 Sales and Marketing

  Sales and marketing expense consists primarily of costs associated with sales and marketing personnel, sales commissions, trade shows, advertising and promotional materials. Sales and marketing expense increased by 140% to $2,810,000 in the six months ended June 30, 1996 from $1,173,000 in the six months ended June 30, 1995, and increased as a percentage of total revenue to 58% from 34%. The increase was attributable approximately equally to (i) the additional sales force employed as part of the acquisition of ASC, effective as of November 1, 1995, (ii) the strengthening of the Company's sales and marketing organization through the hiring of additional personnel in channel development, marketing, communication, technical support and sales and (iii) the launch of Enhanced CU-SeeMe, which included increased advertising, trade show participation and other marketing-related programs. The Company intends to continue to increase sales and marketing efforts in connection with the first year of its marketing and sales of Enhanced CU-SeeMe and to hire sales and marketing personnel, but at a slower rate of increase than during the six months ended June 30, 1996.

 Research and Development

  Research and development expense consists primarily of costs of personnel and equipment. Research and development expense increased by 85% to $1,701,000 in the six months ended June 30, 1996 from $920,000 in the six months ended June 30, 1995. Research and development expense represented 35% and 27% of total revenue for the six months ended June 30, 1996 and 1995, respectively. The increase was attributable primarily to the employment of additional engineers as a result of the acquisition of ASC and to a lesser extent to the hiring of additional personnel for the product development team for Enhanced CU-SeeMe. The Company expects that research and development expense will increase in dollar amount in future periods as the Company continues to enhance its products, particularly Enhanced CU-SeeMe, and to introduce new products, such as Web-enabled versions of its eXodus and 5PM products.

 General and Administrative

  General and administrative expense consists of expenses relating to the Company's administrative, financial and general management activities, including legal, accounting and other professional fees. General and administrative expense increased by 71% to $1,283,000 in the six months ended June 30, 1996 from $751,000 in the six months ended June 30, 1995 and increased as a percentage of total revenue to 26% from 22%. The dollar and percentage increases were attributable primarily to the administrative support of the Company's new office in LaGaude, France as a result of the acquisition of ASC and to a lesser extent to increased personnel and systems costs related to the improved communications infrastructure for the Company's Internet and intranet access.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR (NINE MONTHS) ENDED DECEMBER 31, 1994

  Effective April 1, 1994, the Company changed its fiscal year end from March 31 to December 31. As a result, comparisons of the Company's results of operations for the fiscal years ended December 31, 1994 and 1995 are not necessarily meaningful.

 Revenue

  Total revenue, consisting of revenues from eXodus and 5PM software connectivity products and related services, increased by 45% to $7,184,000 in the fiscal year ended December 31, 1995 from $4,965,000 in the fiscal year ended December 31, 1994. Of this increase, approximately $1,400,000 was due to the inclusion of an additional three months of operations in the fiscal year ended December 31, 1995 and approximately $500,000 was due to the inclusion of two months of operations of ASC in that fiscal year. To a lesser extent, the increase in total revenue also reflected an increase in revenue from services and other fees attributable to a contract for one customer; the Company does not expect to continue to generate revenue from this customer at the same level in the future, as the contract for services expired pursuant to its terms.

  Revenue from sales outside the United States comprised 20% and 11% of total revenue for the fiscal years ended December 31, 1995 and 1994, respectively. During the fiscal years ended December 31, 1995 and 1994, Ingram Micro, Inc. accounted for approximately 16% and 21%, respectively, of the Company's total revenue.

 Cost of Revenue

  Cost of revenue as a percentage of total revenue increased to 17% for the fiscal year ended December 31, 1995 as compared to 13% for the fiscal year ended December 31, 1994. This percentage increase resulted primarily from the amortization of royalties and other fees under the License Agreement for the Enhanced CU-SeeMe product line incurred after the execution of the License Agreement in June 1995, but prior to the commercial introduction of Enhanced CU-SeeMe.

 Sales and Marketing

  Sales and marketing expense increased by 54% to $2,517,000 in the fiscal year ended December 31, 1995 as compared to $1,637,000 in fiscal year ended December 31, 1994 and increased as a percentage of total revenue to 35% from 33%. The percentage increase primarily reflected increased trade show participation. The percentage increase also resulted from the inclusion of European sales and marketing expense after the acquisition of ASC, and to a lesser extent from the addition of sales and marketing personnel, including staffing for channel development, technical publications, technical support, marketing communication and sales, in anticipation of the introduction of Enhanced CU-SeeMe.

 Research and Development

  Research and development expense increased by 43% to $1,866,000 in the fiscal year ended December 31, 1995 as compared to $1,301,000 for the fiscal year ended December 31, 1994 and represented 26% of total revenue in both periods. The dollar increase was primarily attributable to additions to the product development team for Enhanced CU-SeeMe.

 General and Administrative

  General and administrative expense increased by 81% to $2,001,000 in the fiscal year ended December 31, 1995 as compared to $1,106,000 in the fiscal year ended December 31, 1994 and increased as a percentage of total revenue to 28% from 22%. The dollar and percentage increases were attributable approximately equally to the administrative support of the Company's new office in LaGaude, France as a result of the acquisition of ASC, increased personnel and other costs related to the communications infrastructure for the Company's Internet and intranet access, and higher professional fees.

 Write-off of Purchased Research and Development Costs

  The Company acquired ASC effective as of November 1, 1995 and accounted for the acquisition as a purchase transaction. The assets acquired from ASC included "in-process technology" with a fair value of approximately $3,200,000. These costs were charged to operations upon consummation of the acquisition, due to a determination that there was no future value to the Company.

 Provision for Income Taxes

  The Company's provision for income taxes in the fiscal years ended December 31, 1995 and 1994 consisted of federal alternative minimum taxes and state and foreign income taxes. The Company expects that its effective tax rate for the foreseeable future will be lower than the combined federal and state statutory rate primarily as a result of the realization of net operating loss carryforwards. See Note 5 of Notes to the Company's Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  The Company financed its operations from April 1, 1994 to December 31, 1995 primarily through internally generated funds from operating activities. During the six months ended June 30, 1996, the Company financed its operations primarily through the use of cash and other liquid assets and through a private placement of equity securities.

  The Company's operating activities generated $642,000 in the fiscal year ended December 31, 1995 and used $133,000 in the fiscal year ended December 31, 1994. The Company's operating activities used cash of $1,577,000 in the six months ended June 30, 1996, primarily as a result of increased sales and marketing and research and development activities related to the release of Enhanced CU-SeeMe in March 1996.

  Cash used in investing activities has been primarily for the purchase of third-party software licenses and for capital expenditures. In addition, the Company incurred approximately $175,000 of acquisition costs for the purchase of ASC effective as of November 1, 1995.

  Cash provided by or used in financing activities was not material for either of the fiscal years ended December 31, 1995 and 1994. The Company received gross proceeds of $2,300,000 from a private placement of equity securities in the six months ended June 30, 1996.

  Capital expenditures totalled $303,000, $330,000 and $185,000 for the six months ended June 30, 1996 and the fiscal years ended December 31, 1995 and 1994, respectively. These expenditures consisted principally of purchases of computer systems and office equipment.

  On December 30, 1994, the Company entered into a commercial loan agreement with Fleet Bank--NH (the "Bank") providing for a $1,000,000 revolving line of credit. The commercial loan agreement was amended on August 29, 1995 to include a term loan in the initial principal amount of $53,000. The revolving line of credit expires on January 1, 1997, and the Company and the Bank have entered into negotiations for a successor credit line of $3,000,000 to be effective after January 1, 1997. The term loan is payable in monthly installments from September 1995 through August 2000. Borrowings under the line of credit and the term loan are secured by substantially all of the Company's assets, including a $515,000 certificate of deposit and all of the Company's computer software products (including all source code, object code, copyrights, trademarks and patents (if any) relating thereto). Amounts outstanding under the line of credit and the term loan bear interest at the Bank's prime rate plus 0.5% (8.75% at June 30, 1996). The commercial loan agreement requires that the Company provide the Bank with certain periodic financial reports and comply with certain financial and other ratios, including maintenance of a minimum net worth, a maximum ratio of total liabilities to tangible net worth, a minimum ratio of current assets to current liabilities and profitability determined on a rolling three-month basis. On July 31, 1996, the Company obtained a waiver from the Bank with respect to the Company's failure to satisfy the minimum ratio of current assets to current liabilities as of December 31, 1995 and the profitability covenant during the quarters ended December 31, 1995 and March 31, 1996; the waiver also extends to any and all further violations of these covenants occurring on or prior to September 30, 1996. At December 31, 1995 and June 30, 1996, no borrowings were outstanding under the revolving line of credit and $49,467 and $44,167 were outstanding under the term loan, respectively.

  At June 30, 1996, the Company had cash and cash equivalents of $2,031,000 and working capital of $1,125,000. The Company believes that the net proceeds of this offering, together with current cash, cash equivalents and marketable securities and funds, if any, generated from operations will be sufficient to fund the Company's operations and capital expenditures for at least the next twelve months.

  In the normal course of business, the Company evaluates acquisitions or investments in companies, technologies or products that complement the Company's business or product offerings. The Company is not currently involved in negotiations with respect to, and has no agreement or understanding regarding, any such acquisition or investment.

INFLATION

  Although certain of the Company's expenses increase with general inflation in the economy, inflation has not had a material impact on the Company's financial condition or results of operations to date.

RECENT ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangible assets and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's adoption of SFAS No. 121 in 1996 is not expected to have a material impact on its results of operations or financial condition.

  In November 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 addresses the financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 permits an entity either to record the effects of stock-based employee compensation plans in its financial statements or to present pro forma disclosures in the notes to its financial statements. In connection with its adoption of SFAS No. 123 during 1996, the Company intends to elect to provide the appropriate disclosures in the notes to its financial statements.

                                   BUSINESS

  White Pine develops, markets and supports multiplatform desktop connectivity software that facilitates worldwide video, audio and data communication across the Internet, intranets and other networks that use the Internet Protocol. The Company's desktop videoconferencing software products, Enhanced CU-SeeMe and the White Pine Reflector, create a client-server solution that allows users to participate in real-time, multipoint videoconferences and data collaboration over the Internet and intranets. White Pine also offers its eXodus line of desktop X Windows software, which enables seamless interoperability between local and remote environments, and its 5PM line of terminal emulation software, which provides desktop access to data and applications residing on enterprise legacy systems.

INDUSTRY BACKGROUND

  As computer usage and functionality have grown over the last two decades, businesses and other organizations have realized that they can greatly enhance the value of their computing resources by increasing interconnectivity between legacy host systems and networks of desktop personal computers ("PCs"). Terminal and X Windows emulation can be used within an enterprise to enable desktop PCs to access data and applications residing in legacy systems. In the 1970s, connectivity across enterprise boundaries was further enhanced through the development of the Internet Protocol ("IP"), a communications protocol standard. In the 1990s, IP's networking potential has been more fully realized with the emergence of the Internet as a mass communications medium capable of transmitting text and graphics and, more recently, audio and video. Organizations have also begun to use IP to establish intranets, which use the Internet to connect information systems within an enterprise as well as provide access to information systems of other enterprises.

 Legacy System Connectivity

  Terminal emulators were developed in the early 1980s to mimic "dumb" terminals that linked users to mainframe computers through a variety of proprietary communication protocols. As businesses' reliance on desktop PCs grew during the 1980s, vendors developed cost-effective, software-only products that enabled PCs to emulate text terminals for a variety of mainframe platforms and to provide additional functionality in the form of desktop applications. Later, vendors capitalized on the expanded graphical capabilities of PCs by developing high-end, graphical software emulators, often with improved feature sets. Software terminal emulation, which can now be performed over the Internet through IP, continues to provide easier and wider access to mission- critical data and applications residing on enterprise legacy systems.

  In 1984, software engineers at the Massachusetts Institute of Technology broadly expanded enterprise connectivity by developing the X Window System ("X Windows") for workstations and PCs. X Windows was designed as a standard independent of platforms, networks and operating systems, and it became the key underlying technology for the next generation of distributed computing. X Windows, which is based on a client-server computing model, permits a user to run multiple graphical applications simultaneously on a variety of platforms from a single X Windows terminal. Since 1990, virtually all X Windows applications have used IP networks to establish connectivity. As with terminal emulation products, vendors soon developed software-only X servers for desktop PCs, enabling large numbers of PCs to access data and applications across the enterprise, regardless of the platform, network or operating system used by the system on which the data or applications resided. An industry analyst has estimated that worldwide sales of PC X servers will grow from $109 million in 1995 to $216 million in 1998.

 Communication on the Internet and Intranets

  Use of the Internet has exploded in the 1990s as a result of the growing installed base of PCs and the emergence of the user-friendly World Wide Web (the "Web"). The Internet, an interconnected network of numerous public and private networks that links over 130 countries, is estimated by an industry analyst to have been used by more than 38 million people in 1995. At its heart lies IP, which allows for uniform, seamless communications in a multi-vendor, multi-provider public network. Recognizing that similar benefits can be realized by applying IP within an enterprise, businesses and other organizations have begun to establish private intranets that enable them to better distribute information to employees, connect disparate equipment and protect their investment in computer resources, as well as to share information with customers, vendors, partners and others.

  The rapid growth of the Internet has been largely attributable to its use as a communications medium. Initially, the Internet facilitated text-based communication applications such as e-mail, special interest bulletin boards and "chat." As multimedia PCs become commonplace, Internet usage is expanding to take advantage of new multimedia capabilities for real-time communications using one-way, on-demand "streamed" audio and video, Internet telephony and, ultimately, videoconferencing.

  Videoconferencing consists of real-time, one-way or two-way audio and video communication. It enables users at remote locations to enjoy many of the benefits of face-to-face meetings without the time and expense of travel. Like the mainframe solutions that dominated the early years of the computer industry, videoconferencing generally required expensive hardware-based systems that communicated through proprietary protocols. Today, most videoconferencing systems remain hardware-based and fit into three principal classes: room-based systems priced at or above $40,000, "roll-about" systems priced at less than $20,000, and hardware-based desktop systems priced as low as $1,000. Although each of these systems requires certain proprietary hardware, in recent years many vendors have been designing systems that comply with emerging international industry standards intended to facilitate interoperability among different vendors' videoconferencing systems. In the early 1990s, the International Telecommunications Union (the "ITU") began to establish standards for interactive audio, video and data communication over digital networks. By 1992, a number of vendors had introduced, and demonstrated interoperability among, videoconferencing systems that complied with early ITU standards. While the implementation of emerging industry standards and other technological improvements have helped to increase sales of hardware-based videoconferencing systems in recent years, the relatively high price and limited interoperability of these systems have impeded the widespread adoption of videoconferencing as a mass communication medium.

  In an effort to expand the availability of videoconferencing as a communications tool, a number of developers commenced efforts to develop software-based videoconferencing technology that did not require expensive proprietary hardware. In 1992, Cornell Information Technologies, a research institute at Cornell University, introduced freeware known as CU-SeeMe ("Freeware CU-SeeMe"). This real-time desktop videoconferencing software enables users to communicate over the Internet, independent of computer hardware and operating system. With Freeware CU-SeeMe, computer users around the world could engage in real-time video and audio communication using low-cost, easily available hardware, such as 28.8 kbps modems and standard videocapture boards and video cameras.

  Although Freeware CU-SeeMe lacks the reliability, functionality and features that are necessary to succeed in today's commercial marketplace, its popularity has demonstrated the potential market for a software-based videoconferencing solution that is able to connect users through the Internet. As industry standards for Internet-based videoconferencing emerge, a more developed IP-based solution could transform the multimedia PCs already installed in homes and offices into videoconferencing terminals at a fraction of the price of today's hardware-based systems. Industry analysts have estimated that shipments of desktop videoconferencing systems will grow from approximately 100,000 units in 1995 to an estimated 20 million units in 2000. A software solution for videoconferencing over the Internet and other IP-based networks could not only provide videoconferencing capabilities at a lower price but could also permit the addition of new features and the implementation of emerging standards through easily installable software upgrades.

THE WHITE PINE SOLUTION

  White Pine develops, markets and supports a variety of cross-platform connectivity software products, many of which the Company designed by applying its substantial IP connectivity experience. The Company seeks to develop innovative, lower-priced, software alternatives to hardware connectivity products and to enhance its software solutions through additional functionality and features. White Pine has been a leader in developing standards-based connectivity products that allow customers to access information within and across enterprises through local area networks ("LANs"), wide area networks ("WANs"), the Internet and intranets.

  The Company's videoconferencing products, Enhanced CU-SeeMe and the White Pine Reflector, create a software-only client-server solution for real-time, multipoint audio and video communication and data collaboration over the Internet. By developing videoconferencing products that require no proprietary hardware, White Pine is able to offer videoconferencing at a substantially lower price than vendors of traditional hardware-based systems and thereby encourage businesses and others to adopt it as a mass communication medium. The Company's exclusive license agreement with Cornell Research Foundation, Inc. (the "Cornell Foundation"), the technology licensing organization associated with Cornell University, provided the Company with the underlying technology for Enhanced CU-SeeMe and the White Pine Reflector and afforded the Company brand name recognition, an installed base and a time-to-market advantage over other vendors seeking to develop software videoconferencing solutions.

  Enhanced CU-SeeMe is available on multiple platforms and can be installed on most multimedia PCs without any proprietary hardware. By operating over the Internet, Enhanced CU-SeeMe substantially broadens the base of businesses, organizations and individuals able to engage in videoconferencing. The White Pine Reflector, the software-only server component of the Company's videoconferencing solution, allows users of Enhanced CU-SeeMe to participate in multipoint videoconferences with a nearly unlimited number of users. The White Pine Reflector also solves the complex problem of enabling real-time multipoint communication over the Internet between users operating at different connection speeds without degrading the quality of the entire conference to that of the slowest connection speed. Together, Enhanced CU-SeeMe and the White Pine Reflector, with their low prices, cross-platform capabilities and ease of use, enable corporations, government organizations, educational institutions and individuals worldwide to interact in real time without the time and expense of travel.

  White Pine's eXodus and 5PM products allow users throughout an enterprise to access mission-critical data and applications residing on legacy systems. These software products are competitively priced and easy to use, and they include a comprehensive set of features allowing for seamless integration with existing enterprise systems and newer intranet applications.

STRATEGY

  White Pine's principal business objective is to be a supplier of leading-edge network connectivity solutions. The Company plans to build upon its position as a leader in Internet-based videoconferencing and to offer customers complete intranet solutions by continuing to expand its connectivity product offerings. The key components of White Pine's strategy are as follows:

  Maintain Technological and Time-to-Market Leadership. The Company's Enhanced CU-SeeMe, introduced in March 1996, was the first commercially available Internet-based videoconferencing product. The Company believes that Enhanced CU-SeeMe's Internet-based videoconferencing technology, cross-platform capabilities, software-only and hardware-independent architecture, and scalability over a broad range of bandwidths provide significant competitive advantages. Enhanced CU-SeeMe has been featured in a number of industry publications and has won New Media Magazine's "1996 Hyper Award," Byte Magazine's "Best of PC Expo '96 Winner," PC Computing's four-star rating in its August 1996 issue and MacWorld's "Best of MacWorld" in December 1995. The Company intends to extend its leadership position in Internet-based videoconferencing by continuing to invest in research and development, establishing relationships with leading providers of complementary technologies and integrating Enhanced CU-SeeMe with products offered by third parties. The Company believes that its extensive experience in developing software connectivity products that give customers seamless access to information located on complex, heterogeneous networks will assist it in maintaining its technological leadership.

  Leverage Name Recognition and Installed Base of Freeware CU-SeeMe. The Company plans to leverage the brand name recognition of its videoconferencing product, Enhanced CU-SeeMe, and its predecessor, Freeware CU-SeeMe. The Company believes that this installed base of Freeware CU-SeeMe represents a significant competitive advantage for the Company in marketing Enhanced CU-SeeMe and intends to promote Enhanced CU-SeeMe in part through continued distribution and support of Freeware CU-SeeMe.

  Leverage Strength of White Pine Reflector Technology. The Company believes its success in the Internet-based videoconferencing market derives in part from the capabilities of the White Pine Reflector, the Company's software-only server technology for group videoconferencing. The Company intends to build upon the core White Pine Reflector technology through on-going product enhancements that will simplify Internet and intranet videoconferencing through Enhanced CU-SeeMe. The Company expects that the next major version of Enhanced CU-SeeMe, scheduled for release in the first quarter of 1997, will include enhancements such as conference scheduling, video directory services, video mail, video call forwarding, billing and improved conference security. As industry standards develop, the Company intends to release standards-compliant versions of the White Pine Reflector to permit end-users to take advantage of its capabilities, regardless of whether they are using Enhanced CU-SeeMe or a videoconferencing client system from another vendor.

  Establish and Extend Strategic Relationships. The Company intends to establish new strategic and original equipment manufacturer ("OEM") relationships and extend existing relationships with multinational firms that provide unique marketing or distribution opportunities or technological capabilities for Enhanced CU-SeeMe. The Company has already established marketing, distribution and technology relationships with companies such as Ingram Micro, Inc., Tech Data Corporation, BBN Planet Corporation, Videolabs, Inc. and Winnov, Inc. The Company also intends to use technology relationships to accelerate the delivery of enhanced product features and services to the Enhanced CU-SeeMe market. The Company has already established technology relationships with Voxware, Inc. for voice compression technology, Four11 Corporation for global Internet conferencing "white pages," and Utopia Inc. for Web and intranet integration services.

  Lead Standards Implementation for Interoperability. The Company believes that the continued adoption and implementation of industry standards for interoperability are crucial to the growth of the videoconferencing market. The Company is committed to implementing standards-based functionality into upcoming releases of Enhanced CU-SeeMe and the White Pine Reflector. The Company actively participates in key standards bodies, such as the International Multimedia Teleconferencing Consortium, the Internet Engineering Task Force and the X Consortium, and follows the development of standards by the ITU. The Company also participates in industry efforts to develop application frameworks, such as Netscape Communications Corporation's LiveMedia framework and Microsoft Corporation's ActiveX framework, to create interoperability among videoconferencing systems.

  Increase Market Penetration Outside North America. The Company intends to increase its international marketing activities for both the Company's videoconferencing products and its legacy connectivity products by identifying and engaging a recognized distributor in each major international market. The Company believes that this strategy will enable it to leverage each distributor's presence and experience in its local market. To that end, the Company has already established distribution relationships in Australia, France, Germany, Hong Kong, Japan, Korea and the United Kingdom. The Company maintains a salesforce and a multilingual support team in France. The Company also plans to introduce the first localized Internet-based videoconferencing product in each major international market. The Company's distributors have already introduced localized versions of Enhanced CU-SeeMe in Japan and Korea and the Company is developing localized versions for France and Germany. The Company believes that Asia will be the largest market for Internet-based desktop videoconferencing outside North America and in the near term intends to devote a significant portion of its international marketing resources to Asian countries.

  Extend Multiplatform Product Line to Web Browsers. Based upon the rapid growth of the Internet and the Web, the Company believes that users will increasingly rely less on computer operating systems, such as Microsoft Windows and Macintosh OS, and more on Web browsers, such as Microsoft Internet Explorer and Netscape Navigator, to access information and applications. As businesses and other organizations increase their use of the Internet and intranets, the Company intends to develop low-cost Web-enabled versions of its legacy connectivity products for each major Web browser. The Company also intends to continue to develop and introduce versions of each of its products for each principal operating platform. The Company currently ships versions of Enhanced CU-SeeMe, eXodus and 5PM for both Windows and Macintosh platforms.

PRODUCTS

  White Pine develops, markets and sells a variety of cross-platform software connectivity products for use over the Internet, intranets and other IP-based networks. The Company seeks to develop innovative, lower-priced software alternatives to hardware solutions and to enhance its software solutions through additional functionality and features. White Pine has been a leader in developing standards-based connectivity products that allow customers to access information within and across enterprises through LANs, WANs, the Internet and intranets.

 Videoconferencing

  White Pine develops, markets and sells Enhanced CU-SeeMe and the White Pine Reflector, which together create a software client-server videoconferencing solution for businesses, educational institutions, government organizations and individuals. These products enable a user to participate in live one-way, two-way or multipoint audio and video communication and data collaboration over the Internet and other IP networks at a significantly lower price than traditional hardware-based videoconferencing solutions.

  The following table sets forth the Company's videoconferencing products and their respective platforms, dates of initial shipment, descriptions and suggested retail prices.


                                 INITIAL
             OPERATING SYSTEM   SHIPMENT                                 SUGGESTED
   PRODUCT       PLATFORMS        DATE             DESCRIPTION          RETAIL PRICE
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
  Enhanced   Windows 95        March 1996  Desktop client software for      $99
   CU-SeeMe  Windows NT                    videoconferencing over IP
             Windows for                   networks
              Workgroups
             Windows 3.1
------------------------------------------------------------------------------------
  Enhanced   Macintosh PowerPC June 1996   Desktop client software for      $99
   CU-SeeMe  Mac 68000                     videoconferencing over IP
                                           networks
------------------------------------------------------------------------------------
  White      Windows NT         May 1996   Server software for          $395 and up
   Pine Re-  Windows 95                    multipoint videoconferencing
   flector                                 set-up and control
------------------------------------------------------------------------------------
  White      UNIX              April 1996  Server software for          $395 and up
   Pine Re-                                multipoint videoconferencing
   flector                                 set-up and control


  The Company also licenses Enhanced CU-SeeMe and the White Pine Reflector as a bundled package and offers site licenses and volume discounts for larger purchases.

  Enhanced CU-SeeMe

  Installed on a multimedia PC equipped with low-cost, easily available hardware, such as a 28.8 kbps modem, a standard videocapture board and a standard video camera, Enhanced CU-SeeMe enables real-time audio and video communication and data collaboration over the Internet and other IP networks. Enhanced CU-SeeMe has the following capabilities and features:

  . simultaneous viewing of up to eight videoconferencing participants;
  . data collaboration through the WhitePineBoard, a form of "whiteboard"
    software;
  . participation in live "cybercast" events;
  . intuitive, dynamic windowing of videoconferencing participants through the Participants List, which indicates presence by video, voice or chat; . automatic call initiation for frequently called addresses stored in the
    Phone Book;
  . software functions equivalent to call-waiting and caller-ID;
  . browser support for direct launch of Enhanced CU-SeeMe from any Web page; . support for a wide range of graphics modes, from 4-bit grayscale to 24-
    bit true color; and
  . ""chat'' function.

  Enhanced CU-SeeMe actively monitors the size and quality of each user's connection and adjusts transmission accordingly. Enhanced CU-SeeMe allows users to videoconference over bandwidths as low as 28.8 kbps and to improve video resolution and frame rate by taking advantage of the wider bandwidths provided by ISDN, LANs, cable modems and other technologies.

[Graphic: Two depictions of persons facing PCs equipped with video cameras, together with a double-headed arrow between and pointing to the two persons. The words "Internet or Intranet Connection" appear above the arrow, and the words "28.8 kbps up to 10Mbps" appear below the arrow.]

  Enhanced CU-SeeMe incorporates a variety of audio and video compression/decompression software ("codec") for use with different bandwidths and allows a user to select the appropriate audio and video codecs for the user's particular bandwidth. Its modular software architecture permits simple upgrades for newly developed audio and video codecs. Enhanced CU-SeeMe is easily installed as a result of its interoperability with most standard, non-proprietary hardware configurations.

  White Pine commenced shipments of Enhanced CU-SeeMe 2.0 for Windows 3.1, Windows for Workgroups and Windows 95 in March 1996, and Enhanced CU-SeeMe 2.0 for the Macintosh PowerPC and Macintosh 68000 platforms in June 1996. The Company announced the release of Enhanced CU-SeeMe 2.1 for Windows, which provides additional multicasting capability, improved audio performance and integrated directory services, on September 30, 1996; the Company expects to ship Enhanced CU-SeeMe 2.1 for Macintosh in the fourth quarter of 1996. The Company intends to release Enhanced CU-SeeMe 3.0 for Windows and Macintosh in the first quarter of 1997. Version 3.0 is expected to incorporate new features such as enhanced directory services, firewall support and echo cancellation, as well as whiteboard technology from DataBeam Corporation and general modifications to improve performance and ease of use. The Company expects that Enhanced CU-SeeMe 3.0 will support relevant Internet and ITU standards that enable interoperability among videoconferencing systems of different vendors and will be compatible with ActiveX, LiveMedia, QuickTime Conferencing and other application frameworks. The Company has also announced its plans to provide interoperability between Enhanced CU-SeeMe and Microsoft Corporation's NetMeeting communications and collaboration software.

  Enhanced CU-SeeMe has been featured in a number of industry publications and has won New Media Magazine's "1996 Hyper Award," Byte Magazine's "Best of PC Expo '96 Winner," PC Computing's four-star rating in its August 1996 issue and MacWorld's "Best of MacWorld" in December 1995.

  White Pine Reflector

  The White Pine Reflector is software-only technology that allows users of Enhanced CU-SeeMe to participate in multipoint videoconferences over the Internet with a nearly unlimited number of users without proprietary hardware. The White Pine Reflector solves the complex problem of enabling real-time multipoint communication over the Internet between users operating at different connection speeds without degrading the quality of the entire conference to that of the slowest connection speed. The White Pine Reflector has the following capabilities and features:

  . capacity to accommodate up to an aggregate of 100 participants in one or more simultaneous videoconferences on a single White Pine Reflector, depending on the processing power of the computer on which the White Pine Reflector is installed and the participants' connection speeds;

  . videoconferencing with a nearly unlimited number of conference participants through linkages to other White Pine Reflectors;

  . ability to "cybercast" live events to large audiences through linkages to other White Pine Reflectors;

  . bandwidth management;

  . ability to utilize multicast-capable networks;

  . conference security through conference identification, password and IP address verification;

  . compatibility with multiple platforms, including Windows 95, Windows NT and eleven versions of UNIX, including those offered by Sun Microsystems, Inc., Digital Equipment Corporation, International Business Machines Corporation, Hewlett-Packard Company and Santa Cruz Operations, as well as Linux; and

  . secure access through manual firewall configuration.

  The following diagrams illustrate the use of Enhanced CU-SeeMe and the White Pine Reflector in a simple group conference, an intranet group conference and a cybercast.

[Graphic: A depiction of a computer monitor containing the word "Reflector" (a
          "Reflector Symbol") connected by four lines of various widths to four depictions of persons facing PCs. Above each of the four lines, in order of decreasing width, are the terms "LAN," "WAN" "ISDN" and "28.8."]

  The White Pine Reflector allows videoconfrencing among users with different connection speeds without having to use the lowest common bandwidth.

[Graphic: Two Reflector Symbols connected by a thick line. The words "Intranet or Corporate WAN" appear above the line. The Reflector Symbol on the left is connected by two lines of different widths to three depictions of persons facing PCs. The word "ISDN" appears above the thinner line, and the word "LAN" appears above the thicker line. The words "Home Office" appear below the Reflector Symbol on the left. The Reflector Symbol on the right is connected by a line to three depictions of persons facing PCs. The word "LAN" appears above the line. The words "Remote Office" appear below the Reflector Symbol on the right.]

  Multiple White Pine Reflectors can work together to maximize conference quality and minimize bandwidth use.

Cybercast Mode

[Graphic: A depiction of a person facing a PC connected by a line to a Reflector Symbol, which in turn is connected by lines to three other Reflector Symbols, two of which are connected by lines to two depictions of persons facing PCs and one of which is connected by lines to three depictions of persons facing PCs.]

White Pine Reflectors can be linked to reach a nearly unlimited number of recipients.

  The White Pine Reflector deploys software-only technology to allow users with different connection speeds to conference with each other without degrading the quality of the entire conference to that of the slowest connection speed. For example, participants on a LAN can view dial-in users at lower frame rates while viewing each other or ISDN-based participants at higher frame rates. The White Pine Reflector manages streams and utilizes multicasting, if available, to minimize bandwidth use. The White Pine Reflector allows network providers to minimize the impact of videoconferencing on LANs by limiting the number of simultaneous participants in a videoconference or the speeds of participant connections.

  The Company commenced shipments of White Pine Reflector 2.0 for UNIX in April 1996 and White Pine Reflector 2.0 for Windows 95 and Windows NT in May 1996. The Company expects that White Pine Reflector 3.0 for Windows 95, Windows NT and UNIX, scheduled for release in the first quarter of 1997, will incorporate new conference management features for intranet and Internet service provider ("ISP") customers, including conference scheduling, enhanced data logging, user tracking and billing, call forwarding and transfer, and directory services. The Company expects that White Pine Reflector 3.0 will support relevant Internet and ITU standards, enabling multi-vendor interoperability and thereby increasing the number of systems through which users can videoconference.

  The Company believes that, to date, most users of Enhanced CU-SeeMe take advantage of publicly available White Pine Reflectors and freeware multipoint conferencing servers for group conferencing and cybercasts, such as the White Pine Reflectors maintained by the National Aeronautics and Space Administration, the National Science Foundation and the Global Schoolhouse Project. The Company expects that an increasing number of White Pine Reflectors will be maintained by businesses and other enterprises to permit private videoconferencing and cybercasting over LANs, WANs and intranets. Certain ISPs, such as BBN Planet Corporation and Utopia Inc., also maintain White Pine Reflectors for use by their respective subscribers.

 Legacy Connectivity Products

  The Company offers two lines of legacy connectivity products that allow businesses and other organizations to access data and applications residing on host workstations, mini-computers and mainframe computers from most widely-used desktop operating systems. Because the Company believes that users will increasingly rely less on computer operating systems and more on Web browsers to access information and applications, the Company intends to develop Web-enabled versions of its legacy connectivity products for major Web browsers.

  Graphical Windowing

  White Pine's eXodus products provide a comprehensive line of multiplatform X Windows solutions that permit seamless interoperability between local and remote environments. The Company's predecessor introduced the first eXodus product in 1989, and the Company most recently introduced eXodus 6.0 for Macintosh in April 1996. Each eXodus product incorporates an X server that connects users of most widely used desktop operating systems to UNIX, Windows NT, VMS and other multi-user computer platforms. These products permit users to establish connections over high-speed LANs as well as over standard telephone lines. Based on an industry analyst's report, the Company believes that eXodus for Macintosh, which won MacWeek's "Editors' Choice Award" in May 1996, is the market leader in providing X Windows solutions for Macintosh systems. At suggested retail prices of $195 to $295, these products sell for substantially less than competitive X Windows products. The Company intends to develop versions of eXodus to operate with major Web browsers and expects to ship the first of these products in the fourth quarter of 1996.

  The Company's eXodus eXpress products, introduced in the second quarter of 1995, provide access to X-compliant applications through serial links, such as ordinary telephone lines, for a suggested retail price of $195. These products require a host-side component, eXodus eXpress/Host, which the Company offers for a variety of host platforms at a suggested retail price of $195.

  eXodusNFS, introduced in July 1996, provides the functionality of an NFS client and UNIX-compatible network file access and remote printing for the Windows 3.1 and Windows 95 platforms. The NFS client is integrated into the Windows interface, permitting easier navigation around UNIX environments. eXodusNFS permits users to access and use network drives from a Windows desktop.

  Graphical Host Connectivity

  The Company offers ReGIS and Tektronix terminal emulation solutions for the Windows, Macintosh and UNIX platforms. The Company's Mac320 and Mac340 products, first introduced by a predecessor of the Company in 1986, provide complete emulation of the VT320 (text only) and VT340 (text and color graphics) hardware terminals from Digital Equipment Corporation. Most recently, the Company introduced Mac320 2.0.1 and Mac340 2.0.1 in September 1995. The Company offers these products at suggested retail prices of $99 to $349. The Company's TGRAF products, first introduced by a predecessor of the Company in 1984, provide Tektronix terminal emulation for Windows, DOS, Macintosh, UNIX and VMS platforms. The Company believes that TGRAF provides superior functionality to the more expensive and cumbersome proprietary terminals offered by the Company's competitors. The Company offers TGRAF, the most recent version of which was introduced in November 1995, at suggested retail prices of $295 to $595.

  Text-based Host Connectivity

  White Pine's 5PM products provide terminal emulation solutions to access data and applications residing on a variety of platforms, including those offered by Digital Equipment Corporation, International Business
Machines Corporation and Hewlett-Packard Company, as well as those offered by Siemens AG and Unisys Corporation, whose host systems are widely used in Europe. The Company offers 5PM Term, which provides full terminal emulation, scripting, hot keys, network and serial connection software, file transfer utilities, keyboard pallets and other features. The Company also offers 5PM Pro, which allows organizations to customize the various 5PM Term emulations for their particular applications. 5PM Pro permits users to create custom graphical user interfaces that both simplify access to legacy applications and provide more meaningful displays of data output. All 5PM products have an identical interface regardless of platform, allowing customers with large installed bases to purchase terminal emulation solutions from a single vendor and thereby minimize support and training costs.

  The Company introduced its first 5PM product in 1991 and most recently introduced 5PM Term 3.1.4 in July 1996. The Company offers 5PM Term products for each primary desktop operating system, including Windows 3.1, Windows 95, Windows NT and Windows for Workgroups as well as Mac and Power Mac, at suggested retail prices of $249 to $299 per terminal. The Company also bundles 5PM Term with a number of terminal tools and markets the package under the name 5PM Term Office at a suggested retail price of $399. Version 3.1.3 of 5PM Pro was introduced in February 1996 and is offered at a suggested retail price of $799. The Company intends to develop versions of its 5PM products to operate with major Web browsers and expects to ship the first of these products in the fourth quarter of 1996.

RESEARCH AND DEVELOPMENT

  The Company believes that its success to date has resulted from its technological innovation in the X Windows and terminal emulation markets. Since its inception, the Company has specialized in IP-based connectivity solutions for corporate customers and now provides what it believes to be the broadest line of multiplatform, software connectivity solutions in the market. Over the past two years, the Company has successfully introduced new X server and terminal emulation products for Windows and now offers competitive cross-platform solutions. In June 1995, the Company secured from the Cornell Foundation the exclusive worldwide rights to license the Freeware CU-SeeMe videoconferencing software and has since focused its development efforts on producing commercial versions of this software.

  The Company's research and development expenditures totalled $1,301,000, $1,866,000 and $1,701,000 in the fiscal years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively. The Company intends to continue to devote substantial resources to research and development. As of September 30, 1996, the Company employed 43 persons in engineering and research and development, of which 31 were devoted to research and development for Internet-based videoconferencing technologies. The Company intends to hire additional research and development personnel in the near future to further the Company's product development efforts. In addition, White Pine has established an ongoing technical relationship with the Cornell Foundation whereby the Cornell Foundation is contractually obligated to devote certain minimum personnel resources to the continued development of the Freeware CU-SeeMe technology and to supply all of the resulting improvements to the Company.

  Based upon the rapid growth of the Internet and the Web, the Company believes that users will increasingly rely less on computer operating systems and more on Web browsers to access information and applications. As a result, the Company has redirected its X server and terminal emulation development efforts towards Web-enabled and plug-in products that will integrate with Web browsers such as Netscape Navigator and Microsoft Internet Explorer. The Company expects to begin shipping these Web-enabled products during the fourth quarter of 1996.

MARKETING AND DISTRIBUTION

  The Company markets and sells its products through a combination of distributors, OEMs and strategic partners, its direct sales organization and over the Internet. The Company conducts marketing programs, including direct mail, advertising, public relations, distribution of product literature and other programs to support each of the channels, in order to position and promote its products and services. The Company maintains a Web site where prospective customers can obtain information about the Company's products and services and download certain software for evaluation. Marketing personnel provide price lists and product descriptions and assist the direct sales force through lead generation and sales training. The Company's primary strategy for marketing and distributing its videoconferencing products is to establish new strategic and OEM relationships and extend existing relationships with multinational firms that provide unique marketing or distribution opportunities or technological capabilities for Enhanced CU-SeeMe. The Company has already established distribution relationships in Australia, France, Germany, Hong Kong, Japan, Korea and the United Kingdom. The Company has also formed OEM or bundling relationships in order to provide customers with turnkey solutions and to facilitate product sales through distribution channels. The Company has established such relationships with VideoLabs, Inc., a manufacturer of digital cameras, and Digital Visions Inc. and Winnov, Inc., manufacturers of video boards. In the first quarter of 1996, the Company began to employ distributors to deliver Enhanced CU-SeeMe to consumers through retail channels. Enhanced CU-SeeMe is available in store chains and superstores, such as Egghead Software and RCS, and through catalogs, such as PC Compleat and Creative Computers PC Mall.

  The Company also sells Enhanced CU-SeeMe and the White Pine Reflector directly from its Web site. The Company believes that, since the commercial release of Enhanced CU-SeeMe 2.0 in March 1996, Enhanced CU-SeeMe has been downloaded for evaluation, without any purchase obligation, from the Company's Web site approximately 450,000 times and that, since the commercial release of the White Pine Reflector in May 1996, the White Pine Reflector has been downloaded for evaluation more than 60,000 times. There can be no assurance that downloads for evaluation will lead to sales of the Company's videoconferencing products.

  The Company also promotes its videoconferencing products by actively participating in major videoconferencing and other tradeshows such as the National Association of Broadcasters, Networld+Interop, PC Expo, Comdex, Internet World, Internet Expo and MacWorld. The Company periodically sponsors special events, such as cybercasts of the Microsoft World Wide Live and Developers Conference, a CompuServe Jimmy Buffett Concert, the Little League 50th Anniversary World Series and the 1996 Republican National Convention, in an effort to enhance the visibility of the Company and its products.

  The Company markets and sells its legacy connectivity products in the United States through its direct sales force and distributors and in other countries primarily through distributor relationships. The Company intends to continue this method of marketing and distributing its legacy connectivity products for the foreseeable future.

  International sales represented 11% and 20% of total revenue in the fiscal years ended December 31, 1994 and 1995, respectively, and 18% and 30% of total revenue in the six months ended June 30, 1995 and 1996, respectively.

  As of September 30, 1996, the Company had 41 employees in sales and marketing. The Company's sales force is located in Nashua, New Hampshire, San Jose, California and LaGaude, France.

CUSTOMERS

  The Company's customers include businesses, government organizations, educational institutions and individual consumers. The Company sells its software to end users and to OEMs that bundle the Company's software with other products. The following table sets forth certain customers of the Company from which the Company has derived, or expects to derive in the foreseeable future, a significant portion of its revenue in the indicated category:

                                                                   OEMS, ISPS, DISTRIBUTORS
                                      END USERS                     AND STRATEGIC PARTNERS
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
                       East Carolina       Navistar            BBN Planet Corporation
                        University          International
                       General Electric     Transportion Corp. Hyundai Information Technology
                        Capital                                 Company Ltd.
                        Services, Inc.     The Ohio State      Ingram Micro, Inc.
                                           University
  VIDEOCONFERENCING    MCI Communications  Southwestern Bell   Macnica, Inc.
                        Corp.
                       Merrill Lynch        Technology         Tech Data Corporation
                        Telecom
                        Finance            U.S. Department of  Utopia Inc.
                                            Defense
                       National            University of Utah  VideoLabs, Inc.
                        Aeronautics and
                        Space                                  Winnov Inc.
                        Administration
---------------------------------------------------------------------------------------------
                       Amgen Inc.          J.P. Morgan & Co.   Attachmate Corp.
                       Apple Computer,      Incorporated       CompuServe Incorporated
                        Inc.
                       AT&T Corp.          Kredietbank N.V.    Digital Equipment Corporation
                       Corning             Motorola, Inc.      Diversified Computer Systems,
                        Incorporated                            Inc.
                       The Dow Chemical    SNCF                E92 Plus Ltd.
  LEGACY CONNECTIVITY   Company            TRW Inc.            EA Systems Inc.
                       E.I. DuPont         Universite de       Ingram Micro, Inc.
                                            Lausanne
                        de Nemours &       U.S. West Inc.      Insignia Solutions Inc.
                        Company
                       Deere & Company                         Merisel Inc.
                                                               TCI

  Sales to Ingram Micro, Inc. represented 21% and 16% of the Company's total revenue in the fiscal years ended December 31, 1994 and 1995, respectively. See Note 1 of Notes to the Company's Consolidated Financial Statements. The loss of this customer could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any of the customers listed above will license software or purchase services from the Company in the future.

CUSTOMER SERVICE AND SUPPORT

  White Pine is committed to maintaining customer satisfaction and loyalty. As of September 30, 1996, White Pine employed 17 technical customer representatives located in New Hampshire, California and France to support and service its customer base. In the future, the Company intends to hire additional technical customer representatives to support the increasing installed base of Enhanced CU-SeeMe. In the event demand for customer service outpaces the Company's expectations, the Company may employ a third-party help-desk organization to provide additional support. The Company believes that certain of its distributors and OEM customers maintain separate customer support organizations for their respective customers. The Company provides back-up support to such organizations.

  The Company maintains a technical support hotline to answer customer inquiries and provides an on-line database of technical product information. The Company's support staff also responds to e-mail inquiries and monitors several e-mail mailing lists. Customer support specialists diagnose and solve technical problems related not only to the Company's products but also to other hardware and software with which the Company's products may interact. The Company tracks all support requests, including current status reports and historical customer interaction logs, using a series of customer databases. The Company uses customer feedback as a source of ideas for product improvements and enhancements.

  The Company intends to provide maintenance for Enhanced CU-SeeMe through a program of periodic technical upgrades. The price of the White Pine Reflector includes one year of maintenance services. For a fee, the Company will provide extended maintenance services to its White Pine Reflector customers and to certain volume purchasers of Enhanced CU-SeeMe. Customers who purchase site licenses for the White Pine Reflector are required to enter into a customer support and maintenance agreement. The Company's X Windows and terminal emulation customers can obtain service and support through the Company's eXtend Support Program, which for a fee entitles customers to priority service through a toll-free number and to free, automatic shipments of all enhancements and upgrades for legacy connectivity products licensed from the Company.

COMPETITION

  The market for videoconferencing products and services is extremely competitive, and the Company expects that competition will intensify in the future. The Company believes that the principal competitive factors in the videoconferencing industry are price, video and audio quality, interoperability, functionality, reliability, service and support, hardware platforms supported, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the adoption and evolution of industry standards, the pricing policies of its competitors and suppliers, the timing of the introduction of new software products and services by the Company and others, the Company's ability to hire and retain employees, and industry and general economic trends. The Company anticipates that in the near future the videoconferencing market will experience intense competition in the form of product bundling or significant price reductions. The Company currently competes, or expects to compete, directly or indirectly with the following categories of companies: (i) traditional hardware-based videoconferencing companies, such as PictureTel Corporation, VTEL Corporation and Compression Labs, Incorporated; (ii) emerging videoconferencing technology companies, such as Cinecom Corporation, Connectix Corporation, Creative Labs, Inc. and VDONet Corp.; (iii) vendors of operating systems and browsers such as Microsoft Corporation, which recently introduced NetMeeting, a product that enables point-to-point audio and data communication over the Internet, and Netscape Communications Corporation, which recently acquired Insoft, Inc. and its audio and videoconferencing technology; (iv) videoconferencing support companies, such as VideoServer, Inc., Lucent Technologies, Inc. and Accord Ltd.; and (v) other companies developing videoconferencing systems. PictureTel Corporation and Intel Corporation each recently announced plans to license products competitive with Enhanced CU-SeeMe to manufacturers of personal computers and modems for inclusion in prepackaged multimedia and other systems. In July 1996, Intel Corporation also announced a cross-licensing agreement with Microsoft Corporation to share implementations of certain industry standards and application frameworks, which the Company expects will enhance the competitiveness of the products offered by both companies. In addition, because the barriers to entry in the software market are relatively low and the potential market is large, the Company anticipates continued growth in the industry and the entrance of new competitors in the future. Enhanced CU-SeeMe also competes with videoconferencing software that is available on the Internet and can be downloaded by users for either no charge or for extended evaluation. Freeware CU-SeeMe and its related server are freely available over the Internet. See "Business--Proprietary Rights."

  In the market for X Windows products, the Company faces significant direct competition from a number of PC X server software vendors, including Hummingbird Communications Ltd., NetManage, Inc., Network Computing Devices, Inc. and Walker Richer and Quinn Inc., as well as indirect competition from manufacturers of dedicated X terminals. The Company's principal competitor in this market is Hummingbird Communications

Ltd., the largest supplier of X server software products for the PC platform. To the extent that these and other companies introduce new or enhanced PC X server software products, the Company will face increased competition.

  In the terminal emulation market, the Company currently competes with the following categories of companies: (i) vendors of International Business Machines Corporation host connectivity products, including Attachmate Corp. and Wall Data Incorporated; (ii) vendors of TCP/IP terminal emulation products, including FTP Software, Inc. and NetManage, Inc.; and (iii) vendors of Digital Equipment Corporation and Hewlett-Packard Company host connectivity products, including Walker Richer and Quinn Inc.

  Many of the Company's current and potential competitors, including Hummingbird Communications Ltd., Intel Corporation, Microsoft Corporation, Netscape Communications Corporation and PictureTel Corporation, have significantly longer operating histories and/or significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in material price reductions or loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations.

  To remain competitive, the Company will need to continue to invest in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company has a relationship, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share. Such an eventuality could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

  At present, there are few laws or regulations that specifically address access to or commerce on the Internet. The increasing popularity and use of the Internet, however, enhance the risk that the governments of the United States and other countries in which the Company sells or expects to sell its products will seek to regulate videoconferencing and the Internet with respect to, among other things, user privacy, pricing, and the characteristics and quality of products and services. Any such regulation could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because the Internet has only recently come into widespread use, it is not yet clear how existing laws governing issues such as libel, privacy and the ownership of intellectual property will apply to communications over the Internet. The Company is unable to predict the impact, if any, that existing or future legislation, legal decisions or regulations may have on its business, financial condition or results of operations.

  The Telecommunications Act of 1996, which was enacted in February 1996, purports to impose criminal liability on (i) any person that sends or displays in a manner available to minors indecent or patently offensive material on an interactive computer service such as the Internet and (ii) any entity that knowingly permits facilities under its control to be used for such activities. In June 1996, a special three-judge panel in federal district court found these provisions unconstitutional and issued a preliminary injunction against their enforcement. The U.S. Department of Justice has appealed this decision to the U.S. Supreme Court. If these provisions are upheld or if similar provisions are enacted in the future, they may inhibit the growth or use of the

Internet and chill the development of Internet content, thereby decreasing the demand for the Company's Internet videoconferencing products or otherwise having a material adverse effect on the Company's business, financial condition and results of operations.

  In March 1996, the America's Carriers Telecommunication Association ("ACTA"), a group of telecommunications common carriers, filed a petition (the "ACTA Petition") with the Federal Communications Commission (the "FCC"), arguing that providers (such as the Company) of computer software products that enable voice transmission over the Internet (Internet "telephone" services) are operating as common carriers without complying with various regulatory requirements and without paying certain charges required by law. The ACTA Petition argues that the FCC has the authority to regulate both the Internet and the providers of Internet "telephone" services and requests that the FCC declare its authority over interstate and international telecommunications services using the Internet, initiate rulemaking proceedings to consider rules governing the use of the Internet for the provision of telecommunications services, and order providers of Internet "telephone" software to immediately cease the sale of such software pending such rulemaking. Certain parties have filed comments with the FCC regarding the ACTA Petition. The Company is unable to predict the outcome of this proceeding. Any action by the FCC to grant the relief sought by ACTA or otherwise to regulate use of the Internet as a medium of communication, including any action to permit local exchange carriers to impose additional charges for connections used for Internet access, could have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

  The Company's videoconferencing products, Enhanced CU-SeeMe and the White Pine Reflector, are commercial versions of Freeware CU-SeeMe and its related server. Freeware CU-SeeMe and its related server were developed by Cornell Information Technologies, a research institute at Cornell University, and are freely available on the Web. In June 1995, the Company and the Cornell Foundation entered into an Exclusive Software License Agreement (the "License Agreement") that granted to the Company the exclusive worldwide right to develop, modify, market, distribute and sublicense commercial versions of Freeware CU-SeeMe and its related server, as well as the rights to appoint licensee distributors and to use the trademark "CU-SeeMe." The License Agreement requires that the Company pay royalties based on the Company's net revenue from its commercial versions of Freeware CU-SeeMe and its related server (subject to certain minimum per-copy royalties) and share sublicensing income with the Cornell Foundation. The License Agreement also requires that the Company make certain annual minimum royalty payments, including minimum payments based on royalties from sublicenses. As of the date of this Prospectus, the Company has not paid the minimum amount payable with respect to sublicensing royalties for the period from June 1, 1995 through November 30, 1996. There can be no assurance that the Company will meet its royalty obligations for the current license period or any subsequent license year. Under the License Agreement, the Company issued to the Cornell Foundation the Cornell Warrant, which is exercisable to purchase 20,000 shares of Common Stock at an exercise price of $3.00 per share. The License Agreement has an initial term expiring December 1, 1998 and renews automatically for periods of one year unless and until terminated by either party for "cause" or by the Company for convenience. For purposes of the License Agreement, "cause" means failure by the Company to pay any amount due under the License Agreement (including the failure by the Company to pay the minimum amount payable with respect to sublicensing royalties for the period from June 1, 1995 through November 30, 1996), if not cured within 30 days of written notice of such failure to pay, or any material breach of the License Agreement by either party, if not cured within 90 days of written notice of such breach. "Material breach" includes failure to exercise due diligence to develop, manufacture and market commercial versions of Freeware CU-SeeMe and its related server, failure to grant sublicenses as required by the License Agreement, failure to maintain quality control over the Company's commercial versions of Freeware CU-SeeMe and its related server, and failure to develop and exploit the market to the extent necessary to meet the Company's minimum royalty obligations under the License Agreement. The failure of the Company to meet certain staffing, product introduction and sublicensing obligations will permit the Cornell Foundation to terminate the exclusivity provisions of the License Agreement.

  As part of the License Agreement, the Cornell Foundation, acting through Cornell Information Technologies, and the Company agreed to provide technical support to each other to maintain the compatibility and interoperability of Freeware CU-SeeMe and Enhanced CU-SeeMe and their respective servers. The Cornell Foundation and Cornell University are entitled to use any portion of the source code of the Company's commercial versions of Freeware CU-SeeMe and its related server that may be necessary to maintain basic compatibility and interoperability with Freeware CU-SeeMe and such server. The Company must provide to the Cornell Foundation and Cornell University, at no cost, all information required to maintain such compatibility and interoperability.

  Under the terms of the License Agreement, the Company also agreed to offer sublicenses to the source code of Freeware CU-SeeMe and its related server for a nominal fee, provided that any sublicensee agrees (i) to distribute only executable versions of Freeware CU-SeeMe and its related server, (ii) to realize no profit or gain, either directly or indirectly, from the use or distribution of Freeware CU-SeeMe or its related server, (iii) to grant each of the Company and the Cornell Foundation, at no cost, a royalty-free, perpetual, irrevocable, unrestricted license to use modifications and enhancements to Freeware CU-SeeMe and its related server developed and distributed by the sublicensee, as well as related documentation, and (iv) to freely distribute on the Internet the executable code for Freeware CU-SeeMe and its related server as modified by the sublicensee. Moreover, the Company agreed to permit third parties to use unmodified source code of Freeware CU-SeeMe and its related server for the development, manufacture and marketing of commercial products in executable code form that incorporate unmodified or re-engineered versions of Freeware CU-SeeMe or its related server, subject to reasonable licensing terms.

  Under the terms of the License Agreement, the Cornell Foundation retained the right on behalf of Cornell University to issue licenses and maintenance and other releases of Freeware CU-SeeMe and its related server to third parties as not-for-profit freeware. The Cornell Foundation and Cornell University may also use any portion of Freeware CU-SeeMe and its related server to develop commercial products and services to be licensed to others, provided that those products and services do not compete directly with the Company's commercial versions of Freeware CU-SeeMe and its related server. See "Risk Factors--Dependence Upon License Agreement; Limited Proprietary Protection" and "--Dependence Upon Third-Party Software."

EMPLOYEES

  At September 30, 1996, the Company had 124 employees, including 43 in research and development, 41 in sales and marketing, 17 in technical support, 19 in general and administrative and 4 in software manufacturing. Twenty-three of these employees were located in France and, in accordance with applicable law, were represented by a labor union. The Company's remaining employees were located in the United States and were not represented by any labor organization. The Company has experienced no work stoppages and believes that its relations with its employees are good.

FACILITIES

  The Company's principal offices are located in Nashua, New Hampshire. In May 1996, the Company entered into a five-year lease, effective August 1, 1996, for facilities in Nashua, New Hampshire with approximately 27,000 square feet of office space. The Company also leases office space in San Jose, California and LaGaude, France. The Company believes that its facilities are adequate for its needs and that suitable additional or substitute space will be available as needed. The Company also believes that its properties are adequately covered by insurance.

LEGAL PROCEEDINGS

  The Company is a defendant in 13 lawsuits pending in New York federal and state courts (the "RSI Suits") in which the plaintiffs claim to suffer from carpal tunnel syndrome, or "repetitive stress injuries," as a result of having used computer keyboards (the "Keyboards") that are alleged to have been defectively designed. The Keyboards were supplied, and possibly designed and manufactured, by Ontel Corporation. The assets of Ontel Corporation were purchased in 1982 by Visual Technology, Inc. ("Visual"), a predecessor of Visual T.I., Inc. ("VTI"), which in turn is a predecessor of the Company. See "The Company." The RSI Suits, which seek money damages, were brought from February 1992 to June 1996 by employees of New York Telephone, which purchased the Keyboards from Lockheed Electronics Corporation. One or more of Visual, Ontel Corporation, Lockheed Electronics Corporation and Key Tronics Corporation, a subcontractor for certain of the Keyboards, are named as co-defendants in certain of the RSI Suits. New York Telephone employees have also commenced 38 suits that name as defendants only Visual and/or Ontel Corporation. The Company could be named as a defendant in these cases. None of the RSI Suits has reached trial and additional information detrimental to the Company could be developed in the course of discovery.

  In May 1993, VTI's product liability coverage terminated. Certain of the RSI Suits appear to be based on claims that allegedly arose after May 1993, and therefore may be uninsured. The insurers for VTI, the Company and others (the "Insurers") are defending the RSI Suits under a reservation of rights. To date, the Company's proportionate share of the defense costs of the RSI Suits has not been material. There can be no assurance, however, that the Company will not incur material legal expenses defending the RSI Suits. The Company has established a reserve of approximately $300,000 in connection with the RSI Suits, based upon the Company's belief that (i) certain of the RSI Suits are covered by product liability insurance, (ii) the Company is contractually indemnified by Lockheed Electronics Corporation and/or Key Tronics Corporation against all or a portion of the damages to which the Company may be subject and (iii) the Company has defenses to substantially all of the claims under the RSI Suits. Although the Company believes that its reserve for the RSI Suits is adequate, there can be no assurance that the Company's liabilities under the RSI Suits will not substantially exceed that reserve. New York Telephone and others may continue to use certain of the Keyboards and, accordingly, there can be no assurance that additional product liability claims will not be asserted against the Company in the future.

  From time to time, the Company has received and may receive in the future notice of claims of infringement of other parties' proprietary rights. Although the Company believes that its products and technology do not infringe the proprietary rights of others, there can be no assurance that additional third parties will not assert infringement and other claims against the Company or that any infringement claims will not be successful. See "Risk Factors--Dependence Upon License Agreement; Limited Proprietary Protection."

  From time to time, the Company may be exposed to litigation arising out of its products, services and operations. As of the date of this Prospectus, the Company is not engaged in any legal proceedings of a material nature, other than the RSI Suits.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of October 10, 1996 are as follows:

NAME                     AGE POSITION
----                     --- --------
Howard R. Berke.........  41 Chairman, President, Chief Executive Officer and
                              Director
Richard M. Darer........  43 Chief Financial Officer and Vice President of
                              Administration
Killko A. Caballero.....  37 Senior Vice President of Research and Development,
                              Chief Technology Officer and Director
David O. Bundy..........  38 Vice President of Engineering
Jack A. Dutzy...........  52 Vice President of Sales, Americas
Carl A. Koppel..........  46 Vice President of Sales, International
Brian L. Lichorowic.....  35 Vice President of Marketing
Arthur H. Bruno(1)(2)...  62 Director
Jonathan G. Morgan(1)...  42 Director
Pierre-Gabriel            54 Director
 Vallee(2)..............

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

  HOWARD R. BERKE has been the President and Chief Executive Officer of the Company since January 1994 and has also served as the Chairman and a director of the Company since February 1994. Mr. Berke served as the President and Chief Executive Officer of Grafpoint, a software company, from April 1992 to December 1993. Mr. Berke was a founder of Rehabilitation Technologies, Inc., a medical products company, and served as its Executive Vice President from June 1988 to April 1992. Mr. Berke received an M.B.A. from the University of Chicago and a B.A. from Yale University.

  RICHARD M. DARER joined the Company in May 1996 as Chief Financial Officer and Vice President of Administration. Mr. Darer served as Vice President, Treasurer and Controller of Sequoia Systems, Inc., a computer systems company, from January 1996 to May 1996, and Corporate Controller from July 1994 to December 1995. From 1982 to 1994, Mr. Darer held several positions in financial management at Computervision Corporation, a CAD/CAM software and services company, the most recent of which was the Controller of the Computervision Group. Mr. Darer received an M.B.A. from the Harvard Graduate School of Business Administration, an M.S. from Northeastern University and a B.S. from the Polytechnic Institute of Brooklyn.

  KILLKO A. CABALLERO has been a director of the Company and has served as the Company's Senior Vice President of Research and Development and Chief Technology Officer since November 1995. Mr. Caballero was a co-founder of ASC and served as its President, Chief Executive Officer and Chairman of the Board from July 1991 until he joined the Company. Mr. Caballero received a B.A. in computer science from the University of Geneva and a degree in mechanical engineering from the Engineering School of Geneva, Switzerland.

  DAVID O. BUNDY has served as the Company's Vice President of Engineering since January 1994. Mr. Bundy was the Vice President and Principal Engineer of the Company (then known as Visual International, Inc.) from August 1993 to December 1993, of Visual T.I., Inc. from September 1991 until it merged into Visual International, Inc. in August 1993, and of Visual Technology, Inc. from September 1988 until it merged with Visual T.I., Inc. in September 1991.

  JACK A. DUTZY joined the Company in October 1995 as Vice President of Marketing and Strategic Sales and was elected Vice President of Sales, Americas in July 1996. Mr. Dutzy served as Director of Sales-- Americas of Proteon, Inc., a networking company, from January 1987 to July 1992 and as its Director of Sales and Marketing--Americas from April 1994 to April 1995. From July 1992 to December 1992, Mr. Dutzy served as Vice President of Sales and Marketing of Microtouch Systems, Inc., a touch screen company. Mr. Dutzy received a B.S. in Physics from Michigan State University.

  CARL A. KOPPEL has served as the Company's Vice President of Sales, International since July 1996. Mr. Koppel served as the Company's Vice President of Sales from November 1995 to July 1996 and as Director of International Sales from April 1994 to October 1995. Mr. Koppel served as Vice President of International Sales and Marketing for Grafpoint from September 1992 until he joined the Company. Mr. Koppel served as President of U.S. operations of JSB Corporation, a computer software company headquartered in the United Kingdom, from July 1991 to September 1992. Mr. Koppel received a B.Sc. in Electrical Engineering from the Strathclyde University in Scotland.

  BRIAN L. LICHOROWIC joined the Company in August 1996 as Vice President of Marketing. From January 1996 to August 1996, Mr. Lichorowic served as Executive Director Strategic Alliance for CyberCash Inc., a company specializing in secure Internet transactions. Mr. Lichorowic was a co-founder of InterCon Systems Corporation, a wholly owned subsidiary of PSINet Inc. that specializes in software and Internet services, and served as its Vice President of Marketing from January 1991 to December 1995. Mr. Lichorowic received a B.A. in Business Administration from Boston University and an M.B.A. from Lynn University.

  ARTHUR H. BRUNO has served as a director of the Company since February 1994. Mr. Bruno is the Chairman, President and Chief Executive Officer of Castelle, a networking and telecommunications company, positions that he has held since October 1993. Since July 1991, Mr. Bruno has served as a Vice President of and consultant to Hambrecht & Quist LLC, a venture capital company. From 1991 to 1993, Mr. Bruno served as the Company's Chairman and Chief Executive Officer.

  JONATHAN G. MORGAN has served as a director of the Company since May 1996. Since June 1993, Mr. Morgan has been Managing Director/Group Head of Investment Banking-Technology of Prudential Securities Incorporated, an investment banking firm. From June 1992 to June 1993, Mr. Morgan was Managing Director/Group Head of Corporate Finance of the San Francisco office of Sutro & Co., Inc., an investment banking firm. From January 1992 to June 1992, he acted as an independent financial consultant and from May 1985 to January 1992 he served as the Managing Director/Head of Mergers and Acquisitions of Montgomery Securities, an investment banking firm.

  PIERRE-GABRIEL VALLEE has served as a director of the Company since May 1994. Since December 1994, Mr. Vallee has been acting as Managing Director of Innolion SA, a subsidiary of the French bank Credit Lyonnais. From 1991 to 1993, Mr. Vallee was Chairman of Opindus/Speic, a group of companies in the mechanical engineering field. Mr. Vallee holds degrees from L'Ecole Nationale Superieure des Arts et Metiers, L'Institute d'Etudes Politiques Paris and L'Institut de Haute Finance.

  Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. Directors of the Company are elected to serve until the next annual meeting of stockholders (or special meeting in lieu thereof) and until their successors are duly elected and qualified.

  The Board of Directors has a Compensation Committee, which provides recommendations concerning salaries and incentive compensation for directors, officers and employees of and consultants to the Company, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors.

  The Company does not pay fees to members of the Board of Directors and presently has no plans to pay directors' fees. On July 18, 1996, the Company granted Mr. Morgan a nonqualified option to purchase 5,000 shares of Common Stock at an exercise price of $6.00 per share.

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation earned by the Company's Chief Executive Officer and the other two executive officers whose compensation for services rendered in all capacities to the Company was in excess of $100,000 for the fiscal year ended December 31, 1995 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                                       ------------------------
NAME AND PRINCIPAL POSITION(S)                         SALARY($)      BONUS($)
------------------------------                         ----------     ---------
Howard R. Berke....................................... $  148,433     $  50,000
 President and Chief Executive Officer
David O. Bundy........................................    109,661        20,000
 Vice President of Engineering
Carl A. Koppel........................................    104,616(1)      5,000
 Vice President of Sales, International

--------
(1)Includes $46,843 earned as commissions.

BENEFIT PLANS

 Option Grants

  During the fiscal year ended December 31, 1995, the Company did not grant any stock options to Named Executive Officers. In each of February 1996 and May 1996, the Company granted Mr. Bundy options to purchase 5,000 shares of Common Stock at exercise prices of $2.50 and $5.00 per share, respectively.

 Option Exercises and Year-End Value Table

  The following table sets forth certain information with respect to the exercise of stock options by the Named Executive Officers during 1995 and the number and value of unexercised options held by the Named Executive Officers on December 31, 1995. No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 1995.

                         FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                               UNDERLYING OPTIONS AT    IN-THE-MONEY OPTIONS AT
                               DECEMBER 31, 1995(#)     DECEMBER 31, 1995($)(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Howard R. Berke.............      139,378/ 69,689         $1,115,024/$557,512
David O. Bundy..............       27,917/  7,083         $  233,336/$ 56,664
Carl A. Koppel..............       23,432/  7,955         $  187,456/$ 63,640

--------
(1) There was no public trading market for the Common Stock on December 31, 1995. Accordingly, solely for purposes of this table, the values in these columns have been calculated on the basis of the initial public offering price of $9.00 per share (rather than a determination of the fair market value of the Common Stock on December 31, 1995), less the aggregate exercise price of the options.

 Stock Option Plans

  In each of 1992, 1993, 1994, 1995 and 1996, the Board of Directors of the Company adopted a Stock Option Plan (collectively, the "Prior Option Plans"), each of which was approved by the stockholders of the Company. Options may no longer be granted under the Prior Option Plans. In addition, in July 1996 the Company's Board of Directors adopted, and its stockholders subsequently approved, the White Pine Software, Inc. 1996 Incentive and Nonqualified Stock Option Plan (the "1996 Option Plan"), under which a total of 550,000 shares of Common Stock were reserved for issuance, provided that prior to the closing of this offering the Board of

Directors may not grant options to purchase more than 200,000 shares of Common Stock under the 1996 Option Plan. As of October 10, 1996, options to purchase an aggregate of 1,001,585 shares of Common Stock having a weighted average exercise price of $1.79 per share were outstanding under the Prior Option Plans, the 1996 Option Plan or otherwise, and options to purchase 39,387 shares of Common Stock had been exercised under the Prior Option Plans.

  The 1996 Option Plan is administered by the Compensation Committee. Under the 1996 Option Plan, the Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each option, subject to the provisions of the 1996 Option Plan.

  The 1996 Option Plan authorizes the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant of options that do not so qualify ("Nonqualified Options"). Under the 1996 Option Plan, Incentive Options may be granted only to officers and other employees of the Company or a subsidiary, including members of the Board of Directors who are also employees of the Company or a subsidiary. Nonqualified Options may be granted to officers or other employees of the Company or a subsidiary, to members of the Board of Directors or the board of directors of a subsidiary, whether or not employees of the Company or a subsidiary, and to consultants and other individuals providing services to the Company or a subsidiary.

  Payment of the exercise price for shares purchased upon exercise of options under the 1996 Option Plan may be made (i) in cash or by check, bank draft or money order payable to the Company, (ii) in certain circumstances, through the delivery of shares of Common Stock (which, in the case of shares acquired from the Company upon exercise of an option, have been outstanding for at least six months) having a fair market value equal to the purchase price, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the purchase price,
(iv) in certain circumstances, through the delivery of a promissory note or
(v) by any combination of these permissible forms of payment. In the event that payment of the exercise price is made under (ii) above, the 1996 Option Plan permits the Compensation Committee to grant an automatic reload option to purchase the number of shares surrendered at an exercise price equal to the fair market value of the Common Stock on the date of such surrender.

  The 1996 Option Plan provides that, upon a reorganization, merger, consolidation, liquidation or sale of substantially all of the assets of the Company (each, a "Transaction"), the Compensation Committee may accelerate the time for exercise of all unexercised and unexpired options to and after a date prior to the effective date of the Transaction. Alternatively, the Compensation Committee may cancel any outstanding options as of the effective date of the Transaction, provided that the Compensation Committee shall have accelerated the time for exercise of all unexercised and unexpired options that it proposes to cancel and shall have given each optionholder notice of and a right to exercise such options in full. If the Compensation Committee does not take either of the foregoing actions, then after the effective date of the Transaction unexercised options shall remain outstanding and shall be exercisable for shares of Common Stock or, if applicable, shares of such stock or other securities, cash or property as the holders of shares of Common Stock shall have received in the Transaction.

  The Prior Plans provide that the Board may provide for immediate vesting of options in the event of a proposed sale of all or substantially all of the assets of the Company, or a merger or consolidation of the Company with or into another corporation, a liquidation, or a change in control. If the Board of Directors determines that immediate vesting is not appropriate, then, if the event is a merger or consolidation, the options must be assumed or an equivalent option must be substituted by such successor corporation as a condition to the completion of the transaction. In addition, if within 12 months after the completion of the transaction the optionee is terminated as a result of actual or constructive discharge for any reason other than cause, as defined in the Prior Plans, by the Company or its successor, such optionee's option shall vest immediately and be fully exercisable (subject to certain limitations for incentive stock options) for the shorter of (i) two years (five years under the 1992 Stock Option Plan), in the case of a nonqualified option, and 90 days, in the case of an incentive option, from the date of termination or (ii) the remaining term of the option.

 Stock Purchase Plan

  In July 1996, the Board of Directors adopted, and the Company's stockholders approved, the Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which up to 100,000 shares of Common Stock may be purchased by employees of the Company. The Stock Purchase Plan will become effective upon the closing of this offering.

  During each six-month offering period under the Stock Purchase Plan, participating employees are entitled to purchase shares through payroll deductions. The maximum number of shares that may be purchased will be determined on the first day of the offering period pursuant to a formula under which a specific percentage of the employee's projected base pay for the offering period is divided by 85% of the market value of one share of Common Stock on the first day of the offering period, multiplied by two. During each offering period, the price at which the employee will be able to purchase shares of Common Stock will be 85% of the last trading price of the Common Stock on the Nasdaq National Market on the date that the offering period commences or the date the offering period concludes, whichever is lower.

  The Stock Purchase Plan is administered by the Compensation Committee. All employees who meet certain minimum criteria based on hours worked per week and length of tenure with the Company are eligible to participate in the Stock Purchase Plan. No employee may be granted an option under the Stock Purchase Plan (i) if the employee is an officer who is a "highly compensated employee" under the Code, (ii) if the option would permit the employee's rights to purchase stock under the Stock Purchase Plan (and any similar plan of the Company or a subsidiary) to exceed $25,000 of the fair market value of the stock for each calendar year in which such option is outstanding or (iii) if, immediately after the grant, the employee would own stock possessing three percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

EMPLOYMENT AGREEMENTS

  On January 3, 1994, the Company entered into an agreement with Howard R. Berke, whereby Mr. Berke agreed to serve as the President and Chief Executive Officer of the Company. The initial term of the agreement ended on January 3, 1996, but the agreement automatically renews for successive two-year periods unless it is terminated by either party with at least 30 days' prior written notice. Pursuant to the agreement, Mr. Berke receives a base salary of $165,000, which is reviewed annually, and is entitled to receive an incentive bonus of up to 50% of his base compensation, based upon goals established by the Board of Directors and other performance measures determined in the discretion of the Board of Directors. Pursuant to the agreement, Mr. Berke was granted a stock option to purchase 209,067 shares of Common Stock at an exercise price of $1.00 per share. If Mr. Berke's employment is terminated without cause, Mr. Berke will be entitled to a pro rata portion of (i) his incentive bonus earned though the termination date and (ii) his salary for six months or until he becomes employed elsewhere, whichever occurs first; if his new salary is lower than his base salary at the Company, however, the Company will pay the difference for the balance of this six-month period. If his employment is terminated with cause, he is entitled to receive 15 days' salary. Pursuant to an amendment to the agreement, the Company reimbursed Mr. Berke for $79,812 in moving and temporary accommodation expenses in December 1994. Mr. Berke is entitled to participate in all employee benefits, including health, vision, dental and retirement plans, that the Company provides to its employees generally. The agreement provides that Mr. Berke will not directly or indirectly compete with the Company or solicit its employees, customers or prospective customers on behalf of himself or any entity that engages in any business involving the sale, distribution, development or research concerning computer software in breach of the agreement during the term of the agreement and for a period of one year following the date of the termination of his employment.

  The Company entered into a Nondisclosure and Noncompetition Agreement with David O. Bundy dated February 15, 1996. Pursuant to the agreement, Mr. Bundy agreed that while employed by the Company and for a period of 18 months following the termination of his employment with the Company for any reason, he will not, directly or indirectly, compete with the Company or solicit any of the Company's employees, contractors, suppliers, existing customers or prospective customers on behalf of himself or any other entity that engages in the sale, distribution or development of or research concerning computer software and technology in breach of the agreement. Either party may terminate the agreement by giving the other party 30 days' prior written notice. If Mr. Bundy's employment is terminated without cause during the term of the agreement, he will be entitled to his base salary for six months or until he becomes employed elsewhere, whichever occurs first; provided, however, that if his new salary is lower than his base salary at the Company, the Company will pay the difference for the balance of this six-month period. Pursuant to the agreement, Mr. Bundy was granted a stock option to purchase 5,000 shares of Common Stock at an exercise price of $2.50 per share.

  On October 10, 1995, the Company entered into a two-year employment agreement with Killko A. Caballero, whereby Mr. Caballero agreed to serve as Senior Vice President of Product Development and Chief Technical Officer of the Company. Pursuant to the agreement, Mr. Caballero receives a base salary of $100,000, which is reviewed annually, and is eligible to receive an annual fiscal year incentive bonus with a maximum annual amount of $20,000. During the first year of the agreement, Mr. Caballero is guaranteed to receive one-half of the incentive bonus. He is entitled to participate in all employee benefits, including health, vision, dental and retirement plans, that the Company provides to its employees generally. If Mr. Caballero's employment is terminated without cause during the first two years of the term of the agreement, Mr. Caballero will be entitled to (i) a pro rata portion of his incentive bonus earned through the termination date and (ii) his salary for six months or until he becomes employed elsewhere, whichever occurs first; provided, however, that if his new salary is lower than his base salary at the Company, the Company will pay the difference for the balance of this six-month period. During the second year of the agreement, if Mr. Caballero's employment is terminated without cause and (i) he is entitled to some payment of base salary and incentive bonus and (ii) he is unable to secure employment in the United States within ninety days and this results in his deportation, the Company shall pay him $10,000 in relocation fees. The agreement provides that Mr. Caballero will not directly or indirectly compete with the Company or solicit its employees, customers or prospective customers on behalf of himself or any entity that engages in any business involving the sale, distribution, development or research concerning computer software in breach of the agreement during the term of the agreement and for a period of one year following the date of his termination.

                             CERTAIN TRANSACTIONS

  In December 1995, in connection with the Company's purchase of all of the outstanding shares of ASC, the Company agreed to issue 403,325 shares of its Common Stock to Killko A. Caballero, a director and the Senior Vice President of Research and Development and Chief Technology Officer of the Company, in exchange for 7,904 shares of ASC. In the same transaction, the Company agreed to issue an aggregate of 766,286 shares of Common Stock to Sofinnova S.A., Sofinnova Capital FCPR, and CV Sofinnova Ventures Partners II (together, the "Sofinnova Entities"), which own beneficially more than 5% of the outstanding shares of Common Stock of the Company, in exchange for an aggregate of 15,017 shares of ASC. Approximately 10% of the shares issuable to each of Mr. Caballero and the Sofinnova Entities have not been issued but are issuable on or before December 15, 1996 upon the expiration of certain indemnification arrangements under the Acquisition Agreement dated October 10, 1995.

  Pursuant to a stock purchase agreement dated March 19, 1996, the Company sold 343,053 shares of $5.83 Stock at a purchase price of $5.83 per share to six entities associated with Advent International Corporation (the "Advent Group"), which own beneficially more than 5% of the outstanding shares of Common Stock of the Company, for an aggregate purchase price of approximately $2.0 million. Pursuant to the Company's amended and restated certificate of incorporation, each share of $5.83 Stock will automatically convert into one share of Common Stock upon the closing of this offering.

  In March 1996, all of the Company's stockholders who currently own beneficially more than five percent of the outstanding shares of Common Stock, Arthur H. Bruno, a director of the Company, and all of the current executive officers of the Company other than Richard M. Darer entered into an agreement with the Company and certain other stockholders of the Company (the "Shareholders' Agreement") pursuant to which the parties to the agreement were granted a right of participation in and a right of first refusal with respect to certain sales of shares by certain management stockholders. The parties to the Shareholders' Agreement were also granted a preemptive right to purchase all or part of their pro rata shares of New Securities (as defined in the Shareholders' Agreement) issued by the Company. In addition, the Advent Group was given the right to have a representative attend all meetings of the Company's Board of Directors in a non-voting capacity, provided that the Advent Group continues to own at least 50% of the original number of shares of the Company held by it as of the date of the agreement. The Shareholders' Agreement was amended in July 1996 to provide that it shall terminate immediately prior to the consummation of an underwritten public offering by the Company in which the aggregate net proceeds to the Company equal at least $12 million and in which the public offering price per share of Common Stock equals or exceeds $6.00 (a "Qualified Public Offering").

  Pursuant to the Shareholders' Agreement, the parties to the Shareholders' Agreement entered into a Designation and Election of Directors agreement whereby the parties agreed to vote all the shares of the Company's stock held by them so as to fix the number of the directors of the Company at five and to elect to the Board of Directors of the Company the following individuals: (i) one member designated by certain affiliates of Hambrecht & Quist; (ii) the President of the Company; (iii) one member designated by Innolion S.A. and Land Free Investment; (iv) one member collectively elected by the former stockholders of White Pine Software, Inc., a New Hampshire corporation, the former Grafpoint stockholder and the former ASC stockholders pursuant to the terms of a certain Election Procedures to Stockholders' Voting Agreement among such stockholders dated October 10, 1995; and (v) one outside Board member designated by the majority vote of the other four designated directors and the Sofinnova Entities. The directors initially designated pursuant to this agreement are Arthur H. Bruno, Howard R. Berke, Pierre-Gabriel Vallee and Killko A. Caballero. A representative of the Sofinnova Entities served as the fifth director until Jonathan G. Morgan, an outside director, was elected in May 1996. In addition, the Sofinnova Entities were granted the right to have a representative attend all meetings of the Company's Board of Directors in a non-voting capacity as long as they hold at least 50% of the shares owned by them as of December 15, 1995. This agreement terminates upon termination of the Shareholders' Agreement.

  On January 31, 1996, the Company entered into a Software License Agreement with Voxware, Inc. ("Voxware"), whereby the Company licenses Voxware's voice compression technology. The Advent Group, which owns beneficially more than 5% of the outstanding Common Stock of the Company, owns beneficially approximately 10% of the outstanding stock of Voxware.

  For a description of certain employment and other arrangements between the Company and its executive officers, see "Management--Executive Compensation" and "--Employment Agreements." For a description of certain registration rights agreements between the Company and certain executive officers and stockholders, see "Description of Capital Stock--Registration Rights."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of July 25, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered by this Prospectus, by
(i) each person (or group of affiliated persons) known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock,
(ii) each of the directors of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group:

                                    SHARES     PERCENT BENEFICIALLY OWNED(2)
                                 BENEFICIALLY --------------------------------
NAME AND ADDRESS(1)                 OWNED     PRIOR TO OFFERING AFTER OFFERING
-------------------              ------------ ----------------- --------------
Arthur H. Bruno(3)..............  1,540,358         25.2%            16.9%
Hambrecht & Quist Group(4)......  1,405,234         23.3%            15.6%
 One Bush Street
 San Francisco, California 94104
Innolion/LandFree                   920,330         15.3%            10.2%
 Investment(5)..................
 57 Rue Saint Roch
 Paris, France 75001
Pierre-Gabriel Vallee(6)........    920,330         15.3%            10.2%
Sofinnova Entities(7)...........    766,286         12.7%             8.5%
 51 Rue Saint Georges
 Paris, France 75009
Charles Lingel..................    595,840          9.9%             6.6%
 c/o Infoconix, Inc.
 704 228th Avenue, N.E.
 Suite 414
 Redmond, WA 98053
Killko A. Caballero(8)..........    403,325          6.7%             4.5%
Advent Group(9).................    343,053          5.7%             3.8%
 101 Federal Street
 Boston, Massachusetts 02110
Howard R. Berke(10).............    191,644          3.1%             2.1%
David O. Bundy(11)..............     34,338           *               *
Carl A. Koppel(12)..............     25,971           *               *
Jonathan G. Morgan..............        --            *               *
All directors and executive       3,126,938         49.2%            33.4%
 officers as a group (10
 persons)(13)...................

--------
  * Represents less than 1% of the outstanding shares of Common Stock.
 (1) The address of all persons who are executive officers or directors of the Company is in care of the Company, 542 Amherst Street, Nashua, New Hampshire 03063.
 (2) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws, where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of July 25, 1996 are treated as outstanding only for purposes of determining the amount and percentages beneficially owned by such person or group. The number of shares of Common Stock deemed outstanding prior to this offering consists of (i) 5,613,359 shares of Common Stock outstanding as of July 25, 1996, (ii) 394,511 shares of Common Stock issuable at the closing of this offering upon conversion of 394,511 shares of $5.83 Stock outstanding as of July 25, 1996 and (iii) 20,000 shares of Common Stock expected to be issued upon exercise of the Cornell Warrant on or before the closing of this offering. Percentages beneficially owned after the offering assume no exercise of the Underwriters' over-allotment option.
                                             (footnotes continued on next page)

 (3) Includes 1,405,234 shares held by the Hambrecht & Quist Group as described in Note 4 and 85,000 shares subject to stock options exercisable within 60 days of July 25, 1996. Mr. Bruno is a Vice President of and a consultant to Hambrecht & Quist LLC. Mr. Bruno disclaims beneficial ownership of the shares held by the Hambrecht & Quist Group.
 (4) Consists of approximately 623,167 shares held by H & Q London Ventures, 6,271 shares held by Hambrecht & Quist Group, 206,917 shares held by shares held by H & Q Ventures IV, 206,917 shares held by H & Q Ventures International CV, 444 shares held by H & Q Venture Partners, 76,924 shares held by William Hambrecht, 1,000 shares held by Hambrecht & Quist, 208,844 shares held by the Hambrecht 1980 Revocable Trust, 16 shares held by Hamquist and 74,734 shares held by Phoenix Venture (BVI), Ltd.
 (5) Consists of 100,000 shares held by Innolion S.A. and 820,330 shares held by Land Free Investment. Innolion S.A. and Land Free Investment are affiliates of Credit Lyonnais and the Consortium de Realisation
 (6) Consists of shares described in Note 5. Mr. Vallee is the Managing Director of Innolion S.A.
 (7) Consists of approximately 221,767 shares held by Sofinnova S.A., 337,499 shares held by Sofinnova Capital FCPR and 207,020 shares held by C.V. Sofinnova Ventures Partners II, of which approximately 23,285, 35,437 and 21,737 shares, respectively, are being held in escrow until December 15, 1996 pursuant to an acquisition agreement dated October 10, 1995 between the Company and the former ASC stockholders. See "Certain Transactions." Sofinnova S.A., a management and direct investment company, manages the funds of Sofinnova Capital FCPR, and its wholly-owned subsidiary manages the funds of C.V. Sofinnova Venture Partners II.
 (8) Includes 42,349 shares being held in escrow until December 15, 1996 pursuant to an acquisition agreement dated October 10, 1995 between the Company and the former ASC stockholders. See "Certain Transactions."
 (9) Consists of shares held by venture capital funds managed by Advent International Corporation, as follows: 42,882 shares held by Adwest Limited Partnership, 102,916 shares held by Adtel Limited Partnership, 17,153 shares held by ADVENTACT Limited Partnership, 144,082 shares held by Golden Gate Development and Investment Limited Partnership, 857 shares held by Advent International Investors II Limited Partnership and 35,163 shares held by Advent Partners Limited Partnership. Advent International Limited Partnership is the general partner of Adwest Limited Partnership, Adtel Limited Partnership, ADVENTACT Limited Partnership and Golden Gate Development and Investment Limited Partnership.
(10) Includes 171,644 shares subject to stock options exercisable within 60 days of July 25, 1996.
(11) Includes 33,333 shares subject to stock options exercisable within 60 days of July 25, 1996.
(12) Represents 25,971 shares subject to stock options exercisable within 60 days of July 25, 1996.
(13) Includes 326,920 shares subject to stock options exercisable within 60 days of July 25, 1996.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 15,000,000 shares of common stock, $.01 par value per share ("Common Stock") and 500,000 shares of common stock, $5.83 par value per share ("$5.83 Stock"). As of October 10, 1996 there were outstanding 5,615,873 shares of Common Stock held by 148 holders of record and 394,511 shares of $5.83 Stock, held by seven holders of record. Effective upon the closing of this offering, each share of $5.83 Stock will automatically convert into one share of Common Stock.

  Based on securities outstanding as of October 10, 1996, it is expected that immediately after the closing of this offering, 9,030,384 shares of Common Stock will be outstanding, together with options to acquire 1,001,585 additional shares. In addition, the Company has the right to elect to pay $100,000 in licensing fees payable to DataBeam Corporation by no later than March 31, 1997 by delivering either cash or a number of shares of Common Stock equal to $100,000 divided by the initial public offering price set forth on the cover page of this Prospectus. See "Products--Videoconferencing--Enhanced CU-SeeMe." The Restated Charter, which will eliminate references to the $5.83 Stock, will be filed immediately after the closing of this offering, and the Restated By-Laws will become effective upon the closing of this offering. Upon the effectiveness of the Restated Charter, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). The description set forth below gives effect to the filing of the Restated Charter and the adoption of the Restated By-Laws.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of Common Stock voting for the election of directors may elect all of the Company's directors standing for election. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, fully paid and non-assessable. The issuance of Common Stock or of rights to purchase Common Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

PREFERRED STOCK

  The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series without further vote or action by the stockholders. The Board is authorized to issue Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. Although the Company has no current plans to issue such shares, the issuance of Preferred Stock or of rights to purchase Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CHARTER AND BY-LAWS AND OF DELAWARE LAW

 Restated Charter and By-Laws

  The Restated Charter and the Restated By-Laws contain certain provisions that could discourage potential takeover attempts and make more difficult the acquisition of a substantial block of the Common Stock. The

Restated Charter authorizes the directors to issue, without stockholder approval, shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions of such preferences and rights) of the shares of each such series. The Restated Charter provides that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. The Restated By-Laws provide that special meetings of the Company's stockholders may be called by the President and must be called by the President or the Secretary at the written request of a majority of the directors. The Restated By-Laws also provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies the Company of its intentions a specified number of days in advance of the meeting and furnishes to the Company certain information regarding itself and the intended nominee. The Restated By-Laws also require a stockholder to provide to the Secretary of the Company advance notice of business to be brought by such stockholder before any annual or special meeting of stockholders as well as certain information regarding such stockholder and others known to support such proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions that are favored by the holders of a majority of the outstanding stock of the Company until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding stock of the Company, could only take action at a duly called stockholders' meeting and not by written consent.

 Delaware Anti-Takeover Statute

  The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

  Section 203 defines "business combination" to include (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Restated Charter provides that no director of the Company shall be personally liable to the Company or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to a corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of the Restated Charter is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in
(i) through (iv) above.

  The Restated Charter and the Restated By-Laws further provide for the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

REGISTRATION RIGHTS

  In connection with prior issuances of shares of the Company's Common Stock and $5.83 Stock, the Company granted certain rights with respect to the registration under the Securities Act of the shares of outstanding Common Stock and the shares of Common Stock issuable upon the conversion or exercise of any other securities owned by certain stockholders of the Company on the date of this Prospectus. Based on securities outstanding as of October 10, 1996, it is expected that immediately after the closing of this offering, such stockholders will hold (i) an aggregate of 5,844,974 shares of Common Stock, consisting of (A) 5,450,463 shares of outstanding Common Stock and (B) 394,511 shares of Common Stock (the "Registrable Converted Shares") issuable upon conversion of outstanding shares of $5.83 Stock, and (ii) options to purchase an aggregate of 294,044 shares of Common Stock (collectively, the "Registrable Shares").

  The holders of more than 50% of the then-outstanding Registrable Converted Shares are entitled, at any time after 120 days following the date of this Prospectus, to request that the Company file a registration statement under the Securities Act covering the sale of some or all of the Registrable Converted Shares then held by such holders, provided that (i) the Company is not required to effect more than one such demand registration, (ii) the effective date of such registration statement shall not occur prior to the one hundred eighty-first day after the date of this Prospectus and (iii) the aggregate market value of the Registrable Converted Shares registered pursuant to such request shall not exceed $2,300,000. The holders of more than 50% of the then-outstanding Registrable Shares are entitled, at any time after 180 days following the date of this Prospectus, to request that the Company file a registration statement under the Securities Act covering the sale of some or all of the Registrable Shares then held by such holders, provided that the Company is not required to effect more than one such demand registration. Within 75 days of receipt of any such request, the Company must file a Registration Statement with respect to such Registrable Converted Shares or Registrable Shares, as the case may be, and must use its best efforts to cause the offering of such shares to be registered under the Securities Act. The underwriters (if any) of any offering of such shares have the right, subject to certain conditions, to limit the number of Registrable Shares included in the registration. Moreover, the Company must use its best efforts to qualify for registration on Form S-3 (or any comparable or successor form). Once the Company has qualified to use Form S-3 to register securities under the Securities Act, the holders of Registrable Converted Shares shall have the right to request an unlimited number of registrations on Form S-3, provided that the Company is not required to register Registrable Shares having an aggregate market value less than $1,000,000. The Company is not required to register any Registrable Shares if in the opinion of its counsel such shares may be sold without registration under the Securities Act in the manner and in the quantity in which such shares were proposed to be sold.

  Each holder of Registrable Shares has agreed that, upon the request of the Company and the managing underwriter of an offering by the Company of Common Stock or other securities of the Company pursuant to a registration statement, such holder shall agree not to sell publicly or otherwise transfer or dispose of any Registrable Shares or other securities of the Company for up to 180 days following the effective date of such registration statement, provided that all holders of Registrable Shares holding not less than the number of shares of Common Stock held by such holder (including shares of Common Stock issuable upon exercise or conversion of other securities) and all officers and directors of the Company shall enter into similar agreements.

  In general, all fees, costs and expenses of such registrations (other than underwriting discounts, selling commissions and certain fees and expenses of counsel to the selling stockholders) will be borne by the Company. The Company and the holders of Registrable Shares have agreed to indemnify each other from certain liabilities relating to any registration in which any Registrable Shares are included, including liabilities arising under the Securities Act. The Company has also undertaken that, upon the request of the underwriter of any offering of Registrable Shares, the Company shall agree to customary contribution provisions on the part of the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston EquiServe
L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of this offering, the Company will have 9,030,384 shares of Common Stock outstanding (assuming no exercise of options outstanding after October 10, 1996), of which the 3,000,000 shares of Common Stock sold in this offering (plus an additional 450,000 shares which will be outstanding if the Underwriters' over-allotment option is exercised in full) will be freely tradeable in the United States without restriction under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 6,030,384 shares of Common Stock outstanding are "restricted securities" as defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted securities generally may be sold in the public market only if registered under the Securities Act or sold in compliance with Rule 144. Based on securities outstanding as of October 10, 1996, it is expected that after the closing of this offering the holders of 5,844,974 shares of Common Stock (plus 294,044 shares of Common Stock issuable upon exercise of outstanding options) will have the right to cause the Company to register the sale of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights."

SALES OF RESTRICTED SHARES

  Of the Restricted Shares, 5,946,321 shares are subject to the lock-up agreements described below. Of the Restricted Shares not subject to such lock-up agreements, 40,824 shares will be eligible for immediate sale in the public market on the Effective Date pursuant to Rule 144(k) under the Securities Act and an additional 417 shares will first become eligible for sale in the public market 90 days after the Effective Date pursuant to Rule 144, subject in certain cases to the volume limitations and other conditions imposed by Rule
144. Upon the expiration of the lock-up agreements, 180 days after the date of this Prospectus, an additional 3,543,100 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144. The remaining 2,446,043 Restricted Shares will become eligible for sale subject to the restrictions of Rule 144 at later dates.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), who has beneficially owned restricted securities for at least two years is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then-outstanding shares of the Common Stock (approximately 90,304) shares, based on the number of shares to be outstanding after this offering) or the average weekly trading volume in the public market during the four calendar weeks preceding the filing of the seller's Form 144, provided certain requirements concerning availability of public information concerning the Company, manner of sale and notice of sale are satisfied. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the restricted securities for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the other limitations described above. Rule 144 also provides that affiliates who are selling shares that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities with the exception of the holding period requirement. The two- and three-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted securities from the issuer or an affiliate of the issuer and may include the holding period of a prior owner who is not an affiliate of the issuer. The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares to become eligible for sale in the public market pursuant to Rule 144. This proposal, if adopted, would increase the number of shares of Common Stock eligible for sale in the public market.

  Based on securities outstanding as of October 10, 1996, it is expected that after the closing of this offering the holders of 5,844,974 Restricted Shares (plus 294,044 shares of Common Stock issuable upon exercise of outstanding options) will have the right to cause the Company to register the sale of such shares under the Securities Act. If such holders exercise their registration rights, they will be able to sell the registered shares in the public market upon the effectiveness of the registration statement covering such shares. See "Description of Capital Stock--Registration Rights."

  The Company intends to file one or more registration statements on Form S-8 with respect to 1,512,721 shares of Common Stock issued or issuable under the 1996 Option Plan, the Prior Option Plans and otherwise and 100,000 shares of Common Stock issued or issuable under the Stock Purchase Plan. See "Management--Benefit Plans." The registration statements are expected to be filed as soon as practicable after the date of this Prospectus and will become effective immediately upon filing. Shares covered by any such registration statement will be eligible for sale in the public market upon the effectiveness of such registration statement, subject to the limitations of Rule 144 that are applicable to affiliates and to the lock-up agreements described below, if applicable.

  Prior to this offering there has been no public market for the Common Stock of the Company and no prediction can be made as to the effect, if any, that market sales or the availability for sale of such shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through sales of its equity securities. See "Risk Factors--Absence of Public Market; Possible Volatility of Stock Price."

LOCK-UP AGREEMENTS

  The Company, the Company's executive officers and directors, and certain other persons that, upon the closing of this offering, will beneficially own an aggregate of 5,747,102 shares of Common Stock and options to purchase 605,624 shares of Common Stock, have entered into agreements pursuant to which they have severally agreed that, without the prior written consent of Cowen & Company, they will not offer, sell, assign, transfer, encumber, contract to sell, grant an option, right or warrant to purchase or otherwise dispose of any shares of Common Stock held by them (including any shares of Common Stock that may be deemed to be beneficially owned by them in accordance with the rules and regulations of the Commission) or any securities convertible into, derivative of or exercisable or exchangeable for Common Stock for 180 days commencing on the date of this Prospectus, except for shares of Common Stock purchased in this offering or in the public market pursuant to brokers' transactions. Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares from the restrictions imposed by such agreements. Cowen & Company has advised the Company that it has no present intention of releasing any of the Company's stockholders or optionholders from such lock-up agreements until the expiration of such 180-day period.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Cowen & Company, Oppenheimer & Co., Inc. and Volpe, Welty & Company are acting as Representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                                                     NUMBER OF
                                                                     SHARES OF
   UNDERWRITER                                                      COMMON STOCK
   -----------                                                      ------------
   Cowen & Company.................................................    804,000
   Oppenheimer & Co., Inc..........................................    804,000
   Volpe, Welty & Company..........................................    402,000
   Bear, Stearns & Co. Inc.........................................     60,000
   Alex. Brown & Sons Incorporated.................................     60,000
   Donaldson, Lufkin & Jenrette Securities Corporation.............     60,000
   Lehman Brothers Inc.............................................     60,000
   Montgomery Securities...........................................     60,000
   J.P. Morgan Securities Inc......................................     60,000
   Morgan Stanley & Co. Incorporated...............................     60,000
   Robertson, Stephens & Company LLC...............................     60,000
   UBS Securities LLC..............................................     60,000
   Wasserstein Perella Securities, Inc.............................     60,000
   Adams, Harkness & Hill, Inc.....................................     30,000
   Branch, Cabell & Company........................................     30,000
   The Chicago Corporation.........................................     30,000
   Crowell, Weedon & Co............................................     30,000
   Gerard Klauer Mattison & Co., LLC...............................     30,000
   Interstate/Johnson Lane Corporation.............................     30,000
   C.L. King & Associates, Inc.....................................     30,000
   McDonald & Company Securities, Inc..............................     30,000
   Piper Jaffray Inc...............................................     30,000
   Punk, Ziegel & Knoell...........................................     30,000
   Raymond James & Associates, Inc.................................     30,000
   Soundview Financial Group.......................................     30,000
   Stephens Inc....................................................     30,000
                                                                     ---------
       Total.......................................................  3,000,000
                                                                     =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers at such price less a concession not in excess of $0.35 per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for up to 30 days after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 3,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Company, the Company's executive officers and directors, and certain other stockholders and optionholders of the Company have entered into agreements pursuant to which they have severally agreed that, without the prior written consent of Cowen & Company, they will not offer, sell, assign, transfer, encumber, contract to sell, grant an option, right or warrant to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into, derivative of or exercisable or exchangeable for Common Stock for 180 days commencing on the date of this Prospectus, except for shares of Common Stock purchased in this offering or in the public market pursuant to brokers' transactions. Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares from the restrictions imposed by such agreements. Cowen & Company has advised the Company that it has no present intention of releasing any of the Company's stockholders or optionholders from such lock-up agreements until the expiration of such 180-day period. See "Shares Eligible for Future Sale."

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of five percent of the shares offered hereby to any account over which they exercise discretionary authority.

  Based on securities outstanding as of October 10, 1996, it is expected that after the closing of this offering the holders of 5,844,974 Restricted Shares (plus 294,044 shares of Common Stock issuable upon exercise of outstanding options) will have the right to cause the Company to register the sale of such shares under the Securities Act. If such holders exercise their registration rights, they will be able to sell the registered shares in the public market upon the effectiveness of the registration statement covering such shares. See "Description of Capital Stock--Registration Rights."

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiation between the Company and the Representatives. Among the factors considered in such negotiations were the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization and stage of development of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company by Foley, Hoag & Eliot llp, Boston, Massachusetts. Mark L. Johnson, a partner at Foley, Hoag & Eliot llp, is the Secretary of the Company. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Boston, Massachusetts.

                                    EXPERTS

  The Consolidated Financial Statements of the Company as of December 31, 1995, and for the nine months ended December 31, 1994 and the year ended December 31, 1995, appearing in this Prospectus and Registration Statement, and the Consolidated Financial Statements of About Software Corporation S.A. for the nine months ended December 31, 1994 and the ten months ended October 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                        CHANGE IN INDEPENDENT AUDITORS

  On March 28, 1996, ASC appointed Ernst & Young Audit as the independent auditor of certain financial statements to be submitted to the Company for group reporting purposes. Ernst & Young Audit serves simultaneously with ASC's local statutory auditor, who serves until the expiration of his six-year appointment. This co-appointment of independent auditors was recommended by the board of directors of ASC. Ernst & Young Audit audited the financial statements of ASC for the nine months ended December 31, 1994 and the ten months ended October 31, 1995 and its report on such financial statements, which were prepared in accordance with generally accepted accounting principles in the United States, is included elsewhere in this Prospectus.

  ASC's statutory auditor did not audit the financial statements of ASC included elsewhere in this Prospectus and, accordingly, did not issue any report on such statements. ASC's statutory auditor reported on the statutory financial statements of ASC as of December 31, 1994 and 1995 and for the years then ended, which were prepared in accordance with generally accepted accounting practice in France (and not the United States). Neither ASC's statutory financial statements nor the statutory auditor's reports thereon are included herein. Such reports contained no adverse opinion or disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Since January 1, 1994, there have been no disagreements between ASC and its statutory auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to such auditor's satisfaction, would have caused him to make reference to the subject matter of the disagreement in connection with his reports.

  Prior to retaining Ernst & Young Audit as independent auditors for group reporting purposes, ASC had not consulted with Ernst & Young Audit regarding accounting principles, the type of audit opinion that might have been rendered on ASC's financial statements, or any matter that was the subject of discussion with ASC's statutory auditor.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies also may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

WHITE PINE SOFTWARE, INC. AND SUBSIDIARY:

  Report of Independent Auditors..........................................  F-2
  Consolidated Balance Sheet as of December 31, 1995......................  F-3
  Consolidated Statements of Operations for the nine months ended December
   31, 1994 and the year ended December 31, 1995..........................  F-4
  Consolidated Statements of Stockholders' Equity for the nine months ended December 31, 1994 and the year ended December 31, 1995...........  F-5
  Consolidated Statements of Cash Flows for the nine months ended December
   31, 1994 and the year ended December 31, 1995..........................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
WHITE PINE SOFTWARE, INC. AND SUBSIDIARY (UNAUDITED):
  Unaudited Condensed Consolidated Balance Sheet as of June 30, 1996...... F-15
  Unaudited Condensed Consolidated Statements of Operations for the six
   months ended June 30, 1995 and 1996.................................... F-16
  Unaudited Condensed Consolidated Statements of Cash Flows for the six
   months ended June 30, 1995 and 1996.................................... F-17
  Notes to Unaudited Condensed Consolidated Financial Statements.......... F-18
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS:
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the year ended December 31, 1995....................................... F-20
ABOUT SOFTWARE CORPORATION S.A. AND SUBSIDIARY:
  Report of Independent Auditors.......................................... F-21
  Consolidated Statements of Operations for the nine months ended December
   31, 1994 and the ten months ended October 31, 1995..................... F-22
  Consolidated Statements of Stockholders' Equity (Deficit) for the nine months ended December 31, 1994 and the ten months ended October 31,
   1995................................................................... F-23
  Consolidated Statements of Cash Flows for the nine months ended December
   31, 1994 and the ten months ended October 31, 1995..................... F-24
  Notes to Consolidated Financial Statements.............................. F-25

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
White Pine Software, Inc.

  We have audited the accompanying consolidated balance sheet of White Pine Software, Inc. and subsidiary as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the nine months ended December 31, 1994 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of White Pine Software, Inc. and subsidiary at December 31, 1995, and the consolidated results of their operations and their cash flows for the nine months ended December 31, 1994 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

June 28, 1996, except for
Note 3 as to which
the date is July 31, 1996

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                                     DECEMBER
                                                                     31, 1995
                                                                    -----------
ASSETS (NOTE 3)
Current assets:
 Cash and cash equivalents......................................... $ 1,773,855
 Accounts receivable, less allowance of $116,449...................   1,438,528
 Inventories.......................................................     178,546
 Prepaid expenses..................................................     149,607
 Other current assets..............................................      19,210
                                                                    -----------
    Total current assets...........................................   3,559,746
Property and equipment:
 Computer equipment................................................   1,429,560
 Furniture and fixtures............................................     371,189
 Software..........................................................     330,972
 Equipment.........................................................     105,204
 Leasehold improvements............................................      25,175
                                                                    -----------
                                                                      2,262,100
 Accumulated depreciation and amortization.........................  (1,648,839)
                                                                    -----------
                                                                        613,261
Other assets:
 Third-party licenses, less accumulated amortization of $241,529...     765,983
 Goodwill, less accumulated amortization of $39,750................   1,152,768
 Other assets......................................................     345,650
                                                                    -----------
                                                                      2,264,401
                                                                    -----------
Total assets....................................................... $ 6,437,408
                                                                    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.................................................. $   465,924
 Accrued expenses and other accrued liabilities (Note 4)...........   1,648,260
 Deferred revenue..................................................     445,786
 Current portion of long-term debt (Note 3)........................     217,986
                                                                    -----------
    Total current liabilities......................................   2,777,956
Long-term debt, less current portion (Note 3)......................     385,017
Long-term portion of accrued third-party licenses..................     494,074
Commitments (Note 7)
Stockholders' equity (Notes 8 and 9):
 Common stock, $.01 par value:
  Authorized shares--7,500,000
  Issued and outstanding shares--5,589,764.........................      55,898
 Additional paid-in capital........................................  12,637,430
 Accumulated deficit...............................................  (9,974,900)
 Currency translation adjustments..................................      61,933
                                                                    -----------
    Total stockholders' equity.....................................   2,780,361
                                                                    -----------
Total liabilities and stockholders' equity......................... $ 6,437,408
                                                                    ===========

                            See accompanying notes.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 NINE MONTHS ENDED  YEAR ENDED
                                                   DECEMBER 31,    DECEMBER 31,
                                                       1994            1995
                                                 ----------------- ------------
Revenue:
 Software license fees..........................    $4,364,458     $ 6,017,710
 Services and other.............................       600,304       1,166,035
                                                    ----------     -----------
    Total revenue...............................     4,964,762       7,183,745
Cost of revenue.................................       654,996       1,247,094
                                                    ----------     -----------
Gross profit....................................     4,309,766       5,936,651
Operating expenses:
 Sales and marketing............................     1,636,786       2,516,604
 Research and development.......................     1,301,259       1,865,830
 General and administrative.....................     1,105,620       2,000,521
 Write-off of purchased research and development
  costs (Note 2)................................           --        3,200,000
                                                    ----------     -----------
    Total operating expenses....................     4,043,665       9,582,955
                                                    ----------     -----------
Income (loss) from operations...................       266,101      (3,646,304)
Other income (expense):
 Interest income................................        65,785          82,212
 Other, net.....................................        79,809          68,131
                                                    ----------     -----------
                                                       145,594         150,343
                                                    ----------     -----------
Income (loss) before provision for income tax-
 es.............................................       411,695      (3,495,961)
Provision for income taxes (Note 5).............        18,000          30,024
                                                    ----------     -----------
Net income (loss)...............................    $  393,695     $(3,525,985)
                                                    ==========     ===========
Net income (loss) per common and common equiva-
 lent share.....................................    $      .06     $      (.65)
                                                    ==========     ===========
Weighted average number of common and common
 equivalent shares outstanding..................     6,084,775       5,450,884
                                                    ==========     ===========


                            See accompanying notes.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              COMMON STOCK       ADDITIONAL                 CURRENCY       TOTAL
                          ----------------------   PAID-IN    ACCUMULATED  TRANSLATION STOCKHOLDERS'
                            SHARES     PAR VALUE   CAPITAL      DEFICIT    ADJUSTMENT     EQUITY
                          -----------  --------- -----------  -----------  ----------- -------------
Balances at April 1,
 1994, as previously
 reported...............   29,946,898   $29,947  $ 8,644,919  $(6,787,058)       --     $1,887,808
 Adjustment in
  connection with a
  business combination
  accounted for as a
  pooling-of-interests
  (Note 2)..............    5,958,400     5,958       28,258      (55,552)                 (21,336)
                          -----------   -------  -----------  -----------    -------    ----------
Balances at April 1,
 1994, as restated......   35,905,298    35,905    8,673,177   (6,842,610)       --      1,866,472
 Net income.............                                          393,695                  393,695
 Common Stock issued
  upon exercise of stock
  options (Note 8)......        4,167         4          414                                   418
 Repurchase and
  cancellation of 50,000
  shares of Common
  Stock.................      (50,000)      (50)      (4,950)                               (5,000)
                          -----------   -------  -----------  -----------    -------    ----------
Balances at December 31,
 1994...................   35,859,465    35,859    8,668,641   (6,448,915)       --      2,255,585
 Net loss...............                                       (3,525,985)              (3,525,985)
 Adjustment for one-for-
  ten reverse stock
  split (Note 9)........  (32,273,518)      --           --
 Common stock issued in
  connection with a
  business combination
  accounted for as a
  purchase (Note 2).....    1,990,956    19,910    3,962,002                             3,981,912
 Common stock issued
  upon exercise of stock
  options (Note 8)......       12,861       129        6,787                                 6,913
 Currency translation
  adjustment............                                                     $61,933        61,933
                          -----------   -------  -----------  -----------    -------    ----------
Balances at December 31,
 1995...................    5,589,764   $55,898  $12,637,430  $(9,974,900)   $61,933    $2,780,361
                          ===========   =======  ===========  ===========    =======    ==========

                            See accompanying notes.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    NINE MONTHS
                                                       ENDED      YEAR ENDED
                                                    DECEMBER 31, DECEMBER 31,
                                                        1994         1995
                                                    ------------ ------------
OPERATING ACTIVITIES
Net income (loss)....................................  $  393,695  $(3,525,985)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Depreciation and amortization......................     181,700      550,731
  Write-off of purchased research and development
   costs.............................................         --     3,200,000
  Other..............................................     (34,066)     (48,316)
  Changes in operating assets and liabilities:
   Accounts receivable...............................    (246,425)      64,435
   Inventories.......................................     (52,132)       9,730
   Prepaid expenses..................................     (84,906)      45,161
   Other assets......................................      19,994      (35,623)
   Accounts payable..................................     (44,321)     148,170
   Accrued expenses and other accrued liabilities....    (312,815)     211,369
   Deferred revenue..................................      46,701       22,149
                                                       ----------  -----------
     Net cash provided by (used in) operating
      activities.....................................    (132,575)     641,821
INVESTING ACTIVITIES
Purchase of property and equipment, net..............    (184,696)    (329,510)
Purchase of third party licenses, net................         --      (377,438)
Acquisition costs incurred in a business combination
 accounted for as a purchase.........................         --      (175,000)
Cash acquired in a business combination accounted for
 as a purchase.......................................         --       117,532
Other................................................     (20,181)     (73,095)
                                                       ----------  -----------
     Net cash used in investing activities...........    (204,877)    (837,511)
FINANCING ACTIVITIES
Proceeds from long-term debt.........................         --        53,000
Principal payments on long-term debt.................     (55,118)     (23,336)
Proceeds from exercise of stock options..............         418        6,916
Repurchase of Common Stock...........................      (5,000)         --
                                                       ----------  -----------
     Net cash provided by (used in) financing
      activities.....................................     (59,700)      36,580
Currency translation effect on cash and cash
 equivalents.........................................         --        61,933
                                                       ----------  -----------
Net decrease in cash and cash equivalents............    (397,152)     (97,177)
Cash and cash equivalents at beginning of period.....   2,268,184    1,871,032
                                                       ----------  -----------
Cash and cash equivalents at end of period...........  $1,871,032  $ 1,773,855
                                                       ==========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest...............................  $      299  $     8,713
                                                       ==========  ===========
Cash paid for taxes..................................  $    2,763  $    18,596
                                                       ==========  ===========

                            See accompanying notes.

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. ACCOUNTING POLICIES

 Nature of Business

  White Pine Software, Inc. (the Company) develops, markets and supports multiplatform desktop connectivity software that facilitates worldwide video and audio communication and data collaboration across the Internet, intranets and other networks. The Company's desktop videoconferencing software products allow users to participate in real-time, multipoint videoconferences over the Internet and intranets. The Company also offers desktop X Windows and terminal emulation software. The Company's customers include businesses, government organizations, educational institutions and individual consumers. The Company markets and sells its products in the United States, Europe and the Pacific Rim through distributors, a combination of strategic partners and OEMs, and its direct sales organization, as well as over the Internet. The Company, formerly known as Visual International, Inc., was incorporated in April 1992.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned foreign subsidiary, About Software Corporation, S.A.
(ASC), and ASC's wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Fiscal Year

  Effective April 1, 1994, the Company changed its fiscal year end from March 31 to December 31.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Cash and cash equivalents include cash on deposit in checking accounts, commercial paper, and certificates-of-deposit. These cash and cash equivalents are maintained with high credit quality financial institutions.

  To date, accounts receivable have been primarily derived from revenue earned from customers located in the United States. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company maintains reserves for potential credit losses; historically, such losses have not been material and have been within management's expectations. At December 31, 1995, one customer accounted for approximately 14% of accounts receivable.

  During the nine months ended December 31, 1994 and the year ended December 31, 1995, one customer accounted for approximately 21% and 16%, respectively, of the Company's total revenue.

  Included in the Company's balance sheet at December 31, 1995 are the assets of the Company's foreign subsidiary, ASC, of which approximately $663,000 of tangible assets are located in France.

  The Company's sales by geographic locations are summarized in the table below:

                                                       NINE MONTHS
                                                          ENDED      YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
     United States....................................  $4,404,000   $5,713,000
     Europe...........................................     312,000      976,000
     Pacific Rim......................................     249,000      495,000
                                                        ----------   ----------
                                                        $4,965,000   $7,184,000
                                                        ==========   ==========

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

1. ACCOUNTING POLICIES (CONTINUED)

 Fair Value of Financial Instruments

  The carrying amount of the Company's financial instruments, including accounts receivable and long-term debt, approximates fair value.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market.

 Property and Equipment

  Property and equipment are stated at cost and are being depreciated using the straight-line and accelerated methods over the estimated useful lives of two to seven years. Leasehold improvements are stated at cost and are being amortized over the lesser of the term of the lease or the estimated useful life of the asset.

 Third-Party Licenses

  The cost of agreements entered into with third parties for the right to use the third parties' technology in the Company's products is amortized on a straight-line basis over the lives of the agreements.

 Income Taxes

  Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Revenue Recognition

  Software License Fees:

  The Company recognizes software license fee revenue in accordance with the provisions of AICPA Statement of Position No. 91-1, Software Revenue Recognition. Software license fees represent revenue derived from the license of the Company's proprietary software. License revenue is typically recognized upon shipment, net of allowances for estimated future returns. However, license revenue under certain license agreements is recognized upon fulfillment of contractual obligations based upon achievement of specified milestones, which may include delivery, installation, and final acceptance.

  Services and Other:

  Maintenance is recognized ratably over the term of the agreement. Professional and technical service revenue is recognized as the services are performed.

 Research and Development

  Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a commercially viable working model. Costs incurred by the Company between completion of the commercially viable working model and the point at which the product is ready for general release have been capitalized. Such amounts, approximating $250,000, are included in other assets and are being amortized over a three-year period; these amounts are principally attributable to the Company's acquisition of ASC.

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

1. ACCOUNTING POLICIES (CONTINUED)

 Foreign Currency Translation

  The financial statements of the Company's foreign subsidiary have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. All balance sheet amounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using average exchange rates. The gains and losses resulting from the changes in exchange rates from the date of acquisition (see Note 2) to December 31, 1995 have been reported separately as a component of stockholders' equity.

  The aggregate transaction gains and losses were insignificant for all periods presented.

 Advertising Costs

  All costs related to advertising the Company's products are expensed in the period incurred. Amounts charged to expense were $314,000 and $518,000 during the nine months ended December 31, 1994 and the year ended December 31, 1995, respectively.

 Net Income (Loss) Per Common and Common Equivalent Share

  Net income (loss) per common and common equivalent share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares outstanding during the period. All shares, options and warrants issued within 12 months of the filing date are treated as if they were outstanding for all periods presented using the treasury stock method (assumed initial public offering price of $9.00 per share). Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants using the treasury stock method.

 Stock Based Compensation

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Statement No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for options granted.

 Recent Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which establishes criteria for the recognition and measurement of impairment loss associated with long-lived assets. The Company will be required to adopt this standard in the first quarter of 1996. Based on the Company's initial evaluation, adoption is not expected to have a material impact on the Company's financial position or results of operations.

 Reclassifications

  Certain amounts for the nine months ended December 31, 1994 have been reclassified to conform to the 1995 presentation.

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

2. BUSINESS COMBINATIONS

  On November 1, 1995, the Company acquired all of the outstanding common stock of ASC, a French developer of connectivity software, and its wholly-owned subsidiary, About Software Corporation, a California corporation. The acquisition was made with the issuance of 1,990,956 shares of the Company's common stock, valued at $2.00 per share (exclusive of approximately $175,000 of acquisition costs). Approximately 10% of the shares issued are being held in escrow pursuant to the terms of the Acquisition Agreement.

  The acquisition has been accounted for using the purchase method of accounting and, accordingly, the results of operations of ASC are included in the financial statements since the date of acquisition. In connection with the acquisition, the Company acquired assets with a fair market value of approximately $4,234,000 and assumed liabilities of approximately $1,270,000. Included in assets acquired is purchased research and development costs ("in-process technology") with a fair value of approximately $3,200,000, which was charged to income upon consummation of the acquisition, due to a determination that there was no future value to the Company. The excess of the purchase price over the fair market value of net assets acquired of approximately $1,193,000 has been allocated to goodwill and is being amortized on a straight-line basis over 5 years.

  The following unaudited pro forma information presents a summary of operating results of the Company and ASC as if the acquisition had been made as of April 1, 1994:

                                                     NINE MONTHS
                                                        ENDED      YEAR ENDED
                                                     DECEMBER 31, DECEMBER 31,
                                                         1994         1995
                                                     ------------ ------------
   Pro forma revenue................................  $6,296,000  $ 9,227,000
   Pro forma net loss...............................  $ (566,000) $(1,171,000)
   Pro forma net loss per common and common
    equivalent share................................  $     (.09) $      (.21)

  These pro forma results are for illustrative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and other intangible assets. They do not purport to be indicative of the actual operating results which would have occurred had the transaction been consummated as of those earlier dates, nor are they indicative of results of operations which may occur in the future.

  On April 1, 1994, the Company acquired all of the outstanding common stock of Grafpoint, a developer of connectivity software, in exchange for 595,840 shares of the Company's common stock, in a business combination accounted for as a pooling-of-interests.

3. INDEBTEDNESS

 Line-of-Credit

  The Company has a line-of-credit with a financial institution which provides for maximum available borrowings of $1,000,000. Interest on the line is payable monthly at the bank's prime rate plus .5% (9% at December 31, 1995). Borrowings under the line are due on demand and are secured by substantially all assets of the Company, including a $515,000 certificate-of-deposit. This agreement expires on September 30, 1996. At December 31, 1995, there were no amounts outstanding under the line-of-credit.

  The line-of-credit agreement contains various restrictive covenants, the most significant of which include the maintenance of a minimum net worth, a maximum ratio of total liabilities to tangible net worth, a minimum ratio of current assets to current liabilities, and profitability on a rolling three-month basis. At December 31, 1995, the Company was not in compliance with the minimum ratio of current assets to current liabilities and the profitability covenant. On July 31, 1996, the Company obtained a waiver from the financial institution for both of these covenants through September 30, 1996.

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

3. INDEBTEDNESS (CONTINUED)

 Long-term Debt

   Secured term bank loans, due in monthly installments of $615 to
    $7,237, which includes interest ranging from 7.25% to 11.55%, with final installments due from March 1998 to October 1998............  $344,155
   Secured, non-interest bearing, term bank loan from a foreign governmental agency, due in annual installments of $48,381, with
    the final installment due in September 1999.......................   179,596
   Note payable, due in monthly installments of $883 plus interest at
    9.5%, with remaining balances due August 2000.....................    49,467
   Other..............................................................    29,785
                                                                        --------
                                                                         603,003
   Less current portion...............................................   217,986
                                                                        --------
                                                                        $385,017
                                                                        ========

Aggregate maturities on long-term debt for the next five years are as follows:

   1996................................................................ $217,986
   1997................................................................  195,997
   1998................................................................  136,899
   1999................................................................   45,053
   2000................................................................    7,068
                                                                        --------
                                                                        $603,003
                                                                        ========

  Total interest expense for the nine months ended December 31, 1994 and year ended December 31, 1995 was approximately $0 and $7,000, respectively, and is included in other expense.

4. ACCRUED EXPENSES AND OTHER ACCRUED LIABILITIES

  Accrued expenses and other accrued liabilities consisted of the following at December 31, 1995:

      Accrued compensation expense and related benefits............. $  684,328
      Pending litigation............................................    292,907
      Third-party licenses..........................................    136,000
      Accrued acquisition costs.....................................    125,119
      Other accruals................................................    409,906
                                                                     ----------
                                                                     $1,648,260
                                                                     ==========

  The Company is a co-defendant in various lawsuits filed in federal and state courts in New York. The lawsuits seek damages for alleged injuries sustained while using products which the plaintiffs assert were designed and manufactured by a predecessor of the Company. Although the Company is defending these claims, exposure is partially limited by insurance and indemnification by the primary contractor. While management believes that losses from these claims are not probable (as defined for purposes of Statement of Financial Accounting Standards No. 5), it has established an accrual of approximately $293,000 for legal fees and potential losses which could arise from such claims. The actual amount of such losses may range from $0 to $8,250,000, which represents the sum of the damages sought by the plaintiffs in such lawsuits.

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

5. INCOME TAXES

  Included in the accompanying balance sheet are the following deferred tax balances as of December 31, 1995:

         Deferred tax assets....................... $ 2,700,000
         Valuation allowance for deferred tax as-
          sets.....................................  (2,700,000)
                                                    -----------
                                                            --
         Deferred tax liabilities..................         --
                                                    -----------
         Net deferred tax asset.................... $       --
                                                    ===========

5. INCOME TAXES (CONTINUED)

  Deferred tax assets consist primarily of net operating and capital loss carryforwards and accrued liabilities.

  The Company recorded a valuation allowance of $2,700,000 against its deferred tax assets since it is believed to be more likely than not that the net operating loss carryforwards and other temporary differences will not provide a future tax benefit.

  At December 31, 1995, the Company has cumulative federal net operating loss carryforwards of approximately $5,700,000 for income tax purposes. The availability of the net operating loss carryforwards to offset future taxable income is subject to significant annual limitations. The amount available for fiscal 1996 to reduce future federal income taxes payable is limited to approximately $480,000. The loss carryforwards will expire at various dates beginning in 1996.

6. PROFIT SHARING PLAN

  The Company has a Profit Sharing Plan (the "Plan") under Section 401(k) of the Internal Revenue Code for all employees meeting age and service requirements. Eligible employees may elect to contribute up to 16% of their compensation, subject to limitations established by the Internal Revenue Code. The Company may elect to contribute a discretionary amount to the Plan which would be allocated to the employees based upon the employees' contributions to the Plan. There have been no discretionary contributions to date.

7. LEASE COMMITMENTS

 Operating Leases

  The Company leases its office facilities under various operating leases expiring at various times through fiscal 1998.

  Future minimum annual rental commitments under the lease agreements for the years ending December 31 are as follows:

         1996.......................................... $332,416
         1997..........................................   47,550
         1998..........................................   25,685
                                                        --------
                                                        $405,651
                                                        ========

  Total rent expense for the nine months ended December 31, 1994 and the year ended December 31, 1995 was approximately $200,000 and $292,000, respectively, and is included in general and administrative expenses.

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

8. STOCKHOLDERS' EQUITY

 Stock Option Plan

  The Company has various stock option plans which provide for the issuance of incentive and non-qualified stock options. The Board of Directors, which administers the plans, has the authority to determine to whom options may be granted, period of exercise, the option price at the date of grant, and what other restrictions, if any, should apply. In connection with the acquisition of ASC on November 1, 1995, the Board of Directors increased the number of authorized shares reserved under the plans to 970,000 shares and granted 104,500 options to certain ASC employees. The options provide for vesting schedules and allow for special vesting opportunities in the case of job loss due to merger activities.

  Information with respect to the plans is summarized as follows:

                                                          NUMBER OF OPTION PRICE
                                                           SHARES    PER SHARE
                                                          --------- ------------
   Balance at April 1, 1994..............................  383,342  $ .50--1.00
     Granted.............................................  338,664   1.00--1.50
     Exercised...........................................     (417)     1.00
     Cancelled...........................................      --
                                                           -------
   Balance at December 31, 1994..........................  721,589    .50--1.50
     Granted.............................................  207,548   1.50--2.00
     Exercised...........................................  (12,861)   .50--1.50
     Cancelled...........................................  (33,527)   .50--1.50
                                                           -------
   Balance at December 31, 1995..........................  882,749    .50--2.00
                                                           =======

  Options to purchase 630,964 shares were exercisable at December 31, 1995.

 Warrants

  In June 1995, in connection with the execution of an exclusive software license, the Company became obligated to issue a warrant to purchase 20,000 shares of Common Stock at an exercise price of $3.00 per share. The warrant has an expiration date which is the earlier of June 1, 1999, or the closing date of the Company's initial public offering.

9. SUBSEQUENT EVENTS

 Recapitalization

  In September 1995, the Company's Board of Directors declared a one-for-ten reverse stock split of the Company's Common Stock that became effective March 18, 1996. All per share amounts and number of shares in the accompanying financial statements have been retroactively adjusted to reflect the reverse stock split.

  On February 29, 1996, the Board of Directors and the stockholders approved an amendment to the Company's charter to authorize 500,000 shares of $5.83 par value common stock and to decrease the number of authorized shares of $.01 par value common stock to 7,500,000 shares. The $5.83 par value common stock carries liquidation preferences, antidilutive protection and redeemable rights over the Company's $.01 par value common stock. Each share of $5.83 par value common stock will automatically convert into one share of common stock on the closing date of the Company's initial public offering.

 Stock Purchase Agreements

  On March 19, 1996, the Company entered into a Stock Purchase Agreement with certain investors whereby, for consideration of $2,000,000, the Company issued 343,053 shares of $5.83 par value common stock.

  On April 17, 1996, the Company entered into a Stock Purchase Agreement with an additional investor whereby, for consideration of $300,000, the Company issued 51,458 shares of $5.83 par value common stock.

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

9. SUBSEQUENT EVENTS (CONTINUED)

 Office Lease

  On May 15, 1996, the Company entered into an operating lease for office space to be utilized as its corporate headquarters. In connection with the execution of this operating lease, the Company arranged for the termination of its prior lease agreement (see Note 7) effective October 31, 1996. Future minimum annual rental commitments under the new lease agreement for the years ending December 31 are as follows:

         1996.......................................... $ 31,086
         1997..........................................  112,403
         1998..........................................  117,974
         1999..........................................  130,454
         2000..........................................  142,933
                                                        --------
                                                        $534,850
                                                        ========

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                  JUNE 30, 1996
                                                                  -------------
ASSETS
Current assets:
 Cash and cash equivalents....................................... $  2,031,321
 Accounts receivable, less allowance of $242,233.................    1,636,076
 Inventories.....................................................      142,743
 Prepaid expenses................................................      468,975
 Other current assets............................................       10,204
                                                                  ------------
  Total current assets...........................................    4,289,319
Property and equipment:
 Computer equipment..............................................    1,692,728
 Furniture and fixtures..........................................      398,587
 Software........................................................      351,871
 Equipment.......................................................      108,287
 Leasehold improvements..........................................       26,297
                                                                  ------------
                                                                     2,577,770
 Accumulated depreciation and amortization.......................   (1,861,796)
                                                                  ------------
                                                                       715,974
Other assets:
 Third-party licenses, less accumulated amortization of
  $496,498.......................................................      585,975
 Goodwill, less accumulated amortization of $159,005.............    1,033,513
 Other assets....................................................      385,292
                                                                  ------------
                                                                     2,004,780
                                                                  ------------
Total assets..................................................... $  7,010,073
                                                                  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable................................................ $    544,063
 Accrued expenses and other accrued liabilities..................    1,531,270
 Deferred revenue................................................      898,634
 Current portion of long-term debt...............................      190,219
                                                                  ------------
  Total current liabilities......................................    3,164,186
Long-term debt, less current portion.............................      311,642
Long-term portion of accrued third-party licenses................      366,358
Stockholders' equity:
 Common stock, $.01 par value:
  Authorized shares--7,500,000
  Issued and outstanding shares--5,591,810.......................       55,918
 Common stock, $5.83 par value:
  Authorized shares--500,000
  Issued and outstanding shares--394,511.........................    2,300,000
 Additional paid-in capital......................................   12,576,671
 Accumulated deficit.............................................  (11,863,066)
 Currency translation adjustments................................       98,364
                                                                  ------------
  Total stockholders' equity.....................................    3,167,887
                                                                  ------------
Total liabilities and stockholders' equity....................... $  7,010,073
                                                                  ============

                            See accompanying notes.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                       SIX MONTHS SIX MONTHS
                                                         ENDED       ENDED
                                                        JUNE 30,   JUNE 30,
                                                          1995       1996
                                                       ---------- -----------
Revenue:
 Software license fees................................ $2,914,361 $ 4,304,595
 Services and other...................................    510,810     555,607
                                                       ---------- -----------
  Total revenue.......................................  3,425,171   4,860,202
Cost of revenue.......................................    414,524     920,838
                                                       ---------- -----------
Gross profit..........................................  3,010,647   3,939,364
Operating expenses:
 Sales and marketing..................................  1,173,257   2,810,316
 Research and development.............................    920,299   1,700,844
 General and administrative...........................    750,755   1,283,428
                                                       ---------- -----------
  Total operating expenses............................  2,844,311   5,794,588
                                                       ---------- -----------
Loss from operations..................................    166,336  (1,855,224)
Other income (expense):
 Interest income......................................     44,539      43,269
 Other, net...........................................     27,515     (20,546)
                                                       ---------- -----------
                                                           72,054      22,723
                                                       ---------- -----------
Income (loss) before provision for income taxes.......    238,390  (1,832,501)
Provision for income taxes............................     12,351      55,665
                                                       ---------- -----------
Net income (loss)..................................... $  226,039 $(1,888,166)
                                                       ========== ===========
Net income (loss) per common and common equivalent
 share................................................ $      .04 $      (.32)
                                                       ========== ===========
Weighted average number of common and common
 equivalent shares outstanding........................  6,118,327   5,901,050
                                                       ========== ===========


                            See accompanying notes.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                      SIX MONTHS  SIX MONTHS
                                                        ENDED        ENDED
                                                       JUNE 30,    JUNE 30,
                                                         1995        1996
                                                      ----------  -----------
OPERATING ACTIVITIES
Net income (loss).................................... $  226,039  $(1,888,166)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Depreciation and amortization......................     98,043      576,519
  Changes in operating assets and liabilities:
   Accounts receivable...............................   (164,546)    (243,139)
   Inventories.......................................    (32,183)      36,207
   Prepaid expenses..................................     (6,817)    (291,187)
   Other assets......................................        --       (87,625)
   Accounts payable..................................    (82,960)      70,550
   Accrued expenses and other accrued liabilities....   (140,971)    (207,992)
   Deferred revenue..................................     30,545      458,132
                                                      ----------  -----------
     Net cash provided by (used in) operating activi-
      ties...........................................     93,070   (1,576,701)
INVESTING ACTIVITIES
Purchase of property and equipment, net..............   (328,016)    (303,494)
Purchase of third-party licenses, net................        --       (29,961)
Other................................................        --           --
                                                      ----------  -----------
     Net cash used in investing activities...........   (328,016)    (333,455)
FINANCING ACTIVITIES
Proceeds from long-term debt.........................        --        22,722
Principal payments on long-term debt.................        --       (95,973)
Proceeds from sale of common stock, net..............        692    2,239,261
                                                      ----------  -----------
     Net cash provided by financing activities.......        692    2,166,010
Currency translation effect on cash and
 cash/equivalents....................................        --         1,612
                                                      ----------  -----------
Net increase (decrease) in cash and cash equiva-
 lents...............................................   (234,254)     257,466
Cash and cash equivalents at beginning of period.....  1,871,032    1,773,855
                                                      ----------  -----------
Cash and cash equivalents at end of period........... $1,636,778  $ 2,031,321
                                                      ==========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest...............................      1,451  $    19,222
                                                      ==========  ===========
Cash paid for taxes.................................. $   22,662  $    34,912
                                                      ==========  ===========

                            See accompanying notes.

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The information contained in these unaudited condensed consolidated financial statements is condensed from that which would appear in the Company's annual consolidated financial statements. Accordingly, the unaudited condensed consolidated financial statements included herein should be reviewed in conjunction with the consolidated financial statements and related notes included elsewhere in this Prospectus. The unaudited condensed consolidated financial statements as of June 30, 1995 and 1996 and for the six-month periods then ended include all adjustments (consisting of normal, recurring adjustments) considered necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of the results which may be expected for the entire year. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

  Net income (loss) per common and common equivalent share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares outstanding during the period. All shares, options and warrants issued within 12 months of the filing date are treated as if they were outstanding for all periods presented using the treasury stock method (assumed initial public offering price of $9.00 per share). Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants using the treasury stock method.

                   WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  The accompanying unaudited condensed consolidated pro forma statement of operations of White Pine Software, Inc. and Subsidiary (the Company) for the year ended December 31, 1995 is derived from the Company's historical statement of operations for that year, and gives pro forma effect to the acquisition of About Software Corporation S.A. and Subsidiary as if the acquisition occurred on January 1, 1995.

  The unaudited pro forma condensed consolidated statement of operations does not necessarily represent actual results that would have been achieved had the companies been together since January 1, 1995, nor may they be indicative of future operations. This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the companies' respective historical financial statements and notes thereto.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

                           WHITE PINE   ABOUT SOFTWARE
                         SOFTWARE, INC.   CORP. S.A.                 PRO FORMA
                         AND SUBSIDIARY AND SUBSIDIARY  COMBINED    ADJUSTMENTS      PRO FORMA
                         -------------- -------------- -----------  -----------     -----------
Revenue.................    7,183,745     2,043,413      9,227,158         --         9,227,158
Cost of revenue.........    1,247,094       226,444      1,473,538         --         1,473,538
                          -----------     ---------    -----------  ----------      -----------
Gross profit............    5,936,651     1,816,969      7,753,620         --         7,753,620
Operating expenses:
 Sales and marketing....    2,516,604       687,844      3,204,448         --         3,204,448
 Research and
  development...........    1,865,830       779,928      2,645,758  $   79,757 (1)    2,725,515
 General and
  administrative........    2,000,521     1,020,756      3,021,277     198,754 (2)    3,220,031
 Write-off of purchased
  research and
  development costs.....    3,200,000           --       3,200,000  (3,200,000)(3)          --
                          -----------     ---------    -----------  ----------      -----------
    Total operating
     expenses...........    9,582,955     2,488,528     12,071,483  (2,921,489)       9,149,994
                          -----------     ---------    -----------  ----------      -----------
Loss from operations....   (3,646,304)     (671,559)    (4,317,863)  2,921,489       (1,396,374)
Other income (expense):
 Interest income........       82,212       (51,732)        30,480         --            30,480
 Other, net.............       68,131       156,951        225,082         --           225,082
                          -----------     ---------    -----------  ----------      -----------
                              150,343       105,219        255,562         --           255,562
                          -----------     ---------    -----------  ----------      -----------
Loss before provision
 for income taxes.......   (3,495,961)     (566,340)    (4,062,301)  2,921,489       (1,140,812)
Provision for income
 taxes..................       30,024           --          30,024         --            30,024
                          -----------     ---------    -----------  ----------      -----------
Net loss................  $(3,525,985)    $(566,340)   $(4,092,325) $2,921,489      $(1,170,836)
                          ===========     =========    ===========  ==========      ===========

  The following is a summary of adjustments reflected in the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995:

(1) Represents the adjustment to give effect to a full year of capitalized software amortization.

(2) Represents the adjustment to give effect to a full year of goodwill amortization.

(3) Represents the one-time adjustment to reflect the write-off of purchased research and development costs.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
About Software Corporation S.A. and Subsidiary
 (formerly known as Advanced Software Concepts S.A.)

We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows of About Software Corporation S.A. and subsidiary for the nine months ended December 31, 1994 and the ten months ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of About Software Corporation S.A. and subsidiary for the nine months ended December 31, 1994 and for the ten months ended October 31, 1995 in conformity with generally accepted accounting principles.

ERNST & YOUNG Audit

/s/ Jacques Fournier

Jacques Fournier
Nice, FRANCE, July 26, 1996

                 ABOUT SOFTWARE CORPORATION S.A. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       NINE MONTHS  TEN MONTHS
                                                          ENDED        ENDED
                                                       DECEMBER 31, OCTOBER 31,
                                                           1994        1995
                                                       ------------ -----------
Revenue...............................................  $1,331,114  $2,043,413
Cost of revenue.......................................     150,362     226,444
                                                        ----------  ----------
Gross profit..........................................   1,180,752   1,816,969
Operating expenses:
 Sales and marketing..................................     591,719     687,844
 Research and development.............................     684,119     779,928
 General and administrative...........................     551,890   1,020,756
                                                        ----------  ----------
    Total operating expenses..........................   1,827,728   2,488,528
                                                        ----------  ----------
Loss from operations..................................    (646,976)   (671,559)
Other income (expense):
 Interest expense.....................................     (49,266)    (51,732)
 Other, net...........................................      70,747     156,951
                                                        ----------  ----------
                                                            21,481     105,219
                                                        ----------  ----------
Net loss..............................................  $ (625,495) $ (566,340)
                                                        ==========  ==========



                            See accompanying notes.

                 ABOUT SOFTWARE CORPORATION S.A. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                   COMMON STOCK   ADDITIONAL               CURRENCY        TOTAL
                                 ----------------  PAID-IN   ACCUMULATED  TRANSLATION  STOCKHOLDERS'
                                 SHARES PAR VALUE  CAPITAL     DEFICIT    ADJUSTMENT  EQUITY (DEFICIT)
                                 ------ --------- ---------- -----------  ----------- ----------------
Balances at April 1, 1994......  3,288  $597,113        --   $  (526,547)   $35,246      $ 105,812
 Net loss......................                                 (625,495)                 (625,495)
 Issuance of common stock......  1,724    30,192   $144,925                                175,117
 Currency translation
  adjustment...................                                               1,837          1,837
                                 -----  --------   --------  -----------    -------      ---------
Balances at December 31, 1994..  5,012   627,305    144,925   (1,152,042)    37,083       (342,729)
 Net loss......................                                 (566,340)                 (566,340)
 Conversion of long-term notes
  payable to common stock......  4,413    87,594    473,009                                560,603
 Currency translation
  adjustment...................                                              (3,088)        (3,088)
                                 -----  --------   --------  -----------    -------      ---------
Balances at October 31, 1995...  9,425  $714,899   $617,934  $(1,718,382)   $33,995      $(351,554)
                                 =====  ========   ========  ===========    =======      =========



                            See accompanying notes.

                 ABOUT SOFTWARE CORPORATION S.A. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      NINE MONTHS  TEN MONTHS
                                                         ENDED        ENDED
                                                      DECEMBER 31, OCTOBER 31,
                                                          1994        1995
                                                      ------------ -----------
OPERATING ACTIVITIES
Net loss.............................................  $(625,495)   $(566,340)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Depreciation and amortization......................    147,262      162,201
  Other..............................................     24,815       49,180
  Accrued interest on stockholder loan converted to
   equity............................................        --        14,921
  Changes in operating assets and liabilities:
   Accounts receivable...............................   (170,352)     150,503
   Inventories.......................................    (23,389)      20,692
   Prepaid expenses..................................      3,950        4,661
   Other assets......................................    (25,123)      32,691
   Accounts payable..................................     42,056       73,777
   Accrued expenses and other accrued liabilities....     95,717       (3,453)
   Deferred revenue..................................     99,559      132,774
                                                       ---------    ---------
     Net cash provided by (used in) operating
      activities.....................................   (431,000)      71,607
INVESTING ACTIVITIES
Purchase of property and equipment, net..............    (68,387)     (38,278)
Increase in capitalized software costs...............    (92,092)     (97,431)
Proceeds from sale of property and equipment.........     27,026          --
                                                       ---------    ---------
     Net cash used in investing activities...........   (133,453)    (135,709)
FINANCING ACTIVITIES
Proceeds from research and development loans.........    158,507          --
Proceeds from stockholder loans......................    111,359      220,333
Proceeds from long-term debt.........................        --       107,308
Principal payments on long-term debt.................    (51,694)    (163,921)
Proceeds from sale of common stock...................    175,117          --
                                                       ---------    ---------
     Net cash provided by financing activities.......    393,289      163,720
Currency translation effect on cash and cash
 equivalents.........................................      4,430          702
                                                       ---------    ---------
Net increase (decrease) in cash and cash
 equivalents.........................................   (166,734)     100,320
Cash and cash equivalents at beginning of period.....    184,010       17,276
                                                       ---------    ---------
Cash and cash equivalents at end of period...........  $  17,276    $ 117,596
                                                       =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest...............................  $  40,231    $  52,222
                                                       =========    =========
Non-cash items affecting financing activities:
Conversion of long-term notes payable to common
 stock...............................................  $ 560,603          --
                                                       =========    =========

                            See accompanying notes.

                ABOUT SOFTWARE CORPORATION S.A. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               OCTOBER 31, 1995

1. ACCOUNTING POLICIES

 Nature of Business

  About Software Corporation S.A. (the Company) develops and provides connectivity tools for enterprise-wide systems. The Company was founded in 1988 as a Societe A Responsabilite Limitee (S.A.R.L.) under the name Advanced Software Concepts S.A.R.L. and opened its U.S. headquarters in late 1993 in California. In 1992, the status of the Company was changed from an S.A.R.L. to a Societe Anonyme (S.A.). In June 1995, the Company changed its name to About Software Corporation S.A.

 Reporting Requirements

  The Company is incorporated in France. Under financial reporting standards applicable in France, the Company must maintain its financial statements in French francs and is not required to prepare consolidated financial statements.

  The amounts in these financial statements have been derived from the French franc financial statements, after allowing for the consolidation of its U.S. subsidiary company.

  Appropriate adjustments have been made, where necessary, to incorporate any significant measurement and reporting differences between French reporting requirements and generally accepted accounting principals in the United States of America (U.S.).

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, About Software Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Fiscal Year

  The Company's fiscal year end is December 31.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial investments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Cash and cash equivalents include cash on deposit in checking accounts.

                ABOUT SOFTWARE CORPORATION S.A. AND SUBSIDIARY

1. ACCOUNTING POLICIES (CONTINUED)

  To date, accounts receivable have been primarily derived from revenue earned from customers located in Europe and the U.S. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company maintains reserves for potential credit losses; historically, such losses have not been material and have been within management's expectations. At October 31, 1995, seven customers accounted for approximately 51.4% of accounts receivable.

  During the nine months ended December 31, 1994, two customers accounted for approximately 30.1% of the Company's total revenue and for the ten months ended October 31, 1995, one customer accounted for approximately 6.5% of the Company's total revenue.

 Fair Value of Financial Instruments

  The carrying amount of the Company's financial instruments, including accounts receivable and long-term debt, approximates fair value.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market.

 Property and Equipment

  Property and equipment are stated at cost and are being depreciated using the straight-line and accelerated methods over the estimated useful lives of one to ten years. Leasehold improvements are stated at cost and are being amortized over the lesser of the term of the lease or estimated useful life of the asset.

 Income Taxes

  Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Revenue Recognition

  Software License Fees:

  The Company recognizes revenue in accordance with the provisions of AICPA Statement of Position No. 91-1, Software Revenue Recognition. Software license fees represent revenue derived from the license of the Company's proprietary software. License revenue is typically recognized upon shipment, net of allowances for estimated future returns. However, license revenue under certain license agreements is recognized upon fulfillment of contractual obligations based upon achievement of specified milestones, which may include delivery, installation, and final acceptance.

  Services and Other:

  Maintenance is recognized ratably over the term of the agreement. Professional and technical service revenue is recognized as the services are performed.

 Research and Development

  Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to

                ABOUT SOFTWARE CORPORATION S.A. AND SUBSIDIARY

1. ACCOUNTING POLICIES (CONTINUED)

the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a commercially viable working model. Costs incurred by the Company between completion of the commercially viable working model and the point at which the product is ready for general release have been capitalized.

  Under French financial reporting standards, all development costs can be capitalized up until the point at which a product is available for commercial release, providing there is a reasonable chance of commercial success for the product being developed. This reporting standard is less stringent with regard to the capitalization of software development costs than that used in the U.S.

  Management estimates that in order to satisfy generally accepted accounting principles in the U.S., only 12.75% of such capitalizations made for French reporting purposes should be capitalized for U.S. reporting purposes. Accordingly, these financial statements reflect the appropriate adjustments to record capitalized software development costs at 12.75% of those capitalizations made for French financial reporting purposes.

  Such amounts are being amortized over a period of one to eight years.

 Foreign Currency Translation

  The financial statements of the Company are denominated in French francs and have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. Statement of operations amounts have been translated using average exchange rates. The gains and losses resulting from the changes in exchange rates have been reported separately as a component of stockholders' equity.

  The aggregate transaction gains and losses were insignificant for all periods presented.

 Recent Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which establishes criteria for the recognition and measurement of impairment loss associated with long-lived assets. The Company will be required to adopt this standard in the first quarter of 1996 for U.S. reporting purposes. Based on the Company's initial evaluation, adoption is not expected to have a material impact on the Company's financial position or results of operations.

2. INDEBTEDNESS

 Line-of-Credit

  The Company has a line-of-credit with a financial institution which provides for maximum available borrowings of $20,000 (100,000FF). Interest on the line is payable monthly at the bank's prime rate plus 4.6% (12.8% at October 31, 1995). Borrowings under the line are due on demand and are secured by all assets of the Company. At October 31, 1995, there were no amounts outstanding under the line-of-credit.

  The Company also had a temporary line-of-credit with a financial institution which provided for maximum available borrowings of $40,000 (200,000FF). Interest on the line was payable monthly at the bank's prime rate plus 4.6% (12.8% at October 31, 1995). Borrowings under the line were due on demand and were secured by all assets of the Company. This agreement expired November 15, 1995. At October 31, 1995, there were no amounts outstanding under the line-of-credit.

                ABOUT SOFTWARE CORPORATION S.A. AND SUBSIDIARY

2. INDEBTEDNESS (CONTINUED)

 Long-term Debt

   Secured term bank loans, due in monthly installments of $615 to
    $7,237, which includes interest ranging from 7.25% to 11.55%, with final installments due from March 1998 to October 1998............  $363,919
   Secured, non-interest bearing, term bank loan from a French governmental agency, due in annual installments of $48,381, with
    the final installment due in September 1999.......................   179,596
   Other..............................................................    29,785
                                                                        --------
                                                                         573,300
   Less current portion...............................................   214,912
                                                                        --------
                                                                        $358,388
                                                                        ========

  Total interest expense for the nine months ended December 31, 1994 and for the ten months ended October 31, 1995 was approximately $49,000 and $52,000, respectively.

3. INCOME TAXES

  Deferred income taxes reflect the tax effects of temporary differences between the financial statement basis and tax basis of the Company's assets and liabilities.

  The Company has no significant temporary differences, other than the accounting for capitalized software costs for French and U.S. reporting purposes and operating loss carryforwards, under French or U.S. taxation law which could give rise to deferred tax assets or liabilities.

  At October 31, 1995, the Company has cumulative net operating loss carryforwards of approximately $437,000 for French income tax purposes. The availability of the net operating loss carryforwards to offset future taxable income is subject to significant limitations. The loss carryforward will expire at various dates beginning in 1999. The Company also has approximately $150,000 of cumulative net operating losses for U.S. income tax purposes that expire at various dates beginning in 2004.

  No deferred tax asset has been recorded as it is believed to be more likely than not that there will be no future tax benefits from temporary differences.

4. LEASE COMMITMENTS

  The Company leases its office facilities under various operating leases expiring at various times through fiscal 1998.

  Future minimum annual rental commitments under the lease agreements for the periods ending December 31 are as follows:

   1995................................................................ $ 17,694
   1996................................................................   98,139
   1997................................................................   47,550
   1998................................................................   25,685
                                                                        --------
                                                                        $189,068
                                                                        ========

  Total rent expense for the nine months ended December 31, 1994 and the ten months ended October 31, 1995 was approximately $122,000 and $132,000, respectively.

                ABOUT SOFTWARE CORPORATION S.A. AND SUBSIDIARY

5. SUBSEQUENT EVENT

  On November 1, 1995, the Company was acquired by White Pine Software, Inc., a developer and distributor of desktop video conferencing software for the Internet and intranets, as well as X Windows and terminal emulation software. White Pine Software, Inc. is located in the U.S.

  The acquisition was effected by the issuance of 1,990,956 shares of White Pine Software, Inc.'s common stock to the shareholders of the Company.

[Graphic: Picture of North America and surrounding area]

[Graphic: White Pine Software, Inc. pine tree logo] White Pine

[Graphic: Personal computer monitor displaying Enhanced CU-SeeMe windows, together with digital camera]

[Graphic: Enhanced CU-SeeMe logo] Enhanced CU-SeeMe Desktop Videoconferencing

  White Pine's Enhanced CU-SeeMe provides a software solution for desktop videoconferencing over the Internet and intranets. Enhanced CU-SeeMe offers full-color video, audio, chat window and whiteboard group collaboration to businesses, educational institutions, government organizations and individuals around the world.

[Graphic: Personal computer monitor displaying eXodus windows]

[Graphic: eXodus logo] eXodus X Server Software

  White Pine's eXodus products provide a comprehensive line of desktop X Windows solutions that permit seamless interoperability between local and remote environments. eXodus incorporates an X server that enables Windows and Macintosh users to access and share applications on any UNIX, VMS or Windows NT host.

[Graphic: Personal computer monitor displaying 5PM screen]

[Graphic: 5PM logo] 5PM Terminal Emulation

  White Pine's 5PM products provide desktop terminal emulation solutions for enterprise legacy systems. 5PM enables Windows and Macintosh users to access data and applications residing on IBM mainframe, AS/400, UNIX, VAX and HP hosts.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              ------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  18
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  29
Management...............................................................  46
Certain Transactions.....................................................  52
Principal Stockholders...................................................  53
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  58
Underwriting.............................................................  60
Legal Matters............................................................  62
Experts..................................................................  62
Change in Independent Auditors...........................................  62
Additional Information...................................................  63
Index to Financial Statements............................................ F-1

                              ------------------

 UNTIL NOVEMBER 5, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEAL-ERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPEC-TUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


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                               3,000,000 SHARES

                        [WHITE PINE LOGO APPEARS HERE]

                                 COMMON STOCK

                              ------------------

                                  PROSPECTUS

                              ------------------

                                COWEN & COMPANY

                            OPPENHEIMER & CO., INC.

                            VOLPE, WELTY & COMPANY

                               October 11, 1996

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